Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETS (“[***]”), HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

dated as of December 21, 2023

among

ALLIANCE ENTERTAINMENT HOLDING CORPORATION,

as Parent and a Guarantor,

and

CERTAIN OF ITS SUBSIDIARIES from TIME-TO-TIME party hereto,

as Borrowers and/or Guarantors,

THE ENTITIES FROM TIME-TO-TIME PARTY HERETO,

as Lenders,

WHITE OAK COMMERCIAL FINANCE, LLC,

as Administrative Agent

and

as Collateral Agent

SCHEDULES

1.01	Fifth Third Equipment Lease Collateral
2.01	Schedule of Lenders; Commitments; Percentage Shares
4.01	Debt to be Repaid
5.05	Schedule of Certain Litigation
5.08	Schedule of Permitted Uses of Proceeds of Loans
5.09(b)	Schedule of Owned Real Property
5.09(c)	Schedule of Leased or Licensed Real Property
5.14	Schedule of Locations of Inventory and Equipment
5.15	Schedule of Intellectual Property
5.16	Schedule of Equity Interests Held by Loan Parties; Equity Interests in Loan Parties
5.17	Schedule of Insurance
5.19	Schedule of Certain Labor Issues
5.21	Schedule of Certain Material Contracts
6.01(p)	Physical Product Sales & Margin
6.01(q)	Inventory Reporting by Category & Type
6.12A	Schedule of Collateral Accounts and Excluded Accounts
6.12B	Deposit Account Information
6.19	Schedule of Post-Closing Covenants
7.01	Schedule of Certain Permitted Liens
7.02	Schedule of Certain Investments
7.03	Schedule of Certain Permitted Debt
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Compliance Certificate
B	Form of Joinder Agreement
C	Form of Assignment and Assumption Agreement
D	Form of Request for Loan
E-1 - E-4	Forms of U.S. Tax Compliance Certificate
F	Form of Borrowing Base Report
G	Form of Revolver Loan Note

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement dated as of December 21, 2023, is entered into by and among Alliance Entertainment Holding Corporation, a Delaware corporation (“Parent”), as a Guarantor, AENT Corporation, a Delaware corporation (“AENT”), Project Panther Acquisition Corporation, a Delaware corporation (“Panther”), AEC Direct, LLC, a Delaware limited liability company (“AEC”), Alliance Entertainment, LLC, a Delaware limited liability company (“Alliance”), Directtou, LLC, a Delaware limited liability company (“Directtou”), Mill Creek Entertainment, LLC, a Minnesota limited liability company (“Mill Creek”), COKeM International, Ltd., a Minnesota corporation (“COKeM”, and together with AENT, Panther, AEC, Alliance, Directtou, and Mill Creek, jointly and severally, the “Borrowers” and each individually a “Borrower”), the other Persons from time to time party hereto as Guarantors, the several financial institutions from time to time party to this Agreement as Lenders, White Oak Commercial Finance, LLC, a Delaware limited liability company (“WOCF”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”) and WOCF, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”).

RECITALS

WHEREAS, the Borrowers have requested that Lenders make available to the Borrowers the extensions of credit referenced herein on the terms and conditions contained herein; and

WHEREAS, Lenders have agreed severally to make such extensions of credit available to the Borrowers on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE I
CERTAIN DEFINED TERMS; CERTAIN RULES OF CONSTRUCTION

SECTION 1.01 CERTAIN DEFINED TERMS.

As used herein:

“ABR Index Rate” means, as of any SOFR Index Adjustment Date, a rate per annum equal to the highest of: (a) the Federal Funds Rate plus 1/2 of 1.00%; (b) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by Administrative Agent), and (c) the Floor.

“ABR Index Rate Loans” shall mean Loans that bear interest at a rate based upon the ABR Index Rate.

“Account Charge” means, individually and collectively, one or more English law-governed and/or Irish law-governed charged account control deeds, to be entered into on or prior to the date set forth in Paragraph 9 of Schedule 6.19, among Alliance and/or Directtou (as chargors), Collateral Agent, and Bank of America, N.A. or Bank of America Europe DAC (or any other applicable Affiliate thereof) with respect to the Permitted Euros Accounts, the Permitted Japanese Yen Account, and the Permitted Sterling Accounts, as amended, restated, supplemented and otherwise modified from time to time.

“Account Debtor” means any Person who is or may become obligated with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a payment intangible (as that term is defined in the UCC)).

“Accounts” means, as to any Person, all accounts (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including: (a) all accounts (as that term is defined in the UCC), payment intangibles (as that term is defined in the UCC), other receivables, book debts, all other rights to payment and/or reimbursement of every kind and description, including under governmental entitlement programs, and all other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the UCC); (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, arising out of the use of a credit card or charge card or similar online payment application like PayPal, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person); and (e) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

“Accounts Formula Amount” means the result of the sum of (a) 90% of the Value of Eligible Domestic Accounts plus (b) 90% of the Value of Eligible Financed Accounts plus (c) the lesser of (i) $10,000,000 and (ii) 80% of the Value of Eligible Foreign Accounts; provided, that, during the months of: (x) April through September of each year, such percentages in clauses (a) and (b) shall be reduced by 1.0% for each percentage point (or portion thereof) that Dilution exceeds 5.0% (or, without duplication, a Revolver Availability Reserve will be established to the same effect), and (y) January, February, March, October, November and December of each year, such percentages shall be reduced by 1.0% for each percentage point (or portion thereof) that Dilution (or at Administrative Agent’s sole discretion, Historical Dilution, if higher) exceeds 5.0% (or, without duplication, a Revolver Availability Reserve will be established to the same effect). Administrative Agent may modify the advance rates set forth herein from time to time in its Permitted Discretion.

“Accounts Payable Reserve” means the aggregate amount of Borrowers’ accounts payable that are unpaid after the later of (a) 60 days after the original due date, or (b) the date to which the original due date is extended by written permission (including by e-mail) from the supplier, but in no event more than 90 days after the original due date; provided, however, that any of the following types of accounts payable shall not be included in (and shall be specifically excluded from) any calculation of the Accounts Payable Reserve: (i) in the Permitted Discretion of Administrative Agent, any such accounts payable that are disputed by the applicable Borrower in good faith, and solely to the extent that (x) any such disputes are substantiated with satisfactory documentation provided to Administrative Agent by the applicable Borrower and (y) the aggregate amount, at any one time, of any such disputed accounts payable shall not exceed $1,000,000, (ii) any such past due accounts payable that are coded as consignment or holdback by the applicable Borrower, solely to the extent that the aggregate amount, at any one time, of any such accounts payable shall not exceed $5,000,000 and (iii) any such accounts payable that are due and owing from the applicable Borrower and that are subject to return authorization or any return credit, marketing credit, or vendor credit that is due and payable to the applicable Borrower.

“Accrued Royalties Reserve” means the aggregate amount of (a) Borrowers’ royalty fees and license fees that are unpaid after the original due date and (b) Borrowers’ royalty fees and license fees that are not past due, to the extent such royalty fees and license fees (in the aggregate in the case of this clause (b)) exceed $2,000,000.

“Administrative Agent” has the meaning set forth in the preamble.

“Administrative Agent Account” means a special account established by Administrative Agent (f/b/o Alliance) at Bank of America, N.A. (account number as set forth on Schedule 6.12B under the heading “Administrative Agent Account”) or, from time to time, another bank or banks reasonably acceptable to Administrative Agent.

“Administrative Borrower” has the meaning set forth in Section 2.12(g).

“Administrative Detail Form” means an administrative detail form supplied by, or otherwise acceptable to, Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of Administrative Agent and Collateral Agent, and “Agents” means, collectively, Administrative Agent and Collateral Agent.

“Agent’s Office” means each Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as such Agent may from time to time notify Administrative Borrower and each other Lending Party.

“Agreement” means this Loan and Security Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Airlie Protection” means Airlie Protection Insurance Company, Inc., a Montana corporation.

“Amazon” means Amazon.com, Inc., a Delaware corporation.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Anti-Terrorism Law” means, collectively: (a) the Patriot Act; (b) the Executive Order; (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.); (d) the FCPA, (e) any similar Law enacted in the United States following the date of this Agreement, and (f) any other applicable terrorism laws, rules, regulations, and orders.

“Applicable Lender” means the Revolver Lenders.

“Applicable Margin” means, as of any date of determination, with respect to any Revolver Loan, the applicable margin set forth in the following table that corresponds to the Average Excess Revolver Availability of Borrowers for the most recently completed Fiscal Month and the Consolidated Fixed Charge Coverage Ratio of Parent and its Subsidiaries, on a consolidated basis, for the most recently completed Test Period:

Level	Average Excess Revolver Availability / Consolidated Fixed Charge Coverage Ratio	Applicable Margin (SOFR Index Rate Loans)	Applicable Margin (ABR Index Rate Loans)
I	Average Excess Revolver Availability > $7,500,000 and Consolidated Fixed Charge Coverage Ratio > 1.00:1.00	4.50%	3.50%
II	Average Excess Revolver Availability < $7,500,000 or Consolidated Fixed Charge Coverage Ratio < 1.00:1.00	4.75%	3.75%

Until and including March 31, 2024, the Applicable Margin will be based on Level I. Average Excess Revolver Availability shall be calculated by Administrative Agent in good faith based on the Borrowing Base Reports delivered by Administrative Borrower during the immediately preceding Fiscal Month. The Consolidated Fixed Charge Coverage Ratio of Parent and its Subsidiaries, on a consolidated basis, shall be determined by Administrative Agent in good faith based on the financial statements most recently delivered to Administrative Agent pursuant to Section 6.01(c). The Applicable Margin shall be re-determined as follows: any increase or decrease in the Applicable Margin resulting from a change in (i) Average Excess Revolver Availability shall become effective as of the first calendar day of each Fiscal Month and (ii) the Consolidated Fixed Charge Coverage Ratio of Parent and its Subsidiaries, on a consolidated basis, shall become effective as of the first calendar day of the Fiscal Month following the delivery to Administrative Agent, in accordance with Section 10.02, of the financial statements required to be delivered to Administrative Agent pursuant to Section 6.01(c) for the immediately preceding Fiscal Month; provided, that if the Borrowing Base Reports (including any required financial information in support thereof) or applicable financial statements are not delivered when due, then Level II shall apply until such time as such Borrowing Base Reports and supporting information or applicable financial statements (as the case may be) are delivered. Any adjustment in the Applicable Margin shall be applicable to all Revolver Loans then existing or subsequently made during the applicable period for which the relevant Applicable Margin applies.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities, which Person is administered or managed by (a) a Lending Party, (b) an Affiliate of a Lending Party or (c) an entity, or an Affiliate of an entity, that administers or manages a Lending Party; provided, that an “Approved Fund” shall not include any Loan Party or any of its Affiliates.

“Assignment and Assumption” means an assignment and assumption entered into by a Lending Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, substantially in the form of Exhibit C, or such other form as agreed to by Administrative Agent.

“Attributable Debt” means, on any date of determination: (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Closing Financial Statements” means the audited financial statements of Parent comprised of the balance sheet of Parent as of June 30, 2023, and the related statements of income, stockholder’s equity and cash flows for the fiscal year ended June 30, 2023, together with all related notes thereto.

“Auditor” has the meaning set forth in Section 6.01(a).

“Authorized Financial Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, or any other senior officer in the finance department of such Loan Party. Any document delivered hereunder that is signed by an Authorized Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Average Excess Revolver Availability” means, with respect to any period, the sum of the aggregate amount of Excess Revolver Availability for each Business Day in such period (as calculated by Administrative Agent as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Laws” means, collectively: (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor-relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Rate” means an interest rate equal to (a) the sum of: (x) the SOFR Index Rate, as adjusted as of each SOFR Index Adjustment Date, plus (y) the Applicable Margin in effect from time to time per annum or (b) with respect to the affected Loans, during the existence of a Market Disruption Event (commencing on the first day of the first month following such Market Disruption Event and for each subsequent month occurring during such Market Disruption Event with respect to any outstanding affected Loans), the sum (x) of the ABR Index Rate, as adjusted as of each SOFR Index Adjustment Date, plus (y) the Applicable Margin in effect from time to time per annum.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) or other governing Person or body of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books and Records” means, as to any Person, all of such Person’s books and records including ledgers, federal and state tax returns, records regarding such Person’s assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” and “Borrowers” have the respective meanings ascribed thereto in the introductory paragraph hereof.

“Borrowing Base Report” means a report of the Revolver Borrowing Base, in the form of Exhibit F or otherwise in form and substance satisfactory to Administrative Agent in its Permitted Discretion.

“Borrowing Request” means a written request for funding of a Loan, substantially in the form of Exhibit D.

“Business Day” means (i) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or any city and state where any Agent’s Office is located, (ii) any day that any of the Federal Reserve Bank of New York or the New York Stock Exchange is closed, and (iii) any other day included in the recommended holiday schedule of the Loan Syndications and Trading Association for calculating delayed compensation; provided, that, if such day relates to any interest rate settings as to a Loan that is based on SOFR, any fundings, disbursements, settlements, and payments in respect of any Loan accruing interest based upon the SOFR Index Rate, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Loan, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Canadian Control Agreement” means that certain Deposit Account Control Agreement, to be entered into on or prior to the date set forth in Paragraph 9 of Schedule 6.19, among Alliance, Collateral Agent, and Bank of America, N.A. (acting through its Canada branch) with respect to the Permitted Canadian Dollars Account, as amended, restated, supplemented and otherwise modified from time to time.

“Capital Expenditures” means, with respect to any Person, all expenditures by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment owned by such Person thereof or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price minus the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.

“Capital Lease” means any lease which, in accordance with GAAP, is required to be capitalized for financial reporting purposes.

“Cash Equivalents” means any of the following types of property, to the extent owned by Parent or any of its Domestic Subsidiaries that are Loan Parties free and clear of all Liens (other than Permitted Liens):

(a)            cash, denominated in Dollars;

(b)            readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s;

(c)            commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s nor S&P shall be rating such obligations;

(d)            insured certificates of deposit or bankers’ acceptances of, or time deposits with any Lender or with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in the first portion of clause (c) above, (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $250,000,000;

(e)            readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A3 or better by Moody’s; and

(f)            readily marketable shares of investment companies or money market funds that, in each case, invest solely in the forgoing Investments described in clauses (a) through (f) above.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code in which any Loan Party or direct or indirect owner of a Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything to the contrary contained herein: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued or implemented.

“Change of Control” means that:

(a)            The Permitted Holders fail to own and control, beneficially and of record, directly or indirectly, at least 51% of the issued and outstanding Equity Interests of Parent.

(b)            Parent fails to own and control, beneficially and of record, 100% of the issued and outstanding Equity Interests of AENT;

(c)            AENT fails to own and control, beneficially and of record, directly or indirectly, 100% of the issued and outstanding Equity Interests of each of its Subsidiaries which constitute Borrowers or other Loan Parties;

(d)            any “change of control” or similar event under the Organizational Documents of any Loan Party occurs; or

(e)            the sale or transfer of all or substantially all assets of any Loan Party (other than to a Loan Party that is not Parent).

“Chattel Paper” means, as to any Person, all chattel paper (as that term is defined in the UCC), including electronic chattel paper (as that term is defined in the UCC), now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party).

“Claims” means, collectively, any claim or cause of action based upon or arising out of this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims.

“Closing Date” means December 21, 2023.

“Closing Date Accounts” has the meaning ascribed thereto in Section 6.12(a).

“CME Term SOFR Page” means, as of any time on any SOFR Index Adjustment Date, the display designated as “CME Term SOFR Rates” on the website of CME Group Benchmark Administration Limited at such time on such date (or, if such display is unavailable, then on any successor or substitute page of such service, or any successor to, or substitute for, such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the Administrative Agent from time to time for purposes of providing forward-looking term rates for SOFR).

“Code” means the Internal Revenue Code of 1986, as amended.

“COKeM $2,500,000 Sellers Note” means that certain Bond Promissory Note in the original principal amount of up to $2,5000,000, dated as of September 29, 2020, issued by COKeM to Charles Bond, as agent for the COKeM Sellers, or their assigns, as a portion of the purchase price for the COKeM Acquisition.

“COKeM $6,000,000 Sellers Note” means that certain Subordinated Promissory Note in the original principal amount of up to $6,000,000, dated as of September 29, 2020, issued by Panther and COKeM to Charles Bond, as agent for the COKeM Sellers, or their assigns, as a portion of the purchase price for the COKeM Acquisition.

“COKeM Acquisition” has the meaning assigned to such term in the definition of “COKeM Purchase Agreement”.

“COKeM Independent Contractor Agreement” means that certain Independent Contractor Agreement dated as of September 29, 2020, between COKeM and Charles Bond.

“COKeM Purchase Agreement” means that certain Share Purchase Agreement, dated as of September 29, 2020, among Panther, COKeM, and the COKeM Sellers, pursuant to which Panther purchased from the COKeM Sellers all of the Equity Interests of COKeM, subject to the terms and conditions therein (the “COKeM Acquisition”).

“COKeM Purchase Price Adjustment” means an adjustment to the Purchase Price (as defined in the COKeM Purchase Agreement) which may occur in accordance with Section 2.4 of the COKeM Purchase Agreement.

“COKeM Sellers” means the “Shareholders” as defined in the COKeM Purchase Agreement.

“COKeM Sellers Notes” means the COKeM $2,500,000 Sellers Note and the COKeM $6,000,000 Sellers Note.

“Collateral” means, collectively, all right, title and interest of each Loan Party that is a party hereto, whether now owned or hereafter acquired or arising (or in which such Loan Party has rights or the power to transfer rights to a secured party), in, to or upon all Accounts, cash and Cash Equivalents, Chattel Paper, Collateral Accounts (including the Permitted Canadian Dollars Account, the Permitted Euros Accounts, the Permitted Japanese Yen Account, and the Permitted Sterling Accounts), commercial tort claims, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Permits, Supporting Obligations, Books and Records, real property, motor vehicles and other title vehicles, and all other assets, tangible and intangible, real and personal, of such Loan Party and all Proceeds (in whatever form or nature) of the foregoing; provided that, notwithstanding the foregoing, “Collateral” shall not include Excluded Property of any such Loan Party.

“Collateral Access Agreement” means a landlord waiver, bailee letter, vendor letter, licensor agreement or acknowledgement agreement between Collateral Agent and any lessor, warehouseman, processor, consignee, vendor, licensor of a Loan Party or any of its Subsidiaries (including, without limitation, with respect to any leased Real Property), or any other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or any of its Subsidiaries’ books and records, Equipment, or Inventory, or Intellectual Property in each case, in form and substance reasonably satisfactory to each Agent.

“Collateral Accounts” means all commodity accounts, deposit accounts and securities accounts (in each case, as defined in the UCC) of any Loan Party, other than the Excluded Accounts.

“Collateral Agent” means WOCF, in its capacity as collateral agent, security trustee or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively: (a) this Agreement; (b) each Control Agreement entered into in connection with this Agreement; (c) each Copyright Security Agreement; (d) each Patent and Trademark Security Agreement; (e) each Collateral Access Agreement; (f) each Pledge Agreement; (g) each Foreign Control Agreement; and (h) any guaranty, guaranty and security agreement, security agreement or other document similar to the documents referred to in clauses (a) through (g) of this definition executed on or after the Closing Date pursuant to the terms hereof or otherwise in connection with the transactions contemplated hereby; and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or other comparable Law) against Borrowers or any other Loan Party or any other Loan Document as debtor in favor of Collateral Agent, for the benefit of itself and each other Lending Party (or any of the foregoing), as secured party.

“Collateralization” and “Collateralize” each means, with respect to any Letter of Credit, the deposit by the Borrowers in a cash collateral account established and controlled by or on behalf of Administrative Agent of an amount equal to 105% of the undrawn amount of such Letter of Credit.

“Commitment” means for any Lender, the aggregate amount of such Lender’s Revolver Commitment.

“Commitments” means the aggregate amount of all Revolver Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Consolidated EBITDA” means, for any period, for Parent and its Subsidiaries on a consolidated basis, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense (net of interest income); (ii) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind, (iii) all accrued taxes on or measured by income and distributions for such taxes, (iv) fees, charges and expenses incurred by Parent and its Subsidiaries in connection with the execution, delivery and performance by Parent and its applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and the funding of Loans thereunder, in an aggregate amount not to exceed $6,000,000, (v) any extraordinary or any non-recurring non-cash losses, including any extraordinary or any non-recurring non-cash losses from Dispositions permitted by this Agreement, as approved by Administrative Agent in its Permitted Discretion, and (vi) any non-recurring non-cash or other non-cash charges (except to the extent representing a reserve or accrual for cash expenses in another period), including goodwill, asset and other impairment charges, losses on early extinguishment of debt, and write-downs of deferred financing costs, but excluding amounts related to Accounts or Inventory, as approved by Administrative Agent in its Permitted Discretion; minus (b) without duplication and to the extent included in Consolidated Net Income, cash income, gains or profits realized during such period from the Disposition of Equipment and other fixed or capital assets; provided that, for the purposes of the calculation of Consolidated EBITDA for any period, (I) Consolidated Net Income for such period shall be computed without giving effect to any non-cash, extraordinary, non-recurring, transactional or unusual (x) gains or (y) charges approved by Administrative Agent in its Permitted Discretion, in each case that would otherwise be added or subtracted, as applicable, in calculating Consolidated Net Income for such period, (II) Consolidated EBITDA shall exclude non-cash effects of any purchase accounting adjustments, to the extent not related to Accounts or Inventory, as approved by Administrative Agent in its Permitted Discretion (such amounts under this clause (II), “Non-Cash Adjustments”) and (III) the sum of Non-Cash Adjustments plus all amounts added back to Consolidated Net Income under the immediately preceding clauses (a)(v) and (a)(vi), in each case, for such period shall not exceed 20% of Consolidated EBITDA (calculated prior to giving effect to such adjustments and add-backs) for such period. For the avoidance of doubt, all calculations will be consistent with GAAP principles and guidance in effect as of the Closing Date. Notwithstanding the foregoing, Consolidated EBITDA of Parent and its Subsidiaries for each pre-closing period listed below shall be deemed to equal the amount listed opposite such period, except to the extent that the financial statements of Parent and its Subsidiaries hereafter delivered pursuant to any of Sections 6.01(a), (b) or (c) (and that include such pre-closing period) reflect a materially different amount of Consolidated EBITDA of Parent and its Subsidiaries for any such pre-closing period (in which case, subject to the prior written consent of Administrative Agent (not to be unreasonably withheld), the amount of Consolidated EBITDA of Parent and its Subsidiaries for such pre-closing period shall be the amount reflected in any such financial statements, as such financial statements may be restated from time to time):

Month Ending	Amount
January 31, 2023	$(2,596,000)
February 28, 2023	$110,000
March 31, 2023	$108,000
April 30, 2023	$878,000
May 31, 2023	$285,000
June 30, 2023	$2,257,000
July 31, 2023	$783,000
August 31, 2023	$6,000
September 30, 2023	$515,000
October 31, 2023	$5,052,000
November 30, 2023	$8,335,000

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any Test Period determined on a consolidated basis in accordance with GAAP, subject to Section 1.02(f), the ratio of: (a) the result for such period of (without duplication): (i) Consolidated EBITDA; minus (ii) all payments in cash for taxes on or measured by income made by Parent and its Subsidiaries; minus (iii) Unfinanced Capital Expenditures actually made in cash by Parent and its Subsidiaries (net of any insurance proceeds, condemnation award or proceeds relating to any financing with respect to such expenditures); minus (iv) Restricted Payments paid in cash by any Loan Party to any Person that is not a Loan Party (the sum, for any applicable period, of the amounts set forth in the immediately preceding clauses (ii) through (iv), the “FCCR Deduct Amount”); to (b) the sum for such period of (without duplication) (such sum for any applicable period, the “Fixed Charges Amount”): (i) Consolidated Interest Expense paid in cash; plus (ii) the aggregate amount of scheduled principal payments actually made or required to be made on the Loans; plus (iii) without duplication, all scheduled principal payments and all principal payments made for future periods made with respect to Capital Leases and other Debt (other than the Obligations) and collateral management fees. Notwithstanding the foregoing, (x) the FCCR Deduct Amount for each pre-closing period listed below shall be deemed to equal the amount listed opposite such period, except to the extent that the financial statements of Parent and its Subsidiaries hereafter delivered pursuant to any of Sections 6.01(a), (b) or (c) (and that include such pre-closing period) reflect a materially different amount for any of the components that constitute the FCCR Deduct Amount for any such pre-closing period (in which case, subject to the prior written consent of Administrative Agent (not to be unreasonably withheld), such component of the FCCR Deduct Amount for such pre-closing period shall be the amount reflected in any such financial statements, as such financial statements may be restated from time to time):

Month Ending	FCCR Deduct Amount
January 31, 2023	$0
February 28, 2023	$0
March 31, 2023	$0
April 30, 2023	$12,000
May 31, 2023	$53,000
June 30, 2023	$825,000
July 31, 2023	$0
August 31, 2023	$0
September 30, 2023	$0
October 31, 2023	$0
November 30, 2023	$0

and (y) the Fixed Charges Amount for each pre-closing period listed below shall be deemed to equal the amount listed opposite such period, except to the extent that the financial statements of Parent and its Subsidiaries hereafter delivered pursuant to any of Sections 6.01(a), (b) or (c) (and that include such pre-closing period) reflect a materially different amount for any of the components that constitute the Fixed Charges Amount for any such pre-closing period (in which case, subject to the prior written consent of Administrative Agent (not to be unreasonably withheld), such component of the Fixed Charges Amount for such pre-closing period shall be the amount reflected in any such financial statements, as such financial statements may be restated from time to time):

Month Ending	Fixed Charges Amount
January 31, 2023	$1,131,000
February 28, 2023	$1,195,000
March 31, 2023	$1,223,000
April 30, 2023	$1,236,000
May 31, 2023	$1,115,000
June 30, 2023	$909,000
July 31, 2023	$1,236,000
August 31, 2023	$1,145,000
September 30, 2023	$1,312,000
October 31, 2023	$1,287,000
November 30, 2023	$1,278,000

“Consolidated Interest Expense” means, for any period determined on a consolidated basis, total interest expense (including that attributable to Capital Leases) of Parent and its Subsidiaries for such period with respect to all outstanding Debt of Parent and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances to the extent such net costs are allocable to such period in accordance with GAAP) net of interest income, calculated on a consolidated basis for Parent and its Subsidiaries for such period in accordance with GAAP.

“Consolidated Net Income” means, for any period, for Parent and its Subsidiaries on a consolidated basis, net income (or loss) for such period, but excluding (without duplication): (a) any income of any Person if such Person is not a Subsidiary, except that a Loan Party’s direct or indirect equity in the net income of any such Person for such period shall be included in such computation of net income (or loss) up to the aggregate amount of cash actually distributed by such Person during such period to a Loan Party or a Subsidiary thereof as a dividend or other distribution; (b) net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its Organizational Documents or any Contractual Obligation or Laws applicable to such Subsidiary or by which Subsidiary is bound and (c) any unrealized net gains in the fair market value of any arrangements under Hedge Agreements and gains attributable to the early extinguishment or conversion of arrangements under Hedge Agreements or other derivative instruments.

“Contractual Obligation” means, as to any Person, any document or other agreement or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means (other than when used in the terms “Change of Control” and “Control Agreement”) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote more than 10% or more of the securities having ordinary voting power for the election of directors, managing general partners, managers or the equivalent or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Control Agreement” means any agreement entered into among a depository institution, commodities intermediary or securities intermediary at which a Loan Party maintains a Collateral Account, such Loan Party and Collateral Agent, pursuant to which Collateral Agent obtains control (within the meaning of the UCC) over such Collateral Account, in form and substance reasonably satisfactory to Collateral Agent.

“Copyright License” means, as to any Person, all licenses and other similar rights now provided or hereafter provided to such Person (or in which such Person has rights or the power to transfer rights to a secured party) with respect to any Copyright of another Person.

“Copyright Security Agreement” means that certain Copyright Security Agreement, dated as of the Closing Date, by Borrowers in favor of Collateral Agent, as amended, restated supplemented and otherwise modified from time to time.

“Copyrights” means, as to any Person, all of the following now owned or hereafter adopted or acquired by such Person: (a) all copyrights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration of any such copyrights in the United States or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the United States Copyright Office; and (b) all proceeds of the foregoing, including license royalties and proceeds of infringement suits, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof.

“Covered Entity” means any of the following:

(a)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning ascribed thereto in Section 10.19.

“Credit Extensions” means all of the following: (a) the Revolver Loan, (b) all Swing Loans, (c) all Protective Advances and (d) all Letter of Credit Liabilities.

“Credit Outstandings” means, as of any date of determination, the then Outstanding Amount of all Credit Extensions and the Make-Whole Amount (if any, that is due and payable as of such date of determination) owing with respect thereto.

“Cybersecurity Incident” means a data or security breach including, but not limited to, a network or system intrusion, ransomware attack, exfiltration of data, denial of service attack, or any combination thereof.

“Debt” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) the swap termination value (after giving effect to netting) under Hedge Agreements to which such Person is a party; (d) all obligations of such Person to pay the deferred purchase price of property or services when due and payable (other than trade accounts payable in the ordinary course of business not past due more than sixty (60) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) the amount of Attributable Debt in respect of all Capital Lease obligations and Synthetic Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all obligations under any earn-out of such Person, (j) any other Off-Balance Sheet Liability of such Person, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest, valued, in the case of a Disqualified Equity Interest that is a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (l) all Guarantees of such Person in respect of any Debt referred to in the immediately preceding clauses (a) through (k) to the extent of such Person’s maximum liability under such Guarantees. For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer (but solely to the extent that such joint venturer is liable therefor as a result of its ownership interest in such entity), unless such Debt is expressly made non-recourse to such Person. The amount of Debt of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the property encumbered thereby.

“Debt to be Repaid” means the Debt listed on Schedule 4.01.

“Default” means any Event of Default or any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the sum of the Base Rate then in effect, plus 2.00% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Administrative Borrower and Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Administrative Borrower, to confirm in writing to Administrative Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower and each Lender.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the ABR Index Rate, and (b) thereafter, the interest rate then applicable to Revolver Loans that are ABR Index Rate Loans (inclusive of the Applicable Margin).

“Dilution” means, as of any date of determination, a percentage, determined by Administrative Agent in its Permitted Discretion taking into account the then current timing of rebates, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Deposit Account” means any deposit account (as that term is defined in the UCC).

“Disposition” means the sale, assignment, transfer, conveyance, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any transfer of assets by way of division, and any sale, assignment, transfer, conveyance or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Dispose” has a meaning correlative thereto.

“Disqualified Equity Interest” means any Equity Interest of any Person that, by its terms (or by the terms of any Equity Interest or other security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event or circumstance, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires or mandates payments or distributions in cash, on or prior to the date that is one year after the Maturity Date.

“Dividing Person” has the meaning assigned to such term in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documents” means, as to any Person, all documents (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of a Loan Party that is organized under the laws of any political subdivision of the United States or the District of Columbia (but excluding any territory or possession thereof).

“Dominion Control Agreement” has the meaning ascribed thereto in Section 2.01(b)(vi).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Platform” means an electronic system for the delivery of information (including documents), such as IntraLinks On Demand Workspaces™ or DXSyndicate™, that may or may not be provided or administered by Administrative Agent or an Affiliate thereof.

“Eligible Amazon Inventory” means Inventory held by Amazon (pursuant to the Fulfillment by Amazon program) in the continental United States from time to time (a) with an aggregate value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) which does not exceed $2,500,000 and (b) which is not in-transit.

“Eligible Assignee” means any of the following (a) a Lender (other than a Defaulting Lender); (b) an Affiliate of a Lender; (c) an Approved Fund of the Lenders; (d) any fund or account managed or administered solely by an Agent or any of its Affiliates; and (e) any other Person (other than a natural person) consented to by the Administrative Agent and Swing Lender and, so long as no Event of Default is continuing as of the date of any assignment to such Person, Administrative Borrower (such consent not to be unreasonably withheld, conditioned or delayed).

“Eligible Customs Broker” means a customs broker that has its principal assets and principal place of business in the United States of America, is licensed and regulated by the U.S. and Customs Border Protection and which is acceptable to Collateral Agent and with which Collateral Agent has entered into an Imported Goods Agreement. Without limiting the foregoing, Apex Logistics International (ORD), Inc. (or an Affiliate thereof) shall be deemed acceptable to the Collateral Agent to serve as an Eligible Customs Broker upon its execution and delivery of an Imported Goods Agreement.

“Eligible Domestic Account” means those Accounts created by any Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Domestic Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion. In determining the amount to be included, Eligible Domestic Accounts shall be calculated at their Values. Eligible Domestic Accounts shall not include the following:

(a)            Accounts with respect to which the Account Debtor has failed to pay within one hundred twenty (120) days of original invoice date or within sixty (60) days of its due date;

(b)            Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

(c)            Accounts with respect to which the Account Debtor is (i) an employee or agent of any Borrower or any Affiliate of any Borrower or (ii) an Affiliate of any Borrower, or otherwise constitutes an intercompany Account;

(d)            Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, a rebate, or any other terms by reason of which the payment by the Account Debtor may be conditional, except to the extent of any such Accounts that are bill and hold Accounts with respect to which the Account Debtor is Barnes & Noble, Inc. or a Subsidiary thereof and to the extent the book value of such bill and hold Accounts, in the aggregate, does not exceed $500,000, or (ii) with respect to which the payment terms are “C.O.D.”, cash on delivery or other similar terms;

(e)            Accounts that are not payable in Dollars;

(f)            Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state or territory thereof;

(g)            Accounts with respect to which the Account Debtor has been billed by the applicable Borrower from an office or location of the applicable Borrower that is not located in the United States, or the collection of the Account is to occur via an office or location of the applicable Borrower that is not located in the United States, or the payment of such Account will not be to a deposit account in the United States subject to a Dominion Control Agreement;

(h)            Accounts with respect to which the Account Debtor is a creditor of any Borrower, has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute, or Accounts constituting “contra” accounts;

(i)            Accounts with respect to an Account Debtor whose total obligations owing to all Borrowers exceed (i) 30% in the case of [***] and their respective Subsidiaries, (ii) 15% in the case of [***] and its Subsidiaries, (iii) a percentage specified in writing by Administrative Agent to Borrowers in respect of a specific Account Debtor approved in writing by Administrative Agent in its discretion for an increased concentration limit under this subclause, and (iv) 10% for all other Account Debtors, in each case, of all Eligible Domestic Accounts with respect to all Account Debtors, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, the amount of Accounts that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent in its Permitted Discretion based on all of the otherwise Eligible Domestic Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit; provided further, that such percentages, as applied to a particular Account Debtor, shall be subject to reduction by Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates;

(j)            Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(k)            Accounts, the collection of which, Administrative Agent in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition or credit worthiness;

(l)            Accounts that are not subject to a valid and perfected first-priority Lien in favor of Collateral Agent;

(m)            Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(n)            Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity;

(o)            Accounts (i) that represent deferred revenue or advance billings (including pre billings, billed but not shipped orders, and upfront mobilization billings), (ii) that represent the right to receive progress or milestone payments that are due prior to the completion of full performance by any Borrower of the subject contract for goods or services or (iii) that are subject to a customer deposit or consist of vendor rebates;

(p)            Accounts that are finance charges billed to Account Debtors;

(q)            Accounts which are subject to enforceable anti-assignment provisions without written waivers on terms deemed acceptable by Administrative Agent in its Permitted Discretion;

(r)            Accounts that consist of obligations of a Governmental Account Debtor, unless (i) such Accounts are backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of Collateral Agent in such Accounts have been complied with to the Administrative Agent’s satisfaction;

(s)            Accounts with respect to which any representation or warranty relating thereto contained in this Agreement or in any other Loan Document with respect to such Account or in any assignment or statement of warranties or representations relating to such Account delivered by such Borrower to Administrative Agent has been breached or is untrue in any material respect or such Borrower is not in compliance with all applicable laws with respect to such Account;

(t)            Accounts that are evidenced by chattel paper or an instrument of any kind unless such instrument is duly endorsed to and in Collateral Agent’s possession;

(u)            Accounts that constitute a receivable due to any Borrower from a credit card issuer or credit card processor (including PayPal); provided, that any such Accounts which generate an aggregate amount of up to $5,000,000 of Revolver Availability under the Revolver Borrowing Base shall not be excluded solely pursuant to this clause (u), so long as (i) the credit card issuer or credit card processor has not failed to pay such Accounts within five (5) days of the original sale date and (ii) the applicable Borrower shall have delivered a notice, in form satisfactory to Administrative Agent, to the applicable credit card issuer or credit card processor (and acknowledged by such credit card issuer or credit card processor and thereupon delivered to Administrative Agent) directing payments from such credit card issuer or credit card processor to a deposit account of such Borrower in the United States subject to a Dominion Control Agreement (it being acknowledged and agreed that such Accounts shall be calculated net of any unpaid and/or accrued credit card issuer or credit card processor fee or expense balances);

(v)            Accounts that are subject to or included as part of an accounts receivable purchase or factoring program, inventory financing program or other supply chain financing program (including any Permitted Receivables Purchase Arrangement), or Accounts that are otherwise Eligible Domestic Accounts but are owing from the same Account Debtor as Accounts that are subject to or included as part of an accounts receivable purchase or factoring program, inventory financing program or other supply chain financing program (including any Permitted Receivables Purchase Arrangement);

(w)            Accounts owing from poor credit quality Account Debtors, as determined by Administrative Agent in its Permitted Discretion;

(x)            Accounts that do not constitute commercially acceptable collateral for purposes of inclusion in the Revolver Borrowing Base, as determined by Administrative Agent in its Permitted Discretion; and

(y)            Accounts or any portion of Accounts otherwise deemed ineligible by Administrative Agent in its Permitted Discretion.

An Account which is at any time an Eligible Domestic Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Domestic Account. Further, with respect to any Account, if Administrative Agent in its Permitted Discretion at any time hereafter determines that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Domestic Account.

“Eligible Financed Account” means an Account that would otherwise be an Eligible Domestic Account if it were not excluded under clause (v) of the definition thereof, and that Administrative Agent, in its Permitted Discretion, following receipt by Administrative Agent of such reporting and testing in respect of any such Accounts to the extent required by Administrative Agent in its Permitted Discretion (provided, that Administrative Agent shall have completed any such testing within 15 Business Days of the Closing Date), deems to be an Eligible Financed Account. Without limiting the foregoing, no Account shall be an Eligible Financed Account unless it (i) is owing to COKeM or Alliance by [***] or an Affiliate thereof, (ii) is subject to the applicable Wells Fargo Receivables Purchase Agreement and the applicable Wells Fargo RPA Intercreditor Agreement, in each case, for COKeM and Alliance as applicable, (iii) is not older than 10 days since its origination date, and (iv) has not been purchased by Wells Fargo.

“Eligible Foreign Account” means those Accounts (other than Eligible Domestic Accounts and Eligible Financed Accounts) created by any Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, are payable in Dollars (provided, however, that Accounts of Borrowers that are payable and will be paid in Euros, Sterling, Japanese Yen or Canadian Dollars shall not be rendered ineligible merely because they are not payable in Dollars to the extent that (a) the aggregate amount of all such Accounts owing at any one time does not exceed $2,000,000 and (b) such currency is commonly used in the jurisdiction of such Account Debtor’s office or location), comply with each of the representations and warranties respecting Eligible Foreign Accounts made in the Loan Documents, and are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion. In determining the amount to be included, Eligible Foreign Accounts shall be calculated at their Values. Eligible Foreign Accounts shall not include the following:

(a)            Accounts with respect to which the Account Debtor has failed to pay within one hundred twenty (120) days of original invoice date or within sixty (60) days of its due date;

(b)            Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

(c)            Accounts with respect to which the Account Debtor is (i) an employee or agent of any Borrower or any Affiliate of any Borrower or (ii) an Affiliate of any Borrower, or otherwise constitutes an intercompany Account;

(d)            Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, a rebate, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) with respect to which the payment terms are “C.O.D.”, cash on delivery or other similar terms;

(e)            Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office (or the foreign equivalent thereof) in an Eligible Foreign Jurisdiction, or (ii) is not organized under the laws of an Eligible Foreign Jurisdiction or any state or territory thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and is directly drawable by Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Administrative Agent in its Permitted Discretion;

(f)            Accounts with respect to which the Account Debtor has been billed by the applicable Borrower from an office or location of the applicable Borrower that is not located in the United States, or the collection of the Account is to occur via an office or location of the applicable Borrower that is not located in the United States, the United Kingdom or Ireland, or the payment of such Account will not be to a deposit account subject to a Control Agreement;

(g)            Accounts with respect to which the Account Debtor is a creditor of any Borrower, has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute, or Accounts constituting “contra” accounts;

(h)            Accounts with respect to an Account Debtor whose total obligations owing to all Borrowers exceed either (i) 10% of all Eligible Foreign Accounts with respect to all Account Debtors (or such higher percentage specified in writing by Administrative Agent to Borrowers in respect of a specific Account Debtor approved in writing by Administrative Agent in its discretion for an increased concentration limit under this subclause) or (ii) $2,000,000, in each case, to the extent of the obligations owing by such Account Debtor in excess thereof; provided, that, the amount of Accounts that are excluded because they exceed the foregoing percentage or amount shall be determined by Administrative Agent in its Permitted Discretion based on all of the otherwise Eligible Foreign Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit; provided further, that such percentage or amount, as applied to a particular Account Debtor, shall be subject to reduction by Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates;

(i)            Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(j)            Accounts, the collection of which, Administrative Agent in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition or credit worthiness;

(k)            Accounts that are not subject to a valid and perfected first-priority Lien in favor of Collateral Agent;

(l)            Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(m)            Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity;

(n)            Accounts (i) that represent deferred revenue or advance billings (including pre billings, billed but not shipped orders, and upfront mobilization billings), (ii) that represent the right to receive progress or milestone payments that are due prior to the completion of full performance by any Borrower of the subject contract for goods or services or (iii) that are subject to a customer deposit or consist of vendor rebates;

(o)            Accounts that are finance charges billed to Account Debtors;

(p)            Accounts which are subject to enforceable anti-assignment provisions without written waivers on terms deemed acceptable by Administrative Agent in its Permitted Discretion;

(q)            Accounts that consist of obligations of a Governmental Account Debtor;

(r)            Accounts with respect to which any representation or warranty relating thereto contained in this Agreement or in any other Loan Document with respect to such Account or in any assignment or statement of warranties or representations relating to such Account delivered by such Borrower to Administrative Agent has been breached or is untrue in any material respect or such Borrower is not in compliance with all applicable laws with respect to such Account;

(s)            Accounts that are evidenced by chattel paper or an instrument of any kind unless such instrument is duly endorsed to and in Collateral Agent’s possession;

(t)            Accounts that constitute a receivable due to any Borrower from a credit card issuer or credit card processor;

(u)            Accounts that are subject to or included as part of an accounts receivable purchase or factoring program, inventory financing program or other supply chain financing program (including any Permitted Receivables Purchase Arrangement), or Accounts that are otherwise Eligible Foreign Accounts but are owing from the same Account Debtor as Accounts that are subject to or included as part of an accounts receivable purchase or factoring program, inventory financing program or other supply chain financing program (including any Permitted Receivables Purchase Arrangement);

(v)            Accounts owing from poor credit quality Account Debtors, as determined by Administrative Agent in its Permitted Discretion;

(w)            Accounts that do not constitute commercially acceptable collateral for purposes of inclusion in the Revolver Borrowing Base, as determined by Administrative Agent in its Permitted Discretion; and

(x)            Accounts or any portion of Accounts otherwise deemed ineligible by Administrative Agent in its Permitted Discretion.

An Account which is at any time an Eligible Foreign Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Foreign Account. Further, with respect to any Account, if Administrative Agent in its Permitted Discretion at any time hereafter determines that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Foreign Account.

“Eligible Foreign Jurisdiction” means any jurisdiction from time to time designated or approved as an “Eligible Foreign Jurisdiction” by Administrative Agent in its sole discretion. As of the Closing Date, each of the following countries is designated or approved by Administrative Agent as an Eligible Foreign Jurisdiction: (1) Australia; (2) Austria; (3) Belgium; (4) Canada; (5) Denmark; (6) Finland; (7) France; (8) Germany; (9) Hong Kong; (10) Ireland; (11) Israel; (12) Japan; (13) Luxembourg; (14) The Netherlands; (15) New Zealand; (16) Norway; (17) Puerto Rico; (18) Singapore; (19) Sweden; (20) Switzerland; and (21) the United Kingdom.

“Eligible In-Transit Inventory” means finished goods Inventory of a Borrower (excluding, for the avoidance of doubt, Eligible Amazon Inventory) that would be Eligible Inventory but for the fact that it is not located in the United States of America, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, that such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion. An item of Inventory shall only be included in Eligible In-Transit Inventory if:

(a)            such Inventory is the subject of a Negotiable Document that designates the Administrative Agent, an Eligible Customs Broker or, with the consent of Administrative Agent, the applicable Borrower as consignee, which Negotiable Document is in tangible form;

(b)            such Inventory has been paid for by a Borrower or Administrative Agent has otherwise satisfied itself that a final sale of such Inventory to such Borrower has occurred and title has passed to such Borrower;

(c)            such Inventory has not been in transit for longer than forty-five (45) days and if such Inventory has been shipped from a location outside of the United States of America, such Inventory is scheduled to be delivered to an Eligible Customs Broker within twenty-one days,

(d)            Administrative Agent has received assurances satisfactory to it that all of the original documents evidencing such Inventory (all of which documents shall be Negotiable Documents) have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Inventory shall thereupon cease to be Eligible In-Transit Inventory), or, if required by Administrative Agent in the exercise of its sole discretion, all of such original documents are in the possession, in the United States of America, of Administrative Agent or an Eligible Customs Broker (as specified by Administrative Borrower);

(e)            no default exists under any agreement in effect between the vendor of such Inventory and the applicable Borrower that would permit such vendor under any applicable law (including the UCC) to divert, reclaim, reroute, or stop shipment of such Inventory;

(f)            such Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Administrative Agent and in respect of which Administrative Agent has been named as lender loss payee; and

(g)            Administrative Agent has received an executed Imported Goods Agreement with respect to such Inventory from an Eligible Customs Broker; and

(h)            such Inventory consists of TasteMakers arcade games shipped from China.

Inventory which is at any time Eligible In-Transit Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible In-Transit Inventory.

“Eligible Inventory” means Inventory (including Eligible Amazon Inventory) consisting of finished goods of a Borrower that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, that such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion. An item of Inventory shall not be included in Eligible Inventory if:

(a)            a Borrower does not have good, valid, and marketable title thereto;

(b)            a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Borrower) (except to the extent such Inventory constitutes Eligible Amazon Inventory);

(c)            it is not located at premises owned or leased by any Borrower in the continental United States (except to the extent such Inventory constitutes Eligible Amazon Inventory);

(d)            it consists of raw materials, work-in-process Inventory, obsolete or slow-moving Inventory, fabricated parts Inventory, supplies and packaging materials, product literature, or refurbished Inventory;

(e)            it is Inventory acquired on consignment;

(f)            [reserved];

(g)            it is located on real property leased by any Borrower, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; provided, however, Administrative Agent may, in its Permitted Discretion implement a Revolver Availability Reserve in an amount reasonably satisfactory to Administrative Agent in its Permitted Discretion in lieu of such Collateral Access Agreement;

(h)            it is stored at a contract manufacturing location;

(i)            it consists of Inventory in-transit (except (x) between locations of Borrowers in the United States or (y) such Inventory is Eligible In-Transit Inventory);

(j)            it consists of goods returned or rejected by a Borrower’s customers, but only to the extent such goods no longer constitute “new” goods and cannot be resold as such within thirty (30) days of receipt;

(k)            it consists of goods that are obsolete or goods that constitute spare parts, supplies used or consumed in a Borrower’s business, bill and hold goods, defective goods, or “seconds,”;

(l)            it is not subject to a valid and perfected first-priority Lien in favor of Collateral Agent;

(m)            it is subject to a third-party trademark, licensing or other proprietary rights, unless Administrative Agent is satisfied that such Inventory can be freely sold by the Collateral Agent on and after the occurrence of an Event of Default despite such third-party rights;

(n)            it is produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provisions contained in Title 29 U.S.C. 215(a)(i) or any replacement statute; or

(o)            it consists of Inventory that is governed by a license agreement, licensing agreement, distribution agreement and/or rights agreement to which a Borrower is a party and under which agreement a sell-off period has commenced, in each case, to the extent of any such Inventory with a book value in excess of (i) $250,000 in the case of any single license agreement, licensing agreement, distribution agreement and/or rights agreement and (ii) $500,000 in the aggregate in the case of all Inventory under this clause (o);

(p)            it is Inventory otherwise deemed ineligible by Administrative Agent in its Permitted Discretion.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging Environmental Liabilities.

“Environmental Laws” means all Laws relating to pollution, the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrowers, any other Loan Party, or any of their respective Subsidiaries directly or indirectly resulting from or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the Release or threatened Release of any Hazardous Materials; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means, as to any Person, all equipment (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other similar tangible personal property (other than Inventory) of every kind and description, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. For avoidance of doubt, Equity Interests shall include all of the foregoing arising in connection with or relating to any long-term incentive plan, 401(k) plan and/or any stock appreciation rights.

“EPA” means the Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or the receipt by any Loan Party or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization, insolvent, or in critical or endangered status, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (h) a failure by any Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Loan Party or ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Erroneous Payment” has the meaning ascribed thereto in Section 9.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning ascribed thereto in Section 9.12(d).

“Erroneous Payment Impacted Loans” has the meaning ascribed thereto in Section 9.12(d).

“Erroneous Payment Return” has the meaning ascribed thereto in Section 9.12(c).

“Erroneous Payment Return Deficiency” has the meaning ascribed thereto in Section 9.12(d).

“Estimated Revolver Usage” means as of any date of determination, (a) if such date of determination is prior to the twelve (12) month anniversary of the Closing Date, $100,000,000, and (b) if such date of determination is on or after the twelve (12) month anniversary of the Closing Date, an amount equal to the average daily outstanding principal amount of the Loans for the immediately preceding twelve (12) month period, as calculated by Administrative Agent in good faith.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning ascribed thereto in Section 8.01.

“Event of Loss” means, with respect to any property of any Loan Party, any of the following: (a) any loss, destruction or damage of such property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Excess Revolver Availability” means, as of any date of determination, the amount equal to (a) Borrowers’ Revolver Availability on such date minus (b) the aggregate amount, if any, of all book overdrafts of the Loan Parties in excess of historical practices with respect thereto, in each case, as determined by Administrative Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means (a) Deposit Accounts specially and exclusively used for payroll, payroll taxes or withholding tax payments related thereto and sales taxes in each case, so long as the funds held or maintained in any such Deposit Account do not exceed the amounts expected to be used for current requirements for such purpose, (b) Deposit Accounts specifically and exclusively used as disbursement accounts, (c) Deposit Accounts with a balance which does not exceed $100,000 for all such accounts in the aggregate at any one time, and (d) any deposit account that is specifically and exclusively used as a trust account or escrow account for the benefit of a Person that is not an Affiliate of Parent or any of its Subsidiaries.

“Excluded Property” means collectively, all right, title and interest of each Loan Party that is a party hereto, whether now owned or hereafter acquired or arising (or in which such Loan Party has rights or the power to transfer rights to a secured party), in, to or upon:

(a)            any rights or interest in any contract, lease, Permit, charter or license agreement covering real or personal property of any Loan Party that is a party hereto if, under the terms of such contract, lease, Permit, charter or license agreement, or applicable Law with respect thereto, the grant of a Lien therein is prohibited as a matter of law or under the terms of such contract, lease, Permit, charter or license agreement, except, in each of the foregoing cases, to the extent (i) any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408 or 9-409 of the UCC or other applicable Laws, or (ii) any consent or waiver has been obtained that would permit the Lien notwithstanding the prohibition or restriction on the pledge of such asset;

(b)            any property now owned or hereafter acquired by any Loan Party that is a party hereto that is subject to a purchase money Lien or a capital lease permitted hereunder if the contractual obligation pursuant to which such Lien is granted (or the documentation providing for such purchase money Lien or capital lease) validly prohibits the creation by such Loan Party of a Lien thereon or expressly requires the consent of any Person other than a Loan Party or its Affiliates which consent has not been obtained as a condition to the creation of any other Lien on such property;

(c)            any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed);

(d)            any motor vehicles having a fair market value of less than $75,000 individually or $150,000 in the aggregate; and

(e)            all Excluded Accounts and all amounts deposited therein or credited thereto except to the extent any such amounts were deposited therein or credited thereto other than for the purposes for which such Excluded Accounts were established;

provided that: (i) “Excluded Property” shall not include any Proceeds, products, substitutions or replacements of any Excluded Property (unless such Proceeds, products, substitutions or replacements would otherwise constitute Excluded Property); and (ii) if any assets constitute “Excluded Property” as a result of the failure of the applicable Loan Party that is a party hereto to obtain consent as described in clauses (a) and (b) of this definition, such Loan Party shall use commercially reasonable efforts to obtain such consent, and, upon obtaining such consent, such property shall cease to constitute “Excluded Property.”

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lending Party or required to be withheld or deducted from a payment to a Lending Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits taxes, in each case (i) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) which are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or its Commitments (other than pursuant to an assignment request by any Loan Party) pursuant to applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loans or its Commitments (other than pursuant to an assignment request by any Loan Party) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) United States Taxes attributable to such Person’s failure to comply with Section 2.08(f); and (d) any withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means any payments received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds relating to an Event of Loss or Disposition, as described in Section 2.03(c)(i) of this Agreement), consisting of (a) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (b) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries), (c) tax refunds, (d) proceeds of business interruption insurance and/or key-man life insurance, (e) proceeds of representations and warranties insurance, and (f) any purchase price adjustment received in connection with any purchase agreement.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDA” means the United States Food and Drug Administration.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one-hundredth of one percent (0.01%)) charged to major money center banks on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter by and among Administrative Agent and Borrowers.

“Fifth Third” means Fifth Third Bank, National Association.

“Fifth Third Equipment Lease” means that certain Master Equipment Lease Agreement dated September 27, 2021, between Fifth Third, as Lessor, and Alliance, as Lessee, together with all schedules thereto and all other documents executed in connection therewith, in each case as in effect on the Closing Date.

“Fifth Third Equipment Lease Additional Collateral” means the tangible and intangible equipment, goods, software, computer programs, personal property and other items listed and more particularly described in clause (ii) of Schedule 1.01 and made a part hereof, including any and all accessions, accessories and attachments thereto, together with all subleases, rentals, and similar arrangements with respect thereto.

“Fifth Third Equipment Lease Guaranty” means that certain unsecured Continuing Guaranty by AENT in favor of Fifth Third, dated September 27, 2021, guaranteeing the obligations of Alliance owing to Fifth Third under the Fifth Third Equipment Lease, as the same is in effect on the Closing Date.

“Fifth Third Equipment Lease Guaranty Reserve” means $964,000; provided that such amount shall be established by Administrative Agent on the Closing Date.

“Fifth Third Equipment Lease Original Collateral” means the tangible and intangible equipment, goods, software, computer programs, personal property and other items listed and more particularly described in clause (i) of Schedule 1.01 and made a part hereof, including any and all accessions, accessories and attachments thereto, together with all subleases, rentals, and similar arrangements with respect thereto.

“Fifth Third Subordination Agreement” means that certain Collateral Access and Lien Subordination Agreement, dated as of the Closing Date, between Fifth Third and Collateral Agent, in respect of the Fifth Third Equipment Lease, as may be amended, restated, supplemented or otherwise modified from time to time.

“Fiscal Month” means, as of any date of determination with respect to Parent or any Subsidiary thereof, each calendar month occurring during each Fiscal Year.

“Fiscal Quarter” means, as of any date of determination with respect to Parent or any Subsidiary thereof, each calendar quarter occurring during each Fiscal Year.

“Fiscal Year” means, as of any date of determination with respect to Parent or any Subsidiary thereof, a calendar year which ends on June 30 of each calendar year.

“Floor” means a rate of interest equal to (a) 2.00% per annum with respect to Loans based upon the SOFR Index Rate and (b) 5.50% per annum with respect to Loans based upon the ABR Index Rate.

“Foreign Lender” means any Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code).

“Foreign Control Agreement” means each of (a) each Account Charge and (b) the Canadian Control Agreement.

“Foreign Security Documents” has the meaning set forth in Section 9.13.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FTC” means the United States Federal Trade Commission.

“Fulfillment Express” means Fulfillment Express Limited, a company incorporated in England and Wales.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GameFly” means GameFly Holdings, LLC, a Delaware limited liability company.

“General Intangibles” means, as to any Person, all general intangibles (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including all right, title and interest that such Person may now or hereafter have under any contract, all payment intangibles (as that term is defined in the UCC), customer lists, licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, databases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses-in-action, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for Equity Interests and other Investment Property, and rights of indemnification.

“Goods” means, as to any Person, all goods (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including embedded software to the extent included in goods (as that term is defined in the UCC) and fixtures (as that term is defined in the UCC).

“Goodwill” means, as to any Person, all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party).

“Governmental Account Debtor” means any Account Debtor that is a Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, department, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, whether direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation; (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning ascribed thereto in Section 10.14(a).

“Guarantor Subordinated Debt” has the meaning ascribed thereto in Section 10.14(i).

“Guarantor Subordinated Debt Payments” has the meaning ascribed thereto in Section 10.14(i).

“Guarantors” means, collectively: (a) Parent, (b) all other Guarantors from time to time party hereto; and (c) each other Person who, on or following the date hereof pursuant to the terms of any Loan Document, has executed or is required to execute a Guaranty of all or any portion of the Obligations or a third-party pledge agreement (or similar document), as pledgor or in a pledgor capacity, in favor of Collateral Agent or the Lending Parties with respect to all or any portion of the Obligations.

“Guaranty” means any guaranty or third-party pledge agreement (or similar document), in form and substance reasonably satisfactory to Administrative Agent, made by a Person for the benefit of the Lending Parties or an Agent on behalf of the Lending Parties and includes the guaranty set forth in Section 10.14.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Historical Dilution” means, as of any date of determination during the month of:

(a)            October, a percentage that is the result of dividing the Dollar equivalent amount of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Borrowers’ Accounts during the period of November and December of the prior calendar year and January of the current calendar year, by (ii) Borrowers’ billings during the period of August, September and October of the prior calendar year;

(b)            November, a percentage that is the result of dividing the Dollar equivalent amount of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Borrowers’ Accounts during the period of December of the prior calendar year and January and February of the current calendar year, by (ii) Borrowers’ billings during the period of September, October and November of the prior calendar year;

(c)            December, a percentage that is the result of dividing the Dollar equivalent amount of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Borrowers’ Accounts during the period of January, February and March of the current calendar year, by (ii) Borrowers’ billings during the period of October, November and December of the prior calendar year;

(d)            January, a percentage that is the result of dividing the Dollar equivalent amount of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Borrowers’ Accounts during the period of February, March and April of the prior calendar year, by (ii) Borrowers’ billings during the period of November and December of the calendar year before the prior calendar year and January of the prior calendar year;

(e)            February, a percentage that is the result of dividing the Dollar equivalent amount of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Borrowers’ Accounts during the period of March, April and May of the prior calendar year, by (ii) Borrowers’ billings during the period of December of the calendar year before the prior calendar year and January and February of the prior calendar year; and

(f)            March, a percentage that is the result of dividing the Dollar equivalent amount of (i) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Borrowers’ Accounts during the period of April, May and June of the prior calendar year, by (ii) Borrowers’ billings during the period of January, February and March of the prior calendar year.

“IC-DISC Notes” means any notes issued after September 29, 2020 in connection with the making of payments by any Loan Party or Subsidiary to My Worldwide.

“IC-DISC Notes 3/4” means that certain (a) Second Amended and Restated Subordinated PIK Note, dated as of February 1, 2017, made by Alliance and payable to the order of Ogilvie in the original principal amount of $3,358,000,and (b) Second Amended and Restated Subordinated PIK Note, dated as of February 1, 2017, made by Alliance and payable to the order of Walker in the original principal amount of $3,358,000.

“Imported Goods Agreement” means an agreement in form and substance satisfactory to Collateral Agent by which any customs broker, freight-forwarder or other handler in possession or control of any Collateral agrees to (i) waive or subordinate any Lien it may have in such Collateral, (ii) agrees to hold any Documents in its possession relating to the Collateral as agent for Collateral Agent and (iii) agrees to deliver the Collateral to Collateral Agent upon its request.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnitees” means, collectively, each Lending Party and each Related Party of any of the foregoing Persons.

“Information” has the meaning ascribed thereto in Section 10.07.

“Instrument” means, as to any Person, all instruments (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are part of a group of writings that constitute, Chattel Paper.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” means, as to any Person, all Copyrights, Licenses, Patents, Trademarks, inventions (whether or not patentable), designs, trade secrets, know-how, confidential information, domain names, data and database, customers lists, other proprietary rights, whether registered or not, now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of the date of this Agreement, executed and delivered by Parent, each of its Subsidiaries, and Administrative Agent, the form and substance of which is satisfactory to Administrative Agent.

“Interest Payment Date” means with respect to all Loans, (a) the last Business Day of each Fiscal Month during the term hereof during which Loans are outstanding commencing with the last Business Day of December, 2023 and (b) the Maturity Date.

“Inventory” means, as to any Person, all inventory (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or to be furnished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods or materials or supplies of any kind.

“Inventory Formula Amount” means an amount equal to (a) the lesser of (i) the product of (x) 85%, multiplied by (y) the appraised NOLV of Eligible Inventory (according to appraisals conducted by Hilco Valuation Services, LLC or such other nationally reputable appraisal company acceptable to Administrative Agent in its Permitted Discretion, as such appraisals may be updated from time to time) and (ii) 70% of Eligible Inventory, valued at the lower of cost or wholesale fair market value, calculated on an “average cost” basis plus (b) the lesser of (i) the product of (x) 85%, multiplied by (y) the appraised NOLV of Eligible In-Transit Inventory (according to appraisals conducted by Hilco Valuation Services, LLC or such other appraisal company acceptable to Administrative Agent in its sole discretion, as such appraisals may be updated from time to time) and (ii) 70% of Eligible In-Transit Inventory, valued at the lower of cost or wholesale fair market value, calculated on an “average cost” basis. Administrative Agent may modify the advance rates set forth herein from time to time in its Permitted Discretion.

“Inventory Reserve” means reserves established by Administrative Agent to reflect factors that may negatively impact the NOLV of Eligible Inventory or Eligible In-Transit Inventory or the appraised value of Eligible Inventory or Eligible In-Transit Inventory (in each case, as applicable), including change in salability, obsolescence, aging, slow-turnover, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of: (a) the purchase or other acquisition of assets, capital stock or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee or assumption of Debt of, or purchase or other acquisition of any other debt or Equity Interests in, another Person, including any partnership, limited liability company or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Debt of such other Person. For purposes of covenant compliance, the amount of any Investment (i) shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person), (ii) if made by the transfer or exchange of property other than cash, shall be deemed to be the original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange, and (iii) if made in the form of a Guarantee or acquisition or assumption of Debt, shall be deemed the maximum principal amount of such Debt or maximum value of the obligation Guaranteed when made, as applicable.

“Investment Property” means, as to any Person, all investment property (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

“IRS” means the United States Internal Revenue Service or, as applicable, any successor agency.

“Joinder Agreement” means an agreement entered into by a Subsidiary of any Borrower following the date hereof to join in the Guaranty set forth in Section 10.14, in substantially the form of Exhibit B or any other form approved by Administrative Agent.

“Laws” means, collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, authorities, guidelines, regulations, ordinances, codes and administrative or judicial precedents or judgments, orders, decrees, permits and other governmental restrictions, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, concessions, grants, franchises and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Issuer” means one or more banks, trust companies or other Persons in each case expressly identified by Administrative Agent from time to time, in its sole discretion, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder. Without limitation of Administrative Agent’s discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Administrative Agent with respect to letter of credit exposure and agrees to provide regular reporting to Administrative Agent satisfactory to it with respect to such exposure.

“Lender” means, initially, each Person designated on Schedule 2.01 as a “Lender” and, thereafter, each Person that has a Commitment or that has an outstanding Loan, and shall include, for the avoidance of doubt, the Swing Lender (it being understood and agreed that WOCF and WOABL shall constitute separate Lenders for all purposes of this Agreement).

“Lender Letter of Credit” means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

“Lending Office” means, as to any Lender, the account or office of such Lender described as such in such Lender’s Administrative Detail Form, or such other account, office or offices as a Lender may from time to time notify Administrative Borrower and Lending Parties.

“Lending Parties” means, collectively, each Agent, LC Issuer and Lenders.

“Letter of Credit” means a standby letter of credit issued for the account of any Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Revolver Commitment Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods, provided, however, that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Revolver Commitment Termination Date. Each Letter of Credit shall be either a Lender Letter of Credit or a Supported Letter of Credit.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (a) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met, plus (b) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit.

“Letter of Credit Rights” means, as to any Person, all letter of credit rights (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance thereunder.

“Letter of Direction” means that certain Lender of Direction, dated as of the date hereof, by and among the Borrowers and Administrative Agent.

“Licenses” means, as to any Person, all Copyright Licenses, Patent Licenses, Trademark Licenses or other licenses of rights or interests now held or hereafter acquired by such Person, including in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of property or any other conduct of such Person’s business.

“Licensor” means any Person from whom Loan Party obtains the right to use any Intellectual Property.

“Lien” means any mortgage, deed of trust, deed to secure debt, assignment of leasehold interest or rents, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), option, right of first offer, right of first refusal, easement, encroachment, title defect, claim, restriction, charge, limitation or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).

“Lien Instrument” means any document (or other instrument) evidencing any Lien securing the Obligations pursuant to any Negotiable Collateral.

“Loan” means any Revolver Loan, Swing Loan or Protective Advance made (or to be made) hereunder.

“Loan Account” has the meaning ascribed thereto in Section 2.01(b)(v).

“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Letter of Direction, each Note, each Guaranty, each Collateral Document, the Perfection Certificate, the Intercompany Subordination Agreement, the Ogilvie Subordination Agreement, the Fifth Third Subordination Agreement, each Vendor Intercreditor Agreement, each Wells Fargo RPA Intercreditor Agreement, any other Subordination Agreement, and all other present or future documents entered into by any Loan Party for the benefit of Lending Parties (or any of them), in connection with this Agreement.

“Loan Parties” means, collectively, Borrowers and each Guarantor.

“Loss and Disposition Threshold Amount” has the meaning specified therefor in Section 2.03(c)(i).

“Lockbox” means a postal box rented in Collateral Agent’s name or its designee to be used for collection of remittances received in payment of accounts receivable.

“Make-Whole Amount” means, in connection with any Prepayment Event, the sum of (a) if such event occurs (i) on or prior to the date which is twelve (12) months following the Closing Date, two percent (2.0%) of the amount of the Revolver Commitments, Revolver Loans or other Obligations (as the case may be) subject to such Prepayment Event; (ii) after the date which is twelve (12) months following the Closing Date, but on or prior to the date which is twenty (20) months following the Closing Date, one percent (1.0%) of the amount of the Revolver Commitments, Revolver Loans or other Obligations (as the case may be) subject to such Prepayment Event; and (iii) after the date which is twenty (20) months following the Closing Date, no Make-Whole Amount is applicable plus (b) if such event occurs (i) on or prior to the date which is eighteen (18) months following the Closing Date, the Revolver Minimum Interest Amount; and (ii) after the date which is eighteen (18) months following the Closing Date, no Make-Whole Amount under this clause (b) is applicable (for the avoidance of doubt, without limitation of any Make-Whole Amount due and payable under the immediately preceding clause (a)).

“Market Disruption Event” means any of the following: (a) any Lender notifies Administrative Agent that the SOFR Index Rate does not adequately and fairly reflect the cost to such Lender of funding its respective Loans, or any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the SOFR Index Rate or to determine or charge interest rates based upon such SOFR Index Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing; or (b) the circumstances set forth in Section 2.02(e)(i) exist or the Scheduled Unavailability Date has occurred, and no SOFR Successor Rate has been determined in accordance with Section 2.02(e).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Loan Parties, taken as a whole; (b) a material adverse effect on the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or of any Lending Party’s ability to enforce the Obligations or realize upon the Collateral; (c) a material adverse effect on the legality, validity, binding effect or enforceability of, or the rights or benefits available to (or remedies of) Agents or the Lenders under the Loan Documents; or (d) a material impairment of the enforceability or priority of Collateral Agent’s Liens with respect to a material portion of the Collateral.

“Material Contract” means, with respect to any Loan Party and its Subsidiaries: (a) each contract or agreement, or series of contracts or agreements (irrespective of whether related to the same subject matter and including any related purchase orders), to which such Loan Party or any of its Subsidiaries is a party (i) involving aggregate consideration or revenues under all such contract(s) and agreement(s) payable to such Loan Party or any of its Subsidiaries by a specific Person or such Person’s Affiliates, or by such Loan Party or any of its Subsidiaries to a specific Person or such Person’s Affiliates, as applicable, in excess of 10% of all such amounts payable to or from such Loan Party or any of its Subsidiaries, as applicable, in any calendar year or (ii) that relates to (x) Debt which is subject to a Subordination Agreement or (y) otherwise, to Debt in an aggregate principal amount of $1,000,000 or more, (b) each executive employment agreement entered into by any Loan Party with Ogilvie and/or Walker, and (c) each other contract or agreement the loss of which could reasonably be expected to result in a Material Adverse Effect. Each Material Contract existing on the Closing Date is listed on Schedule 5.21.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Agreements of any Loan Party in an aggregate principal amount exceeding $1,000,000. For purposes of this definition, the “principal amount” of the obligations of any Loan Party in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedge Agreement were terminated at such time.

“Material Intellectual Property” means Intellectual Property that is material to the business of the Borrowers and their Subsidiaries, taken as a whole.

“Maturity Date” means the Revolver Commitment Termination Date.

“Maximum Rate” means, at any time, the maximum rate of non-usurious interest permitted by applicable Laws.

“MCE Earn Out Agreement” means that certain Earn Out Agreement, dated as of September 30, 2019, by and among Alliance, Mill Creek, Gulf Stream Capital, LLC, a Minnesota limited liability company, ILJ Enterprises, LLC, a Minnesota limited liability company, Scott Moss, and Robert Zakheim, in his capacity as SP Representative.

“Mecca” means Mecca Electronics Industries, Inc., a New York corporation.

“Mecca Earn Out Agreement” means that certain Earn Out Agreement, dated as of April 30, 2018, by and among Panther, Raymond Aboody, Danny Mashal and Abe Lerner.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years, has made or been obligated to make contributions or has any liability.

“My Worldwide” means My Worldwide Marketplace, Inc., a Nevada corporation.

“NatWest Deposit Account” means the Deposit Account maintained with National Westminster Bank Plc (NatWest) bearing account number 71083154.

“Negotiable Collateral” means all of each Borrower’s now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents (including each Negotiable Document), documents of title, and Chattel Paper (including electronic Chattel Paper and tangible Chattel Paper), and all supporting obligations in respect of any of the foregoing.

“Negotiable Document” means a document that is “negotiable” within the meaning of Article 7 of the UCC.

“Net Proceeds” means:

(a)            100% of the cash proceeds actually received by the Loan Parties or any Subsidiary from any Disposition, Event of Loss, or Extraordinary Receipts, net of:

(i)            attorneys’ fees, accountants’ fees, investment banking fees, required debt payments and required payments of other obligations that are secured by the applicable asset or property (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Loan Documents), other expenses and brokerage, consultant and other fees actually incurred in connection therewith;

(ii)            in the case of any Disposition, any escrow or reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect thereof (provided that, upon release of any such escrow or reserve, the amount released shall constitute Net Proceeds);

(iii)            taxes paid or reasonably estimated to be payable as a result thereof (provided that, if the amount of any such estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Event of Loss, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid); and

(iv)            with respect to Extraordinary Receipts, to the extent not duplicative of reductions to the amount of Extraordinary Receipts set forth in the definition thereof, the aggregate amount of the realized losses related to the event that caused the Extraordinary Receipt; and

(b)            100% of the cash proceeds from the incurrence, issuance or sale by any Loan Party or Subsidiary of any Debt or Equity Interests, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; provided that, if the amount of any estimated taxes exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid;

provided that for purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to any Loan Party or any Affiliate thereof (other than reasonable and documented out-of-pocket expenses) shall be disregarded.

“NOLV” means, as of any date of determination, in respect of Eligible Inventory or Eligible In-Transit Inventory, as applicable, the net orderly liquidation value thereof as determined by a third-party appraiser satisfactory to Administrative Agent in the most recent appraisal of the Eligible Inventory or Eligible In-Transit Inventory, as applicable, satisfactory to Administrative Agent that has been obtained by Administrative Agent.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Notice of LC Credit Event” means a notice from a Responsible Officer of Administrative Borrower to Administrative Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (a) the date of issuance or increase of a Letter of Credit; (b) the identity of the LC Issuer with respect to such Letter of Credit, (c) the expiry date of such Letter of Credit; (d) the proposed terms of such Letter of Credit, including the face amount; and (e) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Note” means each promissory note (if any) executed and delivered by each Borrower in favor of a Lender evidencing that portion of the Credit Extensions owed to such Lender, such note being substantially in the form of Exhibit G.

“Obligations” means, collectively, all (a) principal of and premium, if any, on the Loans and Letters of Credit, (b) interest, expenses, fees, indemnification obligations and other amounts payable by the Loan Parties (or any of them) to the Agents, the Lenders and/or any Secured Party under the Loan Documents, and (c) other Debts, obligations and liabilities of any kind owing by the Loan Parties (or any of them) to the to the Agents, the Lenders and/or any Secured Party under the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, including Post-Petition Interest, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“OFAC” means the United States Office of Foreign Assets Control and any successor thereto.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Ogilvie” means Bruce Ogilvie, Jr., an individual.

“Ogilvie Subordinated Debt” has the meaning ascribed to the term “Junior Liabilities” in the Ogilvie Subordination Agreement.

“Ogilvie Subordinated Note” means that certain Amended and Restated Promissory Note dated the date hereof in the original face principal amount of $10,000,000 made by Alliance in favor of the Ogilvie Trust, as may be further amended, restated, supplemented or otherwise modified from time to time as permitted under the Ogilvie Subordination Agreement.

“Ogilvie Subordination Agreement” means that certain Subordination Agreement, dated as of the date of this Agreement, in form and substance satisfactory to Administrative Agent and the Lenders, executed and delivered by Administrative Agent, the Ogilvie Trust, and the Loan Parties, as may be amended, restated, supplemented or otherwise modified from time to time.

“Ogilvie Trust” means the Bruce Ogilvie, Jr. Trust dated January 20, 1994, and as to which the trustee is Ogilvie.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent comparable documents with respect to any non-U.S. jurisdiction) of such Person; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) of such Person; and (d) any agreement, instrument, filing or notice with respect thereto (other than routine filings as to registered agent, annual statements and similar notices and filings) filed in connection with such Person’s formation, governance, or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Other Connection Taxes” means, with respect to any Lending Party or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender of an interest in a Loan or Commitment after the date hereof (other than such an assignment pursuant to Section 2.11 or another request by a Loan Party or during an Event of Default described in Section 8.01(a), (g), (h) or (p)).

“Outstanding Amount” means, with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to prepayments or repayments of such Loans or the making of such Loans, as the case may be, occurring on such date.

“Paid in Full” or “Repaid in Full” (or any variation thereof, such as “payment in full” or “repayment in full”) means, with respect to any Obligations, the indefeasible payment in full of such Obligations (other than Unasserted Obligations) in cash (or otherwise to the written satisfaction, in such holder’s discretion, of the holder thereof), and, in the event any such Obligations are paid over time or modified pursuant to Section 1129 of the Bankruptcy Code (or any similar provision of any other applicable Bankruptcy Law), shall further mean that the holder thereof shall have received the final payment due on account of such Obligations. For purposes of the foregoing, the “holder” of any applicable Obligations shall be deemed to be the Person entitled to receipt of payment thereof. Notwithstanding the foregoing, the Obligations shall not be deemed to have been “Paid in Full” until all Commitments have expired or been terminated in accordance with their terms.

“Parent” has the meaning ascribed thereto in the introductory paragraph of this Agreement.

“Participant” has the meaning ascribed thereto in Section 10.06(d).

“Participant Register” has the meaning ascribed thereto in Section 10.06(d).

“Patent and Trademark Security Agreement” means that certain Patent and Trademark Security Agreement, dated as of the Closing Date, by Borrowers in favor of Collateral Agent, as amended, restated supplemented and otherwise modified from time to time.

“Patent License” means, as to any Person, all licenses and other similar rights now provided or hereafter provided to such Person (or in which such Person has rights or the power to transfer rights to a secured party) with respect to any Patent of another Person.

“Patents” means, as to any Person, all of the following in which such Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications filed with the United States Patent and Trademark Office or in any similar office or agency of any other country; and (b) all reissues, reexaminations, divisionals, continuations, continuations-in-part or extensions thereof and foreign counterparts thereof.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)).

“Payment Conditions” means, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:

(a)            no Default or Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,

(b)            both:

(i)            Excess Revolver Availability, (x) at all times during the 60 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made and such Specified Transaction was consummated on the first day of such 60 day period and after giving effect to such proposed payment and Specified Transaction, and (y) as projected by Parent on a month end basis for each of the 6 consecutive Fiscal Months immediately succeeding the date of the proposed payment and the consummation of such Specified Transaction, based on projections reasonably acceptable to Administrative Agent, in each case, is not less than $10,000,000, and

(ii)            the Consolidated Fixed Charge Coverage Ratio of Parent and its Subsidiaries, on a consolidated basis, is equal to or greater than 1.35:1.00 for (x) the Test Period most recently ended for which financial statements are required to have been delivered to Administrative Agent pursuant to Section 6.01(c) of this Agreement (calculated on a pro forma basis as if such proposed payment were included in the numerator of such ratio on the last day of such Test Period (it being understood that such proposed payment shall also be included on the last day of such Test Period for purposes of calculating the Consolidated Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment to fund a Specified Transaction)) and (y) the upcoming six Test Periods immediately succeeding the date of the proposed payment and the consummation of such Specified Transaction, as projected by Parent on a month-end basis for each such month, based on projections reasonably acceptable to Administrative Agent, and

(c)            Administrative Borrower has delivered a certificate to Administrative Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.

“Payoff Documents” means, collectively, (a) payoff letters evidencing repayment in full of all Debt to be Repaid and the release of all Liens granted in connection therewith and (b) Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing, in each case, the form and substance of which is satisfactory to Administrative Agent.

“PayPal” means PayPal, Inc., a Delaware corporation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (including a multiple employer plan but excluding a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Percentage Share” means, as to any Lender, at any time, subject to the terms hereof, with respect to all Loans, payments, indemnification and reimbursement obligations, computations and other matters relating to the Revolver Commitment, Letter of Credit Liabilities, the Revolver Loan of any Lender and indemnification obligations of any Revolver Lender with respect to the Agents, the percentage (expressed as a decimal carried out to the ninth decimal place) obtained by dividing (a) the Revolver Commitment or the Revolver Exposure of that Lender, by (b) the aggregate Revolver Commitment or Revolver Exposure of all Lenders. The initial Percentage Share of each Lender with respect to the Revolver Commitment or the Revolver Loan, as applicable, is set forth opposite the name of such Lender on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“Perfection Certificate” means the perfection certificate dated as of the Closing Date in form and substance acceptable to each Agent.

“Permit” means any permit, approval, authorization, certification, license, consent, exemption, variance, accreditation or permission required from or issued or granted by a Governmental Authority under any applicable Law or any accrediting organization.

“Permitted Canadian Dollars Account” means the Deposit Account identified as “Canadian Dollars” on Schedule 6.12B, so long as (a) such Deposit Account does not contain any currency other than Canadian Dollars, (b) at the end of each calendar week, any amounts in excess of Cdn$ 400,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Administrative Agent, to Administrative Agent prior to the end of such calendar week) in such Deposit Account are converted to Dollars and swept to the Primary Collection Account at Bank of America, N.A., and (c) subject to Section 6.19, such Deposit Account is subject to the Canadian Control Agreement, in form and substance satisfactory to Collateral Agent.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable credit judgment (from the perspective of a senior secured, asset-based lender).

“Permitted Euros Accounts” means the Deposit Accounts identified as “Euros” on Schedule 6.12B, so long as (a) such Deposit Accounts do not contain any currency other than Euros, (b) at the end of each calendar week, any amounts in excess of €300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Administrative Agent, to Administrative Agent prior to the end of such calendar week) in the aggregate in all such Deposit Accounts are converted to Dollars and swept to the Primary Collection Account at Bank of America, N.A., and (c) subject to Section 6.19, each such Deposit Account is subject to an Account Charge, in form and substance satisfactory to Collateral Agent.

“Permitted Foreign Deposit Accounts” means, collectively, the Permitted Canadian Dollars Account, the Permitted Euros Accounts, the Permitted Japanese Yen Account, and the Permitted Sterling Accounts.

“Permitted Holders” means (a) Ogilvie and/or Walker, (b) the spouse and lineal descendants and spouses of lineal descendants of Ogilvie and/or Walker (c) trusts established for the benefit of any Person named in clauses (a) or (b), (d) the estates or legal representatives of any Person named in clauses (a) or (b), or (e) limited liability companies or other entities Controlled by any Person or Persons named in clauses (a) or (b).

“Permitted Japanese Yen Account” means the Deposit Account identified as “Japanese Yen” on Schedule 6.12B, so long as (a) such Deposit Account does not contain any currency other than Japanese Yen, (b) at the end of each calendar week, any amounts in excess of ¥20,000,000 (minus any pending Automated Clearing House(ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Administrative Agent, to Administrative Agent prior to the end of such calendar week) in such Deposit Account are converted to Dollars and swept to the Primary Collection Account at Bank of America, N.A., and (c) subject to Section 6.19, such Deposit Account is subject to an Account Charge, in form and substance satisfactory to Collateral Agent.

“Permitted Liens” has the meaning ascribed thereto in Section 7.01.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Administrative Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Collateral Agent’s Liens.

“Permitted Receivables Purchase Arrangements” means each of (a) the sale of Accounts by COKeM to Wells Fargo and (b) the sale of Accounts by Alliance to Wells Fargo, in each case, in the ordinary course of business and only so long as (i) the Account Debtor is [***] or an Affiliate thereof, (ii) such sale is made pursuant to (x) the applicable Wells Fargo Receivables Purchase Agreement (and subject to the applicable Wells Fargo RPA Intercreditor Agreement) for COKeM and/or (y) the applicable Wells Fargo Receivables Purchase Agreement (and subject to the applicable Wells Fargo RPA Intercreditor Agreement) for Alliance, and (iii) each deposit account into which proceeds of such sale are deposited is identified in writing to Collateral Agent and is subject to a Dominion Control Agreement.

“Permitted Sterling Accounts” means the Deposit Accounts identified as “Pounds Sterling” on Schedule 6.12B, so long as (a) such Deposit Accounts do not contain any currency other than Sterling, (b) at the end of each calendar week, any amounts in excess of £300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House(IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Administrative Agent, to Administrative Agent prior to the end of such calendar week) in the aggregate in all such Deposit Accounts are converted to Dollars and swept to the Primary Collection Account at Bank of America, N.A., and (c) subject to Section 6.19, each such Deposit Account is subject to an Account Charge, in form and substance satisfactory to Collateral Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Loan Party or any Subsidiary, or any such plan to which any Loan Party or any Subsidiary is required to contribute on behalf of any of its employees or with respect to any such Loan Party has any liability.

“Pledge Agreement” means those certain Pledge Agreements made by Parent, AENT and Panther, each dated as of the Closing Date in favor of Collateral Agent, as amended, restated, supplemented and otherwise modified from time to time.

“Post-Closing Domestic DACA Accounts” has the meaning set forth on Schedule 6.12B.

“Post-Petition Interest” means any interest, fee or charge that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one of more of the Loan Parties (or would accrue but for the operation of applicable bankruptcy or insolvency laws) whether or not such interest, fee or other charge is allowed or allowable as a claim in any proceeding.

“Prepayment Event” has the meaning ascribed thereto in Section 2.03(d).

“Primary Collection Account” means that certain Deposit Account of Alliance maintained at Bank of America, N.A., with an account number as set forth on Schedule 6.12B under the heading “Primary Collection Account”, over which Collateral Agent has control for withdrawal purposes.

“Primary Disbursement Account” means that certain Deposit Account of Alliance maintained at Bank of America, N.A., with an account number as set forth on Schedule 6.12B under the heading “Primary Disbursement Account”.

“Pro Rata” means, with respect to any Revolver Lender, a percentage (rounded to the ninth decimal place) determined by dividing the amount of such Revolver Lender’s Revolver Commitment by the aggregate outstanding Revolver Commitments.

“Proceeds” means proceeds (as that term is defined in the UCC).

“Protection for You” means Protection for You Insurance Company, Inc., a Montana corporation.

“Protective Advances” has the meaning ascribed thereto in Section 8.02(c).

“Public Lender” has the meaning ascribed thereto in Section 10.02(b)(ii).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified therefor in Section 10.19.

“Register” means a register for the recordation of the names and addresses of Lenders and, as applicable, the Commitments of, and Credit Outstandings owing to (including principal and stated interest), each Lender pursuant to the terms hereof from time to time.

“Reimbursement Obligations” means, at any date, the obligations of each Borrower then outstanding to reimburse (a) Administrative Agent for payments made by Administrative Agent under a Support Agreement, and/or (b) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.

“Related Business” means any business that is the same, similar or otherwise reasonably related, ancillary or complementary to the business of Parent and its Subsidiaries on the Closing Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrator, managers, advisors, consultants, service providers and representatives of such Person, and specifically includes, in the case of the Lending Parties, WOCF in its capacity as Administrative Agent and WOCF in its capacity as Collateral Agent.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by an obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, vendor, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve of up to three months’ rent and other charges that could be payable to any such Person as determined by Administrative Agent in its Permitted Discretion, unless it has executed a Collateral Access Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means Non-Defaulting Lenders holding in excess of 50% of the aggregate Revolver Exposure of all Non-Defaulting Lenders; provided, however that if there are two or more Lenders, then “Required Lenders” shall mean WOABL and WOCF.

“Reserves” means, collectively, Revolver Availability Reserves.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or director of financial services. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, as to any Person: (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, (whether in cash, securities or other property) with respect to any Equity Interests (including, for the avoidance of doubt, preferred equity interests) of such Person; (b) any payment, purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest of such Person (whether pursuant to a put right or otherwise); (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of such Person now or hereafter outstanding; (d) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of such Person which is subordinated to the payment of the Obligations; (e) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person; (f) payment of any management, consulting, servicing or other similar fees payable by any Loan Party to any shareholder or other Affiliate thereof to the extent not otherwise permitted under Section 7.08; (g)  any payment of any earn-out; (h) any payment deemed a Restricted Payment pursuant to Section 6.23, and (i) any other transaction that has a similar effect as clauses (a) through (h) of this definition.

“Revolver Availability” means the Revolver Borrowing Base minus Revolver Usage.

“Revolver Availability Reserve” means the sum (without duplication) of (a) the Rent and Charges Reserve taken in respect of Revolver Loans; (b) the Inventory Reserve; (c) the aggregate amount of liabilities secured by Liens upon the Collateral that are senior to Collateral Agent’s Liens, such as Liens or trusts in favor of carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (d) reserves to reflect the amount of all past-due account payables (unless Administrative Agent otherwise agrees at its sole option), including the Accounts Payable Reserve and such other amounts owing to material vendors and subcontractors, or other sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, environmental liabilities or obligations or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay; (e) the Accrued Royalties Reserve; (f) the Fifth Third Equipment Lease Guaranty Reserve; (g) the Wage Lien Reserve; and (h) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent may elect in its Permitted Discretion to impose from time to time, including, without limitation, (i) the aggregate amount of any mandatory prepayment required to be paid and applied to the Revolver Loans under Section 2.03(c), (ii) the amount of any insurance claims that may be senior to the Revolver Loans, (iii) obligations in respect of performance bonds (other than surety bonds), state and local compliance bonds and similar obligations, and (iv) the cost of repair of any physical injury to the whole or any other goods to which any accession, which is included in the Revolver Borrowing Base, may be a part. For the avoidance of doubt, the Revolver Availability Reserve shall only be applied to the Revolver Borrowing Base.

“Revolver Borrowing Base” means on any date of determination, the lesser of (a) the aggregate Revolver Commitments and (b) the result of (i) the sum of (x) the Accounts Formula Amount plus (y) the Inventory Formula Amount minus (ii) the Revolver Availability Reserve.

“Revolver Commitment” means, as to any Revolver Lender at any time, its obligation to make a Revolver Loan to Borrowers on or after the Closing Date in an aggregate principal amount equal to the amount set forth opposite such Revolver Lender’s name on Schedule 2.01 under the heading Revolver Commitment. As of the Closing Date, the aggregate amount of the Revolver Commitments is $120,000,000.

“Revolver Commitment Termination Date” means the earliest to occur of (a) December 21, 2026; (b) the date on which the Revolver Commitments are permanently reduced to zero pursuant to Section 2.01(b)(iii); and (c) the date on which the Revolver Commitments are terminated pursuant to Section 2.01(b)(iii).

“Revolver Exposure” means, with respect to any Revolver Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolver Loans and Letter of Credit Liabilities of such Lender.

“Revolver Lender” means each Lender which has a Revolver Commitment or, if the Revolver Commitments have terminated, each Lender having any Revolver Usage outstanding.

“Revolver Loan” means any loan made pursuant to Section 2.01(b).

“Revolver Minimum Interest Amount” means, as of any date of determination, an amount equal to the aggregate amount of interest which would have otherwise been payable on Revolver Loans if the Estimated Revolver Usage calculated from the Closing Date through the date of the occurrence of the Prepayment Event had been outstanding from the date of the occurrence of the Prepayment Event until the date which is eighteen (18) months following the Closing Date.

“Revolver Overadvance” has the meaning set forth in Section 2.01(b)(iv).

“Revolver Usage” means the aggregate amount of outstanding Revolver Loans (inclusive of Swing Loans and Protective Advances), plus Letter of Credit Liabilities.

“Sam’s West” means Sam’s West, Inc., an Arkansas corporation.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any Lender or any Loan Party or any of their respective Subsidiaries or Affiliates.

“Scheduled Unavailability Date” has the meaning ascribed thereto in Section 2.02(e)(iii)(B).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Parties” means each Agent, each Lender and each LC Issuer.

“Settlement” has the meaning ascribed thereto in Section 2.10(b)(i).

“Settlement Date” has the meaning ascribed thereto in Section 2.10(b)(i).

“SOFR” means, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Screen Rate” means the SOFR quote on an applicable screen page that the Administrative Agent designates to determine SOFR pursuant to Section 2.02 (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“SOFR Index Adjustment Date” means (a) the Closing Date and (b) thereafter, the last Business Day of each calendar month as any Obligations remain outstanding.

“SOFR Index Rate” means, as of any SOFR Index Adjustment Date, the greater of (a) the Floor, and (b) the sum of (i) the rate per annum for the forward-looking term rate for SOFR for a period one (1) month, which appears on the CME Term SOFR Page on or about 5:00 a.m. on the date of such SOFR Index Adjustment Date; provided, that, to the extent that the rate described in this clause (b)(i) is not ascertainable pursuant to the foregoing provisions of this definition, then the rate described in this clause (b)(i) shall be the interest rate per annum determined by the Administrative Agent in the Administrative Agent’s reasonable discretion in accordance with Section 2.02(e) plus (ii) the SOFR Spread Adjustment.

“SOFR Index Rate Loans” shall mean Loans that bear interest at a rate based upon the SOFR Index Rate.

“SOFR Spread Adjustment” means 11.448 basis points per annum.

“SOFR Successor Rate” has the meaning specified therefor in Section 2.02(e).

“SOFR Successor Rate Conforming Changes” means, with respect to any proposed SOFR Successor Rate, any conforming changes to the definition of Base Rate, SOFR Index Rate, ABR Index Rate, SOFR Screen Rate, CME Term SOFR Page, SOFR Spread Adjustment, Business Day, U.S. Government Securities Business Day, or any related, similar or analogous definitions, timing and frequency of determining rates, making payments of interest, the applicability and length of lookback periods, and other technical, administrative and operational matters as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption of such SOFR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such SOFR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement.

“Software” means, as to any Person, all software (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Collection Accounts” those certain Deposit Accounts maintained by Alliance and/or Directtou at Bank of America, N.A. and bearing the account numbers as set forth on Schedule 6.12B under the heading “Specified Collection Accounts”.

“Specified License Agreements” shall mean any license agreements, licensing agreements, distribution agreements and/or rights agreements in existence as of the Closing Date or entered into from time to time thereafter by and between any Loan Party or Subsidiary and any of [***] (or any of their respective subsidiaries or affiliates).

“Specified Materials” means, collectively, all written materials provided by or on behalf of any Loan Party relating to the Loan Parties (or any of them) or their respective Affiliates or any other materials or matters relating to the Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Specified Transaction” means, any Investment, prepayment of Debt, or Restricted Payment (or declaration of any prepayment or Restricted Payment).

“Spot Rate” means the exchange rate, as determined by Administrative Agent, that is applicable to conversion of one currency into another currency, which is the exchange rate reported by Bloomberg (or other commercially available source designated by Administrative Agent) on any applicable day as of the end of the preceding Business Day in the financial market for the first currency.

“Subordination Agreement” means (i) the Intercompany Subordination Agreement, (ii) the Ogilvie Subordination Agreement (iii) the Fifth Third Subordination Agreement, (iv) each Vendor Intercreditor Agreement, (v) each Wells Fargo RPA Intercreditor Agreement and (vi) any other written subordination agreement with respect to subordinated obligations by and among Administrative Agent, the holder(s) of such subordinated obligations and the Loan Parties, which agreement subordinates payments under such subordinated obligations to Payment in Full of all Obligations and is otherwise on subordination terms reasonably satisfactory to Administrative Agent.

“Subsidiary” of a Person means any other Person of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Support Agreement” has the meaning set forth in Section 2.01(c).

“Supported Letter of Credit” means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.

“Supported QFC” has the meaning specified therefor in Section 10.19.

“Swing Lender” means WOCF or any other Lender that, at the request of Borrowers and with the consent of Administrative Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.01(d) of this Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.01(d) of this Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Percentage Share of the Swing Loans on such date.

“Synthetic Lease Obligation” means the monetary obligation of a Person under either: (a) a so called synthetic, off-balance-sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to taxes or penalties applicable thereto.

“Technicolor Services Agreement” means that certain Manufacturing and Distribution Services Agreement, dated as of June 1, 2015, between Technicolor Home Entertainment Services, Inc. and Technicolor Videocassette of Michigan, Inc., on the one hand, and Mill Creek, on the other hand, as amended.

“Test Period” means, for any date of determination under this Agreement, the most recent period as of such date of twelve (12) consecutive Fiscal Months of Parent and its Subsidiaries for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 6.01(c).

“Think 3Fold Purchase Agreement” means that certain Asset Purchase Agreement, dated as of June 18, 2022, between Think 3Fold, LLC, an Arkansas limited liability company, as seller, and Parent, as purchaser.

“Threshold Amount” means $1,000,000.

“Trademark License” means, as to any Person, all licenses and other similar rights now provided or hereafter provided to such Person (or in which such Person has rights or the power to transfer rights to a secured party) with respect to any Trademark of another Person.

“Trademarks” means, as to any Person, all of the following now owned or hereafter adopted or acquired by such Person: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all Goodwill associated with or symbolized by any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, except when used in connection with the perfection of the Collateral, in which case, “UCC” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction with respect to such affected Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unasserted Obligations” means, at any time, Obligations consisting of obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Debt) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the Indemnitee or is otherwise known to the Indemnitee) at such time.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Debt (other than the Revolver Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolver Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Pension Plan’s assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unused Line Fee” has the meaning set forth in Section 2.04(a).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S Special Resolution Regimes" has the meaning ascribed thereto in Section 10.19.

“Value” means for an Account, its face amount, net of any customer deposits, unapplied cash, returns, rebates, discounts (calculated on the shortest terms), credits, chargebacks, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Vendor Intercreditor Agreements” means each of (a) that certain Intercreditor and Subordination Agreement (letter) dated the date hereof between [***], on behalf of itself and its parent and certain of its affiliates, and Collateral Agent (the “[***] ICA”), (b) that certain Intercreditor and Subordination Agreement (letter) dated the date hereof between [***] and Collateral Agent, and (c) that certain Intercreditor and Subordination Agreement (letter) dated the date hereof between [***], on behalf of itself and certain of its subsidiaries, and Collateral Agent, each as may be amended, restated, supplemented or otherwise modified from time to time.

“Wage Lien Reserve” means reserves established by Administrative Agent in its Permitted Discretion to reflect up to one (1) month of severance obligations due to employees of any Loan Party located in the State of Wisconsin, the State of Virginia, or the United Kingdom.

“Walker” means Jeffrey C. Walker, an individual.

“[***]” means [***].

“[***] ICA” has the meaning assigned to such term in the definition of “Vendor Intercreditor Agreements”.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wells Fargo Receivables Purchase Agreements” means each of (a) that certain Receivables Purchase Agreement dated as of November 9, 2011, between Wells Fargo and COKeM, related to the purchase of Accounts owing to COKeM by [***] and (b) that certain Receivables Purchase Agreement dated as of August 6, 2021, between Wells Fargo and Alliance, related to the purchase of Accounts owing to Alliance by [***].

“Wells Fargo RPA Intercreditor Agreements” means each of (a) that certain Letter Agreement Re: Consent to Sale of Receivables, to be entered into on or prior to the date set forth in Paragraph 2 of Schedule 6.19, from Wells Fargo to, and agreed by, each Agent and COKeM and (b) that certain Letter Agreement Re: Consent to Sale of Receivables, to be entered into on or prior to the date set forth in Paragraph 2 of Schedule 6.19, from Wells Fargo to, and agreed by, each Agent and Alliance, each as may be amended, restated, supplemented or otherwise modified from time to time.

“White Oak” means WOABL and WOCF.

“WOABL” means White Oak ABL, LLC, a Delaware limited liability company (including, for the avoidance of doubt, any secured party acting in place of WOABL pursuant to a valid exercise of rights and remedies by such secured party as and to the extent permitted under any credit documentation to which WOABL and such secured party are a party).

“WOCF” has the meaning set forth in the preamble.

“Withholding Agent” means any Loan Party and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02                     CERTAIN RULES OF CONSTRUCTION.

(a)            General Rules.

(i)            Unless the context otherwise clearly requires, the meaning of a defined term is applicable equally to the singular and plural forms thereof.

(ii)           The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii)          The word “documents” includes instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(iv)          The words “include”, “includes” and “including” are not limiting and, unless the context otherwise clearly requires, the word “or” is not exclusive.

(v)           A “Default” or “Event of Default” hereunder referenced as “continuing” (or any variation thereof) shall: (A) with respect to a Default that has not yet matured into an Event of Default, be deemed to be continuing unless and until cured within any applicable cure period set forth in this Agreement; and (B) with respect to an Event of Default, be deemed to be continuing unless and until waived in writing by Required Lenders or all Lenders, as applicable.

(vi)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(vii)         Unless the context otherwise clearly requires, the words “property,” “properties,” “asset” and “assets” refer to both personal property (whether tangible or intangible) and real property.

(viii)        As used herein, “ordinary course of business” means, in respect of any transaction involving any Person, the ordinary course of business of such Person, as undertaken by such Person in accordance with past practices or reasonable extensions of such past practices, as applicable, or otherwise undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

(ix)          Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, unless otherwise indicated, such phrase shall mean and refer to the actual knowledge of a Responsible Officer of any Loan Party.

(x)            Unless the context otherwise clearly requires: (A) Article, Section, subsection, clause, Schedule and Exhibit references are to this Agreement; (B) references to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; (C) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; and (D) or unless prohibited by the terms of any Loan Document, references to any Person shall be deemed to include such Person’s successors and assigns.

(b)            Time References. Unless the context otherwise clearly requires, all references herein to times of day shall be references to New York, New York time (daylight or standard, as applicable).

(c)            Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d)            Cumulative Nature of Certain Provisions. This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall be performed in accordance with their respective terms.

(e)            No Construction Against Any Party. This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Loan Parties, each Agent and the other Lending Parties and are the products of all parties. Accordingly, they shall not be construed against any Agent or any other Lending Party merely because of the involvement of any or all of the preceding Persons in their preparation.

(f)             GAAP. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP applied in a manner consistent with that used in preparing the Audited Closing Financial Statements, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio, financial covenant or other requirement set forth in any Loan Document and either Administrative Borrower or Required Lenders shall so request, each Agent, Lending Parties and Administrative Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended: (i) such financial ratio, financial covenant or other requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Loan Parties shall provide or cause to be provided to each Agent and the other Lending Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial ratio, financial covenant or other requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Debt at the fair value thereof. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Debt at the fair value thereof. Notwithstanding the foregoing or anything other provision of the Loan Documents, financial calculations and other deliverables under this Agreement or any other Loan Document and financial definitions (including the determination of the amount of any obligations under Capital Leases) shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Account Standards Board Account Standards Codification 842 (Leases) and other related lease account guidance as in effect on the Closing Date. For the avoidance of doubt, any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as an obligation under a Capital Lease on a balance sheet of such Person under GAAP as in effect on December 31, 2018, shall not be treated as an obligation under a Capital Lease as a result of the adoption of changes in GAAP or changes in the application of GAAP and shall continue to be treated as an operating lease.

(g)            Rounding. Any financial ratios required to be maintained by the Loan Parties or any of them pursuant to the Loan Documents shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number using the common – or symmetric arithmetic – method of rounding (in other words, rounding up if there is no nearest number).

(h)            Documents Executed by Responsible Officers. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate or other organizational action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

(i)             UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise requires, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

(j)             Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(k)            The Agents do not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to SOFR or any SOFR Successor Rate, any component definition thereof or rates referenced in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including SOFR or any SOFR Successor Rate), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any SOFR Successor Rate), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, SOFR or any SOFR Successor Rate, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any SOFR Successor Rate Conforming Changes. Each Agent and its affiliates or other related entities may engage in transactions that affect the calculation of SOFR or any SOFR Successor Rate, any alternative, successor or replacement rate (including any SOFR Successor Rate) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Each Agent may select information sources or services in its reasonable discretion to ascertain any benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Agents shall not be liable for any inability, failure or delay on their part to perform any of their duties set forth in this Agreement as a result of the unavailability of SOFR or the applicable SOFR Successor Rate and absence of a designated SOFR Successor Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

SECTION 1.03                     CURRENCY EQUIVALENTS.

(a)            Calculations. All references in the Loan Documents to Loans, Obligations, Revolver Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Administrative Agent based on the current Spot Rate. Borrowers shall report Value and other Revolver Borrowing Base components to Administrative Agent in the currency invoiced by Borrowers (for Accounts) or shown in Borrowers’ financial records (for all other assets), and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if an Obligation is funded or expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

(b)            Judgments. If, in connection with obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Borrower shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Administrative Agent of payment in the Judgment Currency, Administrative Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent and the other Lending Parties against such loss. If the purchased amount is greater than the sum originally due, Administrative Agent shall return the excess amount to such Borrower (or to the Person legally entitled thereto).

ARTICLE II
CREDIT EXTENSIONS

SECTION 2.01                     LOANS AND LETTERS OF CREDIT.

(a)            [Reserved].

(b)            Revolver Commitment.

(i)            Revolver Loans. In the event that Swing Lender is not obligated to make a Swing Loan, each Revolver Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Revolver Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Revolver Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Revolver Borrowing Base. The Revolver Loans shall be made pursuant to a Borrowing Request, duly completed and given by a Responsible Officer of Administrative Borrower to Administrative Agent not later than 11:00 a.m. on the requested funding date. If any Revolver Lender shall not remit the full amount that it is required to make available to Administrative Agent in immediately available funds as and when required hereby and if Administrative Agent has made available to Borrowers such amount, then that Revolver Lender shall be obligated to immediately remit such amount to Administrative Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. Notices received by the Administrative Agent after the applicable required time shall be deemed received on the next Business Day. Each Borrowing Request shall be irrevocable and shall specify (A) the borrowing amount, and (B) the requested funding date (which must be a Business Day). Unless otherwise sooner paid, any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other Loan Document with respect to Revolver Loans, which shall become due, shall be deemed a request for a Revolver Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Revolver Loan under this Agreement, or any other Loan Document and such request shall be irrevocable.

(ii)           Notes. Loans and interest accruing thereon shall be evidenced by the records of Administrative Agent and the applicable Revolver Lender. At the request of a Revolver Lender, Borrowers shall deliver promissory note(s) to such Revolver Lender, evidencing its Revolver Loans.

(iii)           Termination or Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Revolver Commitment Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least five (5) days’ prior written notice to Administrative Agent at any time, Borrowers may, subject to payment of the Make-Whole Amount and the Cash Collateralization of all (or, in the case of a reduction of the Revolver Commitments, all applicable) Letter of Credit Liabilities, if applicable, at their option, terminate, or, from time to time, reduce, the Revolver Commitments; provided, that (a) any such reduction shall be in a minimum amount of $1,000,000 and in an amount that is an integral multiple of $500,000 and (b) the Revolver Commitments shall not be reduced if, after giving effect thereto, the Revolver Usage would exceed the Revolver Commitments. Any notice of termination or reduction given by Administrative Borrower shall be irrevocable. On the Revolver Commitment Termination Date or the date set forth therefor in the applicable notice of reduction (as the case may be), Borrowers shall (i) in the case of the termination of the Revolver Commitments, make Payment in Full of all Obligations in respect of Revolver Loans (including any Make-Whole Amount, if applicable) and (ii) in the case of the reduction of the Revolver Commitments, make payment of the outstanding principal amount of the Revolver Loans (together with all interest accrued thereon and any Make-Whole Amount, if applicable) in an amount such that, after giving effect thereto, the Revolver Usage would not exceed the Revolver Commitments. Notwithstanding anything herein to the contrary, Administrative Borrower may rescind any notice of termination or reduction under this Section 2.01(b)(iii) if such termination or reduction would have resulted from a refinancing of the Loans or other contingent transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed (in which case, a new notice shall be required to be sent in connection with any subsequent termination or reduction).

(iv)          Revolver Overadvances. If Revolver Usage exceeds the Revolver Borrowing Base (“Revolver Overadvance”) at any time, the excess shall be payable by Borrowers on demand by Administrative Agent or, with respect to Letter of Credit Liabilities, Cash Collateralized in the manner specified in Section 2.01(c) or cause the cancellation of outstanding Letters of Credit, or any combination of the foregoing, and each shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. In no event shall Loans be required that would cause Revolver Usage to exceed the aggregate Revolver Commitments. No funding or sufferance of a Revolver Overadvance shall constitute a waiver by Administrative Agent, Swing Lender or applicable Revolver Lenders of the Event of Default caused thereby. Revolver Overadvances shall not include any Protective Advances made by the Revolver Lenders. No Loan Party shall be a beneficiary of this Section 2.01(b)(iv) nor authorized to enforce any of its terms.

(v)           Maintenance of Loan Account; Statements of Account. Administrative Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) in which Borrower will be charged with all Revolver Loans made by Revolver Lenders to Borrowers or for Borrowers’ account, including Revolver Loans, interest, fees, expenses and any other Obligations in respect of Revolver Loans. The Loan Account will be credited with all amounts received by Administrative Agent from Borrowers or for Borrowers’ account, including, as set forth below, all amounts received in the Administrative Agent Account. Administrative Agent shall send Administrative Borrower a monthly statement reflecting the activity in the Loan Account. Each such statement shall be an account stated and shall be final, conclusive and binding on Borrowers, except for notice of objection which Administrative Borrower may send to Administrative Agent within fifteen (15) days from the date upon which the monthly statement of activity in the Loan Account is sent, and absent manifest error. Borrowers hereby authorize Administrative Agent to charge the Loan Account with the amount of all principal, interest, fees, expenses and other payments to be made hereunder and under the other Loan Documents with respect to Obligations owing in respect of Revolver Loans. Administrative Agent may, but shall not be obligated to, discharge Borrowers’ payment obligations hereunder by so charging the Loan Account (but solely to the extent any Borrower shall have not otherwise paid the amount of such payment obligation). Anything herein to the contrary notwithstanding, if the Administrative Agent so charges the Loan Account, then same shall discharge Borrowers’ payment obligations related thereto.

(vi)          Collection of Receivables. Collateral Agent shall, at all times have (x) dominion and control over each deposit account of any Loan Party (other than an Excluded Account and a Permitted Foreign Deposit Account), and each such deposit account shall be subject to a Control Agreement (a “Dominion Control Agreement”) which shall provide, among other things, that all amounts therein will be forwarded by daily sweep to the Administrative Agent Account, or as otherwise directed by Collateral Agent, and (y) springing dominion and control over each Permitted Foreign Deposit Account, and each such Permitted Foreign Deposit Account shall, subject to Section 6.19, be subject to an applicable Foreign Control Agreement which shall provide, among other things, that upon notice by Collateral Agent to the deposit account bank, all amounts in such deposit account will be forwarded by daily sweep to the Administrative Agent Account, or as otherwise directed by Collateral Agent. At all times Borrowers shall cause all invoices evidencing accounts receivable to be marked payable to Borrowers at the Lockbox or if payments are made electronically, payable directly to a deposit account that is subject to a Dominion Control Agreement or (as applicable in the case of Account Debtors domiciled outside of the United States) a Permitted Foreign Deposit Account. All collections and other amounts received by the Loan Parties from any account debtor, in addition to all other cash received by the Loan Parties from any other source, shall upon receipt be forwarded to the Lockbox in the form received or deposited into a deposit account that is subject to a Dominion Control Agreement or (as applicable in the case of Account Debtors domiciled outside of the United States) a Permitted Foreign Deposit Account. Administrative Agent will credit all payments received by it to the Loan Account, conditional upon final collection; credit will be given only for cleared funds received prior to 2:00 p.m. (New York time) by Administrative Agent. In all cases, the Loan Account will be credited only with the net amounts actually received in payment of its accounts receivable. The Loan Parties will not commingle any collections with any of their other funds or property, but will segregate them from their other assets and will hold them in trust and for the account and as the property of Revolver Lenders. Borrowers hereby agree to, and will cause the other Loan Parties to, endorse any collections upon the request of Administrative Agent. Administrative Agent may apply all amounts received by it to such of the Revolver Loans and in such order as it may elect in its sole and absolute discretion. Unless otherwise agreed by Administrative Agent and Administrative Borrower, any Loan requested by Administrative Borrower and made by Administrative Agent hereunder shall be disbursed to the Primary Disbursement Account.

(vii)         Sweep of Permitted Foreign Deposit Accounts. Borrowers shall, (A) with respect to the Permitted Canadian Dollars Account, cause the applicable depository bank to convert to Dollars and sweep to the Primary Collection Account at the end of each calendar week, any amounts in excess of Cdn$400,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Administrative Agent, to Administrative Agent prior to the end of such calendar week) in such Deposit Account, (B) with respect to the Permitted Japanese Yen Account, cause the applicable depository bank to convert to Dollars and sweep to the Primary Collection Account at the end of each calendar week, any amounts in excess of ¥20,000,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Administrative Agent, to Administrative Agent prior to the end of such calendar week) in such Deposit Account, (C) with respect to the Permitted Euros Accounts, cause the depository bank to convert to Dollars and sweep to the Primary Collection Account at the end of each calendar week, any amounts in excess of €300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Administrative Agent, to Administrative Agent prior to the end of such calendar week) in the aggregate in all such Deposit Accounts, and (D) with respect to the Permitted Sterling Accounts, cause the depository bank to convert to Dollars and sweep to the Primary Collection Account at the end of each calendar week, any amounts in excess of £300,000 (minus any pending Automated Clearing House (ACH) or international Automated Clearing House (IACH) transfer amounts, as disclosed by the Borrowers in a report, in form and substance satisfactory to Administrative Agent, to Administrative Agent prior to the end of such calendar week) in the aggregate in all such Deposit Accounts.

(viii)        Defaulting Lenders. Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by a Borrower to Administrative Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Administrative Agent shall transfer any such payments (A) first, to Administrative Agent to the extent of any Protective Advances or Revolver Overadvances that were made by Administrative Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolver Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) fourth, in Administrative Agent’s sole discretion, to a suspense account maintained by Administrative Agent, the proceeds of which shall be retained by Administrative Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of a Borrower and subject to the conditions set forth in Section 4.02) as if such Defaulting Lender had made its portion of Revolver Loans (or other funding obligations) hereunder, and (E) fifth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with Section 8.02(d). Subject to the foregoing, Administrative Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents and for the purpose of calculating the fee payable under Section 2.04(a), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 10.01(i)(A) through (C). The provisions of this Section 2.3(b)(viii) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Administrative Agent, LC Issuers, and Borrowers shall have waived, in writing, the application of this Section 2.01(b)(viii) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Administrative Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.01(b)(viii) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by a Borrower of its duties and obligations hereunder to any Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle each Borrower, at its option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder. In the event of a direct conflict between the priority provisions of this Section 2.01(b)(viii) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.01(b)(viii) shall control and govern. Further, (I) if any Swing Loan is outstanding at the time that a Lender becomes a Defaulting Lender then such Defaulting Lender’s Swing Loan Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentage Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Percentage Share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; provided, that if the reallocation described immediately above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Administrative Agent prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation described immediately above), (II) so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan to the extent (x) the Defaulting Lender’s Percentage Share of such Swing Loans cannot be reallocated pursuant to clause (I) immediately above or (y) the Swing Lender has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender and Borrowers to eliminate the Swing Lender’s risk with respect to the Defaulting Lender’s participation in Swing Loans and (III) subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c)            Letters of Credit and Letter of Credit Fees.

(i)            Letter of Credit. On the terms and subject to the conditions set forth herein, the Revolver Commitment may be used by Borrowers, in addition to the making of Revolver Loans hereunder, for the issuance, prior to that date which is one year prior to the Revolver Commitment Termination Date, by (i) Administrative Agent, of letters of credit, Guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) a Lender, identified by Administrative Agent, as an LC Issuer, of one or more Lender Letters of Credit, so long as, in each case:

(A)            Administrative Agent shall have received a Notice of LC Credit Event at least five (5) Business Days before the relevant date of issuance, increase or extension; and

(B)             after giving effect to such issuance, increase or extension, (A) the aggregate Letter of Credit Liabilities do not exceed $700,000, and (B) the Revolver Usage does not exceed the Revolver Loan Limit.

Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any Letter of Credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrowers and such Lender. Each Lender that is an LC Issuer hereby agrees to give Administrative Agent prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.

(ii)           Letter of Credit Fee. Borrowers shall pay to Administrative Agent, for the benefit of the Revolver Lenders in accordance with their respective Percentage Shares, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Margin then applicable to Revolver Loans whose interest rate is based on the SOFR Index Rate. Such fee shall be payable in arrears on the last day of each calendar month prior to the Revolver Commitment Termination Date and on such date. In addition, Borrowers agree to pay promptly to the LC Issuer any fronting or other fees or other charges, costs and/or expenses, that it may charge in connection with any Letter of Credit.

(iii)          Reimbursement Obligations of Borrowers. If either (i) Administrative Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or (ii) any Lender shall notify Administrative Agent that it has made payment in respect of, a Lender Letter of Credit, (A) the applicable Borrower shall reimburse Administrative Agent or such Lender, as applicable, for the amount of such payment by the end of the day on which Administrative Agent or such Lender shall make such payment and (B) Borrowers shall be deemed to have immediately requested that Revolver Lenders make a Revolver Loan, in a principal amount equal to the amount of such payment (but solely to the extent such Borrower shall have failed to directly reimburse the Administrative Agent or, with respect to Lender Letters of Credit, the applicable LC Issuer, for the amount of such payment). Administrative Agent shall promptly notify Revolver Lenders of any such deemed request and each Revolver Lender hereby agrees to make available to Administrative Agent not later than noon on the Business Day following such notification from Administrative Agent such Revolver Lender’s Percentage Share of such Revolver Loan. Each Revolver Lender hereby absolutely and unconditionally agrees to fund such Revolver Lender’s Percentage Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including, without limitation, (x) the occurrence and continuance of a Default or Event of Default, (y) the fact that, whether before or after giving effect to the making of any such Revolver Loan, the Revolver Exposure exceed or will exceed the Revolver Commitment, and/or (z) the non-satisfaction of any conditions set forth in Section 4.02. Administrative Agent hereby agrees to apply the gross proceeds of each Revolver Loan deemed made pursuant to this Section 2.01(c) in satisfaction of Borrowers’ reimbursement obligations arising pursuant to this Section 2.01(c). Borrowers shall pay interest, on demand, on all amounts so paid by Administrative Agent pursuant to any Support Agreement or to any Applicable Lender in honoring a draw request under any Lender Letter of Credit for each day from the date of such payment until Borrowers reimburse the Administrative Agent or the Applicable Lender therefor (whether pursuant to clause (A) or (B) of the first sentence of this subsection (c)) at a rate per annum equal to the interest rate applicable to Revolver Loans for such day.

(iv)          Reimbursement and Other Payments by Borrowers. The obligations of each Borrower to reimburse the applicable Agent and/or the applicable LC Issuer pursuant to Section 2.01(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(A)            any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(B)            the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), any Agent, any Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction, provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(C)            any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(D)            any affiliation between the LC Issuer and an Agent; or

(E)             to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(v)            Deposit Obligations of Borrowers. In the event any Letters of Credit are outstanding at the time that Borrowers prepay in full or are required to repay the Obligations or the Revolver Commitment is terminated, Borrowers shall (i) deposit with Collateral Agent for the benefit of all Revolver Lenders cash in an amount equal to one hundred ten percent (105%) of the aggregate outstanding Letter of Credit Liabilities to be available to Collateral Agent, for its benefit and the benefit of Administrative Agent and issuers of Letters of Credit, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto, and (ii) prepay the fee payable under Section 2.01(c) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit assuming that the full amount of such Letters of Credit as of the date of such repayment or termination remain outstanding until the end of such remaining terms. Upon termination of any such Letter of Credit and so long as no Event of Default has occurred and is continuing, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (i) attributable to such Letter of Credit, but only to the extent not previously applied by Administrative Agent in the manner described herein.

(vi)          Participations in Support Agreements and Lender Letters of Credit.

(A)            Concurrently with the issuance of each Supported Letter of Credit, Administrative Agent shall be deemed to have sold and transferred to each Revolver Lender, and each such Revolver Lender shall be deemed irrevocably and immediately to have purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Percentage Share, the Administrative Agent’s Support Agreement liabilities and obligations in respect of such Supported Letter of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Concurrently with the issuance of each Lender Letter of Credit, the LC Issuer in respect thereof shall be deemed to have sold and transferred to each Revolver Lender, and each such Revolver Lender shall be deemed irrevocably and immediately to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Percentage Share, such Lender Letter of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Any purchase obligation arising pursuant to the immediately two preceding sentences shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.

(B)            If either (A) Administrative Agent makes any payment or disbursement under any Support Agreement and/or (B) an LC Issuer makes any payment or disbursement under any Lender Letter of Credit, and (I) Borrowers have not reimbursed Administrative Agent or the applicable LC Issuer, as applicable, in full for such payment or disbursement in accordance with Section 2.01(c), or (II) any reimbursement under any Support Agreement or Lender Letter of Credit received Administrative Agent or any LC Issuer, as applicable, from any Loan Party is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise, each Revolver Lender shall be irrevocably and unconditionally obligated to pay to Administrative Agent or the applicable LC Issuer, as applicable, its Percentage Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrowers under Section 2.01(c)). To the extent any such Revolver Lender shall not have made such amount available to Administrative Agent or the applicable LC Issuer, as applicable, before 12:00 Noon on the Business Day on which such Lender receives notice from Administrative Agent or the applicable LC Issuer, as applicable, of such payment or disbursement, or return or rescission, as applicable, such Lender agrees to pay interest on such amount to Administrative Agent or the applicable LC Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate in respect of Revolver Loans. Any such Revolver Lender’s failure to make available to Administrative Agent or the applicable LC Issuer, as applicable, its Percentage Share of any such payment or disbursement, or return or rescission, as applicable, shall not relieve any other Lender of its obligation hereunder to make available such other Revolver Lender’s Percentage Share of such payment, but no Revolver Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Percentage Share of any such payment or disbursement, or return or rescission.

(d)            Swing Loans. In the case of a Revolver Loan and so long as any of (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $10,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolver Loan (any such Revolver Loan made by Swing Lender pursuant to this Section 2.01(d) being referred to as a “Swing Loan” and all such Revolver Loans being referred to as “Swing Loans”) available to Borrowers on the funding date applicable thereto by transferring immediately available funds in the amount of such Swing Loan as directed by Borrowers pursuant to the applicable Borrowing Request. Each Swing Loan shall be deemed to be a Revolver Loan hereunder and shall be subject to all the terms and conditions (including Article IV) applicable to other Revolver Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.01(b)(iv), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Article IV will not be satisfied on the requested funding date for the applicable Swing Loan, or (ii) the requested Swing Loan would exceed the Revolver Availability on such funding date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article IV have been satisfied on the funding date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Collateral Agent’s Liens, constitute Revolver Loans and Obligations, and bear interest at the rate applicable from time to time to Revolver Loans.

SECTION 2.02                     INTEREST.

(a)            Interest. Subject to the provisions hereof (including Sections 2.02(c) and 2.02(e)), the outstanding principal balance of each Loan shall bear interest from the date advanced until such Loan is repaid in full at the Base Rate applicable to such Loan payable in cash. If a Market Disruption Event occurs, then Administrative Agent shall, as soon as practicable thereafter, use commercially reasonable efforts to give notice thereof in accordance with Section 10.02 to Administrative Borrower and Lenders.

(b)            Payment Dates. Interest on each Loan shall be due and payable in arrears, in cash, on each Interest Payment Date and at such other times as may be specified herein (including on demand if specified herein). Interest hereunder shall be due and payable in accordance with the terms hereof both before and after judgment, and both before and after the commencement of any proceeding under any Bankruptcy Law. Subject to the provisions hereof, Borrowers shall pay accrued and unpaid interest under Section 2.02(a) to the Administrative Agent to which such interest relates, for the benefit of the Applicable Lenders (i) on a monthly basis in arrears on each Interest Payment Date with respect to the Loans; (ii) upon payment or prepayment of the principal balance of the Loans or any portion thereof, on the amount so paid or prepaid; and (iii) on the Maturity Date.

(c)            Default Rate. Notwithstanding anything to the contrary contained in Section 2.02(a), at any time that an Event of Default exists, then all (or, in the sole discretion of Agents, any portion) of the Obligations shall automatically bear interest at the Default Rate, such interest to be payable in cash upon demand therefor by Administrative Agent.

(d)            Compounding. Subject to the other provisions of this Section 2.02, without affecting any of the Agents’ or any Lender’s rights and remedies hereunder or in respect hereof, all interest (including interest at the Default Rate) on the Loans that is not paid when due shall, at the election of the Administrative Agent (acting at the direction of the Required Lenders), be added to the outstanding principal balance thereof and thereafter bear interest at the rate then applicable to the outstanding principal balance of the Loans.

(e)            Inability to Determine Rates.

(i)            If, in connection with any request for a Loan based on the SOFR Index Rate, (A) Administrative Agent determines, that (x) adequate and reasonable means do not exist for determining the SOFR Index Rate with respect to any such proposed or existing Loan, and (y) the circumstances described in clause (iii)(A) below do not apply (in each case with respect to this clause (i)(A), “Impacted Loans”), or (B) Administrative Agent determines, for any reason, that the SOFR Index Rate with respect to such a proposed Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Administrative Agent will promptly so notify Administrative Borrower and each Lender, in each case, in writing. Thereafter, (1) the obligation of Lenders to make or maintain Loans based on the SOFR Index Rate shall be suspended (to the extent of the affected Loans), and (2) in the event of a determination described in the preceding sentence with respect to the SOFR Index Rate component of the Base Rate, the utilization of the SOFR Index Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent revokes such notice in writing. Upon receipt of such notice, Administrative Borrower may revoke any pending request for a borrowing of Loans based on the SOFR Index Rate (to the extent of the affected Loans).

(ii)           Notwithstanding the foregoing, if Administrative Agent has made the determination described in clause (i)(A) above, Administrative Agent, in consultation with Administrative Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (A) Administrative Agent revokes the notice delivered in writing with respect to the Impacted Loans under clause (i)(A) above, (B) Administrative Agent notifies Administrative Borrower in writing that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of the Impacted Loans, or (C) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest, or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing, and provides Administrative Agent, the other Lenders, and Administrative Borrower written notice thereof.

(iii)          Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Required Lenders or Administrative Agent determines (which determination shall be conclusive absent manifest error) that:

A.            adequate and reasonable means do not exist for ascertaining the SOFR Index Rate, including, without limitation, because the SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

B.             the administrator of the SOFR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or any Lender has made a public statement identifying a specific date after which SOFR or the SOFR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

C.             syndicated loans currently being executed, or that include language similar to that contained in this Section 2.02(e), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace SOFR;

then, reasonably promptly after such determination by Administrative Agent or Required Lenders, Administrative Agent, Required Lenders and Administrative Borrower may amend this Agreement to replace SOFR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a “SOFR Successor Rate”), together with any proposed SOFR Successor Rate Conforming Changes, and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent shall have notified all Lenders and Administrative Borrower of such proposed amendment unless Administrative Borrower or Required Lenders shall have objected thereto by written notice to Administrative Agent prior to such effective time. Such SOFR Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for Administrative Agent, such SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

(iv)          If no SOFR Successor Rate has been determined and either the circumstances under clause (iii)(A) above exist or the Scheduled Unavailability Date has occurred (as applicable), Administrative Agent will promptly so notify Administrative Borrower and each Lender in writing. Thereafter, (x) the obligation of the Lenders to make or maintain Loans based in the SOFR Index Rate shall be suspended (to the extent of the affected Loans), and (y) the SOFR Index Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, Administrative Borrower may revoke any pending request for a borrowing of Loans based on the SOFR Index Rate (to the extent of the affected Loans).

(v)           Notwithstanding anything else herein, any definition of SOFR Successor Rate shall provide that in no event shall such SOFR Successor Rate be less than the Floor for purposes of this Agreement.

SECTION 2.03                     PAYMENT AND PREPAYMENT OF PRINCIPAL.

Subject to the provisions hereof:

(a)            Payment on Maturity Date. Borrowers shall repay in full the Credit Outstandings and all other outstanding Obligations on the Maturity Date.

(b)            Voluntary Prepayments. Borrowers may voluntarily prepay the Outstanding Amount of the Loans, in whole or in part, upon not less than five (5) Business Days’ prior irrevocable written notice by Administrative Borrower to the Administrative Agent (or such shorter period as the Administrative Agent, in its sole discretion, may otherwise agree). Notwithstanding anything herein to the contrary, Administrative Borrower may rescind any notice of prepayment under this Section 2.03(b) if such prepayment would have resulted from a refinancing of the Loans or other contingent transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed (in which case, a new notice shall be required to be sent in connection with any subsequent prepayment). For the avoidance of doubt, no Make-Whole Amount or other prepayment premium or penalty shall be payable in connection with voluntary prepayments of Revolver Loans except to the extent accompanied by a corresponding reduction in Revolver Commitments consented to by Administrative Agent.

(c)            Mandatory Prepayments.

(i)            Loss and Disposition Payments. In the event that Net Proceeds resulting from any Event of Loss or Disposition or series of Dispositions by Parent or any Subsidiary thereof (other than any Disposition pursuant to Sections 7.05(b), (c), (d), (e) and (h)) and such Net Proceeds within any Fiscal Year exceed, in the aggregate for all such Events of Loss and Dispositions in such Fiscal Year, $250,000 (the “Loss and Disposition Threshold Amount”), within five (5) Business Days of receipt of such Net Proceeds, Borrowers shall prepay the Loans in an amount equal to 100% of such Net Proceeds that exceed the Loss and Disposition Threshold Amount in such Fiscal Year. Such repayments shall be applied in accordance with Section 8.02(d). So long as (v) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (w) Administrative Borrower shall have given Administrative Agent prior written notice (which shall include a description of the planned reinvestment and certification by Administrative Borrower that such plan is realizable within one hundred eighty (180) days after the initial receipt of such monies) of the applicable Loan Parties’ intention to apply such monies to the costs of replacement of the properties or assets subject of such Disposition or Event of Loss or the cost of purchase or construction of other assets useful in the business of Loan Parties, (x) the monies are held in a Deposit Account in which Collateral Agent has a perfected first-priority Lien until applied in accordance with this proviso, (y) the Loan Parties complete such replacement, purchase, or construction within one hundred eighty (180) days after the initial receipt of such monies, and (z) the aggregate amount of any planned reinvestments do not exceed (1) when taken together with any other reinvestments made during such Fiscal Year, $250,000 in the aggregate in any Fiscal Year and (2) when taken together with all reinvestments made during the term of this Agreement, $500,000 in the aggregate during the term of this Agreement, then the Loan Party whose assets were the subject of such Disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such Disposition or Event of Loss or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (y) above shall be paid Administrative Agent and applied in accordance with Section 8.02(d)). Nothing contained in this Section 2.03(c)(i) shall permit Loan Parties to sell or otherwise Dispose of any assets other than in accordance with Section 7.05. The Administrative Borrower shall deliver to Administrative Agent a Borrowing Base Report to the extent the assets subject to the Event of Loss or Disposition giving rise to the mandatory prepayment had a value of $250,000 or more, either individually or in the aggregate (based on the fair market value of the assets so disposed) and were included in the most recently delivered Borrowing Base Report. For the avoidance of doubt, no Make-Whole Amount or other prepayment premium or penalty shall be payable in connection with mandatory prepayments of Revolver Loans pursuant to this Section 2.03(c)(i).

(ii)           Payments in respect of Extraordinary Receipts. Within five (5) Business Days after the date of receipt by Loan Parties or their Subsidiaries of the Net Proceeds of any Extraordinary Receipts in excess of $250,000 in the aggregate (the “Excess Extraordinary Receipts Threshold Amount”), Borrowers shall prepay the Loans in an amount equal to the sum of the lesser of (1) 100% of such Net Proceeds received in excess of the Excess Extraordinary Receipts Threshold Amount and (2) the Outstanding Amount of the Loans. For the avoidance of doubt, no Make-Whole Amount or other prepayment premium or penalty shall be due and owing in connection with a prepayment of the Loans under this Section 2.03(c)(ii). Such repayments shall be applied to the Revolver Loans.

(iii)          Payments in respect of Debt. Within five (5) Business Days after the date of receipt by Loan Parties or their Subsidiaries of the Net Proceeds of any Debt incurred (other than Debt permitted under Section 7.03), Borrowers shall prepay the Loans in an amount equal to the lesser of (A) 100% of such Net Proceeds received and (B) the Outstanding Amount of the Loans. Such repayments shall be applied to the Revolver Loans. The provisions of this Section 2.03(c)(iii) shall not be deemed to be implied consent to any incurrence of Debt otherwise prohibited by the terms of this Agreement. For the avoidance of doubt no Make-Whole Amount or other prepayment premium or penalty shall be payable in connection with mandatory prepayments of Revolver Loans pursuant to this Section 2.03(c)(iii).

(iv)          Payments in respect of Equity Interests. Within five (5) Business Days after the date of receipt by Loan Parties or their Subsidiaries of the Net Proceeds of any Equity Interests, Borrowers shall, to the extent that as of such date of receipt (and prior to giving effect to any prepayment pursuant to this Section 2.03(c)(iv)) Excess Revolver Availability is less than 30% of the Revolver Borrowing Base, prepay the Loans in an amount equal to the lesser of (A) such amount of Net Proceeds received such that, immediately following the making of such prepayment, Excess Revolver Availability shall equal or exceed 30% of the Revolver Borrowing Base and (B) the Outstanding Amount of the Loans. Such repayments shall be applied to the Revolver Loans. The provisions of this Section 2.03(c)(iii) shall not be deemed to be implied consent to any issuance of any Equity Interest otherwise prohibited by the terms of this Agreement. For the avoidance of doubt no Make-Whole Amount or other prepayment premium or penalty shall be payable in connection with mandatory prepayments of Revolver Loans pursuant to this Section 2.03(c)(iv).

(v)           Overadvance. If a Revolver Overadvance exists at any time, each Borrower shall, subject to Section 2.01(b)(iv), on the sooner of Administrative Agent’s demand or the first Business Day after such Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the then current Revolver Borrowing Base. For the avoidance of doubt no Make-Whole Amount or other prepayment premium or penalty shall be payable in connection with mandatory prepayments of Revolver Loans pursuant to this Section 2.03(c)(v).

(d)            Payments Under Certain Circumstances. Notwithstanding anything to the contrary contained herein, (i) upon any reduction or the termination of the Revolver Commitments, (ii) in the event of any payment of principal on the Revolver Loans made, required to be made or deemed to be made in connection with any repricing, refinancing or replacement of any Revolver Loans through any waiver, consent or amendment, in each case prior to the Revolver Commitment Termination Date, or (iii) upon the acceleration of the Obligations or any portion thereof prior to the Maturity Date as a result of or upon the occurrence of an Event of Default, including in the event that the Obligations or any portion thereof are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by other similar means (each of clauses (i) through (iii) referred to herein as a “Prepayment Event”), then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Prepayment Event, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, each Borrower agrees to pay to Administrative Agent, for the pro rata benefit of all of the Lending Parties entitled to a portion of the principal amount of the Obligations subject to such Prepayment Event, in immediately available funds, measured as of the date of the occurrence of such Prepayment Event, the applicable Make-Whole Amount. The Make-Whole payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and each Borrower agrees that it is reasonable under the circumstances. Without limiting the generality of the foregoing, it is understood and agreed that, as set forth in clauses (i), (ii) and (iii) of the definition of “Prepayment Event”, if the Revolver Commitments are reduced or terminated or if all or any portion of the Obligations are accelerated, in each case, prior to the date which is twenty (20) months following the Closing Date as a result of or upon the occurrence of an Event of Default, the Make-Whole Amount, determined as of the date of acceleration or the reduction or termination of the Revolver Commitments, as applicable, will also be due and payable as though said Obligations were voluntarily prepaid and the Revolver Commitments were terminated as of such date and shall constitute part of the Obligations. The Make-Whole Amount shall also be payable in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other similar means. Each Borrower expressly agrees that: (A) the Make-Whole Amount is reasonable and is the product of an arm’s length transaction between sophisticated parties, ably represented by counsel, (B) the Make-Whole Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and Borrowers giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount and (D) Borrowers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Borrower expressly acknowledges that its agreement to pay the Make-Whole Amount as herein described is a material inducement to the Lenders to provide the Commitment and make the Loans. Without affecting any of any Lender’s rights and remedies hereunder or in respect hereof, if a Borrower fails to pay the applicable Make-Whole Amount when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.

(e)            Notice of Payments. Borrower shall provide written notice of any payments made pursuant to Section 2.03(c) by 12:00 p.m. (noon) one (1) Business Day prior to the proposed prepayment date, which notice shall state pursuant to which paragraph of Section 2.03(c) the prepayment is being made.

SECTION 2.04                     CERTAIN FEES.

(a)            Unused Line Fee. Administrative Borrower shall pay to Administrative Agent, for the ratable account of the Revolver Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.50% per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(b)            Monthly Collateral Monitoring Fee. Borrowers shall pay to Administrative Agent, for the equal benefit of WOABL and WOCF, a monthly collateral monitoring fee equal to $5,000, which fee shall be fully earned and due and payable on the Closing Date and in advance on the first Business Day of each month following the Closing Date, and once paid, shall be non-refundable for any reason whatsoever.

(c)            Account Servicing and Other Related Fees. Borrowers shall pay to Administrative Agent the actual charges and expenses paid or incurred by Administrative Agent, or any third Persons engaged by Administrative Agent, for account servicing of any Borrower; provided, that, without limiting any obligation of Borrowers to comply with this Section 2.04(c), the aggregate amount of such charges and expenses shall not exceed $50,000 on an annual basis.

(d)            Fee Letter. Without limiting any other provision set forth in this Agreement, Borrowers shall also pay to Administrative Agent, for the ratable benefit of the Lenders, fees in the amounts and at the times specified in the Fee Letter.

SECTION 2.05                     [RESERVED].

SECTION 2.06                     MANNER OF PAYMENTS.

(a)            Invoices. Administrative Agent agrees to endeavor to provide Administrative Borrower with an invoice setting forth the Outstanding Amount of the Loans and stating the amount of interest due on any Interest Payment Date in reasonable detail; provided that (i) Administrative Agent shall have no liability for failing to do so and (ii) any failure by Administrative Agent to provide any such invoice shall not affect Administrative Borrower’s (or any other Loan Party’s) obligation to pay when due any amounts owing hereunder in accordance with the provisions hereof.

(b)            Payments on Business Days. If any payment hereunder becomes due and payable on a day (including an Interest Payment Date) that is not a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest and fees shall continue to accrue during the period of any such extension.

(c)            Computations. All interest and fees owing hereunder shall be computed on the basis of a year of 360 days and calculated in each case for the actual number of days elapsed.

(d)            Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender, as evidenced to Administrative Borrower in the invoice prescribed in Section 2.06(a) setting forth the Outstanding Amount, shall be conclusive, except for notice of objection which Administrative Borrower may send to Administrative Agent within fifteen (15) days from the date upon which the monthly invoice is sent, absent manifest error of the amount of the Credit Extensions made by Lenders to Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations. If any conflict exists between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender, Borrowers shall execute and deliver to such Lender a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

SECTION 2.07                     INCREASED COSTS.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Lending Party to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on any Credit Extension made by it, its Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement and the Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lending Party of making, converting to, continuing or maintaining any Loan or to increase the cost to such Lending Party, or to reduce the amount of any sum received or receivable by such Lending Party hereunder (whether of principal, interest or any other amount), then, upon fifteen (15) days advanced written notice to Administrative Borrower from such Lending Party, Borrowers shall pay to such Lending Party such additional amount or amounts as will compensate such Lending Party for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Credit Extensions made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.07, as well as the basis for determining such amount or amounts, and delivered to Administrative Borrower shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.07 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.07 for any reductions suffered more than nine (9) months prior to the date that such Lender notifies Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to in this subsection (d) shall be extended to include the period of retroactive effect thereof)

(e)            Survival. All obligations of each Loan Party under this Section 2.07 shall survive termination of the Commitments and the payment in full of all other Obligations.

SECTION 2.08                     PAYMENTS FREE OF TAXES.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08), the applicable Lending Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by Borrowers. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or, at the option of Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)            Indemnification by Borrowers. Each Loan Party shall indemnify each Agent, any other Lending Party or any other recipient of any payment to be made by or on account of any obligation of Borrowers or any Loan Party hereunder or under any Loan Document, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to the amounts payable under this Section 2.08) payable or paid by such Person or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto (including reasonable attorneys’ and tax advisors’ fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by any such Person (with a copy to each Agent), or by any Agent on its own behalf or on behalf of such Person, shall be conclusive absent manifest error.

(d)            Indemnification by Lenders. Each Lender hereby agrees to severally indemnify each Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of any Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by an Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by any Agent to such Lender from any other source against any amount due to such Agent under this Section 2.08(d).

(e)            Evidence of Payments; Treatment of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.08, such Loan Party shall deliver to each Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to each Agent. Unless otherwise expressly provided for herein, all payments made to any Lending Party for the benefit of Lenders (or any of them) on account of the Obligations (other than that portion of the Obligations consisting of the Outstanding Amount of all Credit Outstandings or any fees payable in connection with the retirement, prepayment or termination of all or a portion of the Obligations) shall be treated as interest for U.S. federal income tax purposes.

(f)             Status of Lenders.

(i)            Any Lender which is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Administrative Agent, at the time or times reasonably requested by Administrative Agent, such properly completed and executed documentation reasonably requested by Administrative Agent as will permit such payments to be made without withholding Tax or at a reduced rate of withholding Tax. In addition, any Lender, if reasonably requested by Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by Administrative Agent as will enable Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(f)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if, in such Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing:

(A)            any Lender that is not a Foreign Lender shall deliver to Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Agent), executed valid copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (I) with respect to payments of interest under any Loan Document, executed valid copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (II) with respect to any other applicable payments under any Loan Document, executed valid copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed valid copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (I) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (II) executed valid copies of IRS Form W-8BEN or W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed valid copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Administrative Agent as may be necessary for Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall, subject to Section 8.02, pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. All obligations of each Loan Party under this Section 2.08 shall survive the resignation or replacement of an Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the payment in full of all other Obligations.

SECTION 2.09                     SHARING OF PAYMENTS.

If any Lender shall, by exercising any right of setoff, recoupment or counterclaim or otherwise, obtain payment in respect of any Credit Outstandings or accrued and unpaid interest thereon resulting in such Lender receiving payment of a proportion of the Credit Outstandings or accrued and unpaid interest thereon greater than its Percentage Share (or other applicable share) thereof as provided herein, then such Lender receiving such greater proportion shall: (a) notify Administrative Agent of such fact; and (b) purchase (for cash at face value) participations in that portion of the Credit Outstandings or accrued and unpaid interest thereon held by the other Applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Percentage Shares thereof; provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.09 shall not be construed to apply to: (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement; or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of the Credit Outstandings held by it to any assignee or participant, other than to any Loan Party (as to which the provisions of this Section 2.09 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may, except to the extent otherwise specified in such Lender’s participation agreement, exercise against such Loan Party rights of setoff, recoupment and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 2.10                     PAYMENTS GENERALLY.

(a)            Payments Generally. All payments to be made by any Loan Party hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Loan Party hereunder shall be made to Administrative Agent, for the account of Administrative Agent, the Lenders or such other parties to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. In the case of any payment for the account of the Lenders, Administrative Agent will promptly distribute to each Lender its applicable Percentage Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 11:00 a.m. may, in Administrative Agent’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)            Settlement. It is agreed that each Lender’s funded portion of the Revolver Loans is intended by the Lenders to equal, at all times, such Lender’s Percentage Share of the outstanding Revolver Loans. Such agreement notwithstanding, Administrative Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolver Loans (including Swing Loans, Revolver Overadvances and Protective Advances) shall take place on a periodic basis in accordance with the following provisions:

(i)            Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Revolver Overadvances and Protective Advances, and (3) with respect to any Loan Party’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by facsimile, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolver Loans (including Swing Loans, Revolver Overadvances and Protective Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.01(b)(viii)): (y) if the amount of the Revolver Loans (including Swing Loans, Revolver Overadvances and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Percentage Share of the Revolver Loans (including Swing Loans, Revolver Overadvances and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Percentage Share of the Revolver Loans (including Swing Loans, Revolver Overadvances and Protective Advances), and (z) if the amount of the Revolver Loans (including Swing Loans, Revolver Overadvances and Protective Advances) made by a Lender is less than such Lender’s Percentage Share of the Revolver Loans (including Swing Loans, Revolver Overadvances and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Office, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Percentage Share of the Revolver Loans (including Swing Loans, Revolver Overadvances and Protective Advances). Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans, Revolver Overadvances or Protective Advances and, together with the portion of such Swing Loans, Revolver Overadvances or Protective Advances representing Swing Lender’s Percentage Share thereof, shall constitute Revolver Loans of such Lenders. If any such amount is not made available to Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)           In determining whether a Lender’s balance of the Revolver Loans (including Swing Loans, Revolver Overadvances and Protective Advances) is less than, equal to, or greater than such Lender’s Percentage Share of the Revolver Loans (including Swing Loans, Revolver Overadvances and Protective Advances) as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)          Between Settlement Dates, Administrative Agent, to the extent Revolver Overadvances, Protective Advances or Swing Loans are outstanding, may pay over to Administrative Agent or Swing Lender, as applicable, any payments or other amounts received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolver Loans, for application to the Revolver Overadvances, Protective Advances or Swing Loans. Between Settlement Dates, Administrative Agent, to the extent no Revolver Overadvances, Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolver Loans, for application to Swing Lender’s Percentage Share of the Revolver Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Percentage Share of the Revolver Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Administrative Agent for the accounts of the Lenders, and Administrative Agent shall pay to the Lenders (other than a Defaulting Lender if Administrative Agent has implemented the provisions of Section 2.01(b)(viii)), to be applied to the outstanding Revolver Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Percentage Share of the Revolver Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Administrative Agent with respect to Revolver Overadvances and Protective Advances, and each Lender with respect to the Revolver Loans other than Swing Loans, Revolver Overadvances and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Administrative Agent, or the Lenders, as applicable.

(iv)          Anything in this Section 2.10(b) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.01(b)(viii).

(c)            Clawback Rights.

(i)            Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of the making of the Loans that such Lender will not make available to Administrative Agent such Lender’s share thereof, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to each Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Loans available to Administrative Agent, then the Applicable Lender, on the one hand, and each Borrower, on the other hand, each severally agrees to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from the date such amount is made available to such Borrower to the date of payment to Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the Federal Funds Rate; and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to the Loans. If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the Loans to Administrative Agent, then the amount so paid shall constitute such Lender’s Loans included within all Loans. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii)           Unless Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due hereunder to Administrative Agent for the account of Lenders that such Borrower will not make such payment, Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each Lender severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to Administrative Agent, at the Federal Funds Rate. A notice of Administrative Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(d)            Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrowers by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, then Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)            Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans and to make payments under Section 10.04(c) are several and not joint. The failure of any Lender to make any Loans or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans or to make its payments under Section 10.04(c).

(f)             Funding Sources. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.11                     MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 2.07, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.07 or 2.08, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 2.07, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender is a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.07 or Section 2.08) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrowers shall have paid to Administrative Agent the assignment fee (if any) specified in Section 10.06;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), together with the Make-Whole Amount (if any) with respect thereto;

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.07 or payments required to be made pursuant to Section 2.08, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Law; and

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.12                     NATURE AND EXTENT OF LIABILITY.

(a)            Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations under the Loan Documents constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the Maturity Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Loan Party or Subsidiary thereof is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by any Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Loan Party or Subsidiary thereof; (v) any election by any Agent or any Lender in proceeding under Bankruptcy Laws for the application of Section 1111(b)(2) of the Bankruptcy Code or similar provisions under other Bankruptcy Laws; (vi) any borrowing or grant of a Lien by any other Loan Party or Subsidiary thereof, as debtor-in-possession under Section 364 of the Bankruptcy Code or similar provisions under other Bankruptcy Laws, or otherwise; (vii) the disallowance of any claims of any Agent or any Lender against any Loan Party or Subsidiary thereof for the repayment of any Obligations under Section 502 of the Bankruptcy Code, or similar provision under other Bankruptcy Laws, or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Payment in Full on the Maturity Date.

(b)            Waivers.

(i)            Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel any Agent or Lenders to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Payment in Full. It is agreed among each Loan Party and the Secured Parties that the provisions of this Section 2.12 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Secured Parties would decline to make Loans. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii)            The Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 2.12. If, in taking any action in connection with the exercise of any rights or remedies, an Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Loan Party or other Person, whether because of any applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim of forfeiture of such rights or remedies based upon it, even if the action may result in loss of any rights of subrogation that such Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of an Agent or any Lender to seek a deficiency judgment against any Loan Party shall not impair any Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Each Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether an Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.12, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which any Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c)            Extent of Liability; Contribution.

(i)            Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.12 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(ii)           If any Borrower makes a payment under this Section 2.12 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.12 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(d)            Direct Liability. Nothing contained in this Section 2.12 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

(e)            Joint Enterprise. Each Loan Party has requested that the Secured Parties make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. The Loan Parties’ business is a mutual and collective enterprise, and the successful operation of each Loan Party is dependent upon the successful performance of the integrated group. The Loan Parties believe that consolidation of their credit facility will enhance the borrowing power of each Loan Party and ease administration of the Facility, all to their mutual advantage. The Loan Parties acknowledge that the Secured Parties’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Loan Parties and at Loan Parties’ request.

(f)             Subordination. Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the Payment in Full on the Maturity Date.

(g)            Administrative Borrower. Each Borrower hereby irrevocably appoints Alliance as the borrowing agent and attorney-in-fact for all Loan Parties (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Loan Party hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Administrative Agent with all notices with respect to Revolver Loans and Letters of Credit for the benefit of any Loan Party and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by the Administrative Borrower shall be deemed to be given by the Loan Parties hereunder and shall bind each Loan Party), (b) to receive notices and instructions from the Lending Parties (and any notice or instruction provided by any Lending Party to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Loan Party), (c) entering into any amendment or waiver of any provision of this Agreement or any other Loan Document or any consent to any departure by such Loan Party therefrom, on each Loan Party’s behalf, and (d) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loans, Letters of Credit and the Collateral and the administration of the Loan Documents in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Loan Parties in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that the Agents shall not incur liability to any Loan Party as a result hereof. Each Loan Party expects to derive benefit, directly or indirectly, from the handling of the Loans, Letters of Credit and the Collateral in a combined fashion since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. To induce each Agent and the other Lending Parties to do so, and in consideration thereof, each Loan Party hereby jointly and severally agrees to indemnify each Agent and each other Lending Party and hold them harmless against any and all liability, expense, loss or claim of damage or injury, made against an Agent by any Loan Party or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loans, Letters of Credit and the Collateral and the administration of the Loan Documents of the Loan Parties as herein provided or (ii) the Agents and the Lenders relying on any instructions of the Administrative Borrower.

ARTICLE III
THE COLLATERAL

SECTION 3.01                      GRANT OF SECURITY INTEREST.

Each Loan Party hereby grants, pledges and assigns a security interest in the Collateral to Collateral Agent, on behalf of itself and each other Lending Party, to secure the prompt payment in full and performance when due of all of the Obligations. Each Loan Party represents, warrants and covenants to the Lending Parties that: (a) the security interest granted by it herein is and shall at all times continue to be a perfected, first-priority (except to the extent otherwise expressly provided in any Loan Document or expressly agreed to in writing by Collateral Agent) security interest in the Collateral (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under capital leases); (b) it has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to the Loan Documents, free and clear of any and all Liens or claims of others, other than Permitted Liens; and (c) no effective security agreement, financing statement (as that term is defined in the UCC), or other security or Lien Instrument covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens and to the extent permitted under the definition thereof. If any Loan Party shall acquire a commercial tort claim (as that term is defined in the UCC), such Loan Party shall promptly notify Collateral Agent in a writing signed by such Loan Party of the details thereof and grant to Collateral Agent, on behalf of itself and the other Lending Parties, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent. If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until all Obligations are Repaid in Full (other than Unasserted Obligations). At such time as the Obligations have been Paid in Full and the Lending Parties shall have received a release of all Claims from the Loan Parties, Collateral Agent shall, at Borrowers’ sole cost and expense, release its Liens on the Collateral, which is the subject of all Collateral Documents.

SECTION 3.02                      AGENTS’ RIGHTS REGARDING THE COLLATERAL.

(a)            In Collateral Agent’s Permitted Discretion, Collateral Agent may, at any time in Collateral Agent’s own name or on behalf of any Loan Party, communicate with Account Debtors and obligors in respect of Accounts to verify to Collateral Agent’s satisfaction, the existence, amount and terms of, and any other matter relating to Accounts. If an Event of Default then exists and is continuing, in Collateral Agent’s Permitted Discretion, Collateral Agent may, (i) at any time in Collateral Agent’s own name or on behalf of any Loan Party, communicate with Account Debtors and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Collateral Agent’s satisfaction, the existence, amount and terms of, and any other matter relating to, Instruments, Chattel Paper or other Collateral, and (ii) without prior notice to any Loan Party, notify Account Debtors or other Persons obligated on any Collateral that Collateral Agent has a security interest therein and that payments shall be made directly to Administrative Agent. During a continuing Event of Default, upon the request of Collateral Agent, each Loan Party shall so notify such Account Debtors and other Persons. Each Loan Party hereby appoints Collateral Agent or Collateral Agent’s designee as such Person’s attorney at any time after an Event of Default exists and is continuing, with power to endorse such Person’s name upon any notes, acceptance drafts, money orders or other evidences of payment of Collateral.

(b)            Each Loan Party shall promptly report to Administrative Agent all customer credits and all returns, repossessions and recoveries of Inventory, providing Administrative Agent with a description of such Inventory, in each case, solely to the extent that, for any month, such month’s returns and return reserves exceed 10% of such month’s gross sales. No Loan Party shall, without Administrative Agent’s prior written consent, settle or adjust any dispute or claim, or grant any discount (except ordinary trade discounts), credit or allowance or accept any return of merchandise, except in the ordinary course of its business.

(c)            Each Loan Party shall remain liable under any evidence of Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and neither Agent nor any Lender shall have any obligation or liability whatsoever to any Person under any such Collateral by reason of or arising out of the execution, delivery or performance of this Agreement or the other Loan Documents, and neither Agent nor any Lender shall be required or obligated in any manner (i) to perform or fulfill any of the obligations of any Loan Party that is a party thereto, (ii) to make any payment or inquiry thereunder, or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Collateral.

(d)            In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Collateral Agent’s security interest is dependent on or enhanced by possession, the Loan Party that is the holder and payee of such Negotiable Collateral, at any time after an Event of Default exists and is continuing, immediately upon the request of Collateral Agent, shall endorse and deliver physical possession of such Negotiable Collateral and all agreements and documents related thereto, to Collateral Agent or to a custodian to hold on behalf of Collateral Agent. All Negotiable Collateral shall be delivered to Collateral Agent or a custodian for the benefit of Collateral Agent, duly endorsed by the payee thereof to the order of Collateral Agent.

(e)            Subject to the limitations in this Section 3.02(e) and elsewhere in this Agreement, any Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter (i) to inspect and examine the Books and Records and the Collateral, (ii) to communicate directly with any and all Account Debtors to verify the existence and terms of Collateral, and (iii) to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrowers’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, and each Borrower shall permit any designated representative of any Agent to visit and inspect any of the properties of any Borrower to inspect and to discuss its finances and properties and Collateral, during normal business hours. Without limiting the provisions of Section 6.10, each Loan Party shall, with respect to any Collateral owned, leased or otherwise controlled by it, upon prior appointment during normal business hours:

(i)            provide access to such Collateral to each Agent and its respective officers, employees and agents, as frequently as is commercially reasonable or, at any time an Event of Default exists, as frequently as such Agent determines to be appropriate;

(ii)           permit each Agent or any of its respective officers, employees and agents to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s Books and Records;

(iii)          permit each Agent to inspect, review, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any means that such Agent considers reasonably advisable, and such Loan Party agrees to render to such Agent, at Borrowers’ sole cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto; and

(iv)          facilitate such testing of Accounts and verification of invoices by each Agent to such extent and in such form as such Agent may require;

provided that, if a Default shall have occurred and be continuing, the rights in this clause (d) shall extend to each Lending Party and each Agent shall have such access at any and all times.

(f)             At any time that an Event of Default exists under Section 8.01(a), 8.01(b), 8.01(f) or 8.01(g), Borrowers, at their sole cost and expense, shall cause the certified public accountant(s) then engaged by Borrowers to prepare and deliver to each Agent at any time and from time to time, promptly upon any Agent’s request therefor, the following reports: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances with respect to all Accounts; and (iv) test verifications of such Accounts as such Agent may request. Borrowers, at their sole cost and expense, shall also cause such certified independent public accountants to deliver to each Agent the results of any physical verifications of all or any portion of the Inventory made or observed by such accountants when and if such verification is conducted. Each Agent shall be permitted to observe and consult with such accountants in the performance of these tasks.

(g)            At any time that an Event of Default exists, in addition to exercising its available default rights and remedies under Sections 8.02(a)(iv), (vi) and (ix) with respect to the Inventory of the Loan Parties, Collateral Agent may exercise all of its available default rights and remedies with respect to such Inventory under the Collateral Access Agreements and any other Collateral Document or Loan Document.

(h)            Beyond the exercise of reasonable care to assure the safe custody of Collateral in Collateral Agent’s possession and the accounting for moneys actually received by Administrative Agent or any Lender hereunder, neither Agent nor any Lender shall have any duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral.

SECTION 3.03                      GRANT OF LICENSE TO USE INTELLECTUAL PROPERTY COLLATERAL; ADDITIONAL INTELLECTUAL PROPERTY.

Each Loan Party hereby grants to Collateral Agent an irrevocable, non-exclusive license, exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to such Loan Party, to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person or applicable Laws; provided that such license will terminate on the date on which all Obligations are Paid in Full; provided further that, upon the request of Collateral Agent, the applicable Loan Party will use reasonable commercial efforts to obtain from any third-party a security interest in any license of Intellectual Property granted by such third-party to such Loan Party. In addition, on a commercially reasonable periodic basis as Collateral Agent shall require, Administrative Borrower shall (i) provide Collateral Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by any Loan Party during the prior period, (ii) cause all Intellectual Property acquired or generated by any Loan Party that is not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of such Loan Party’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Collateral Agent supplemental schedules to the applicable Collateral Documents to identify such Intellectual Property as being subject to the security interests created thereunder; provided that neither any Borrower nor any of their Subsidiaries shall register with the U.S. Copyright Office any unregistered Copyrights (whether in existence on the Closing Date or thereafter acquired, arising, or developed) unless (A) such Loan Party provides Collateral Agent with written notice of its intent to register such Copyrights not less than thirty (30) days prior to the date of the proposed registration, and (B) prior to such registration, the applicable Person executes and delivers to Collateral Agent a copyright security agreement in form and substance satisfactory to Collateral Agent, supplemental schedules to any existing copyright security agreement or such other documentation as Collateral Agent reasonably deems necessary in order to perfect and continue perfected Collateral Agent’s Liens on such Copyrights following such registration.

SECTION 3.04                      AUTHORIZATION TO FILE FINANCING STATEMENTS.

Each Loan Party hereby authorizes Collateral Agent to file, without notice to any Loan Party, financing statements under the UCC with all appropriate jurisdictions to perfect, maintain, preserve or protect Collateral Agent’s and the Lending Parties’ interest or rights hereunder or any Collateral Document in the Collateral the subject hereof or thereof, including a notice that any disposition of all or any such collateral that is not otherwise permitted hereunder, whether by any Loan Party or any other Person, shall be deemed to violate the rights of Agents and Lenders hereunder and under applicable Laws. Without limiting the generality of the foregoing, each Loan Party hereby: (a) authorizes Collateral Agent to file, without notice to any such Loan Party, financing statements under the UCC with all appropriate jurisdictions listing all assets or all personal property of such Loan Party as the collateral covered by such financing statements; and (b) ratifies and approves the filing of any financing statements by or on behalf of Collateral Agent or any Lending Party (or any such Person’s predecessor(s)-in-interest) prior to the Closing Date against such Loan Party and listing the Collateral or all assets or all personal property of such Loan Party as the collateral covered by such financing statements.

ARTICLE IV
CONDITIONS TO EFFECTIVENESS

SECTION 4.01                     CONDITIONS PRECEDENT TO INITIAL LOAN.

This Agreement shall become binding on the parties hereto upon, and the obligation of each Lender to make the Loans, of Administrative Agent to issue any Support Agreements on the Closing Date and of any LC Issuer to issue any Lender Letter of Credit hereunder is subject to, the satisfaction of the following conditions precedent (provided, that, all Loan Documents and other documents to be delivered to Administrative Agent or any other Lending Party pursuant to this Section 4.01 shall be subject to prior reasonable approval as to form and substance by Lenders, with delivery by a Lender of its signature page to this Agreement evidencing such Person’s acknowledgement that the conditions set forth in this Section 4.01 have been satisfied, unless otherwise set forth below or waived in writing):

(a)            Receipt of Certain Documents and Assurances. Administrative Agent shall have received satisfactory evidence or assurances with respect to, and had delivered to it, all of the following, each of which shall be, unless otherwise specified herein or otherwise required by Lenders, originals (or facsimiles or portable document format versions thereof (in either such case, if requested by any Lender, promptly followed by originals thereof)), each, to the extent to be executed by Loan Parties, properly executed by a Responsible Officer or, if applicable, an Authorized Financial Officer, of Parent and each other Loan Party, each dated the Closing Date (or, in the case of (x) certificates of governmental officials or (y) resolutions or consents of Parent and each other Loan Party authorizing action to enter into, or performance under, the Loan Documents, a recent date prior to the Closing Date), all in sufficient number as Administrative Agent shall separately identify (including, if specified by Administrative Agent, for purposes of the distribution thereof to the Lending Parties and each Borrower):

(i)             counterparts of each of the following agreements, in each case duly executed and delivered by each of the parties thereto, and in a form reasonably acceptable to Administrative Agent: (A) this Agreement; (B) the Intercompany Subordination Agreement; (C) the Ogilvie Subordination Agreement; (D) the Fifth Third Subordination Agreement; (E) subject to Section 6.19, each Vendor Intercreditor Agreement; (F) each Wells Fargo RPA Intercreditor Agreement; (G) a Borrowing Request attaching the funds flow; (H) the Letter of Direction; (I) the Fee Letter; (J) the Payoff Documents; (K) each Control Agreement; (L) each Guaranty; and (M) each other agreement, document or certificate listed in the closing checklist submitted to Borrowers;

(ii)            if requested by any Lender, a Note duly executed by each Borrower in favor of such Lender evidencing any Loans made by such Lender to each Borrower;

(iii)           counterparts of each of the other Loan Documents (including all applicable Collateral Documents), duly executed by each of the parties thereto, and, as requested by Administrative Agent:

(A)            any certificated securities representing shares of Equity Interests owned by or on behalf of any Loan Party constituting Collateral as of the Closing Date, together with undated stock powers (or their equivalent) with respect thereto executed in blank;

(B)            any promissory notes and other instruments evidencing all loans, advances and other debt owed or owing to any Loan Party constituting Collateral as of the Closing Date, together with undated instruments of transfer with respect thereto executed in blank;

(C)            all other documents, including UCC financing statements, required under the terms of the Collateral Documents to be filed, registered or recorded to create or perfect the Liens intended to be created under the Collateral Documents existing on the Closing Date; and

(D)            a Perfection Certificate with respect to each Loan Party, dated the Closing Date and duly executed by a Responsible Officer of the applicable Loan Party, together with results of a search of the UCC (or equivalent) filings made and tax and judgment lien searches with respect to each Loan Party in the jurisdictions required by Lenders and copies of the financing statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.01 or have been otherwise appropriately released or terminated on (concurrently with the transactions contemplated hereby) or prior to the Closing Date;

(iv)          a secretary’s certificate from each Loan Party, (A) attaching a true and correct copy of the Organizational Documents of each Loan Party, as amended, modified or supplemented as of the Closing Date, which such Organizational Documents shall be (1) certified by a Responsible Officer of each Loan Party and (2) with respect to Organizational Documents that are charter documents, certified as of a recent date by the appropriate governmental official; (B) certifying to and attaching resolutions, in form and substance reasonably acceptable to Administrative Agent, approving the execution, delivery and performance of the Loan Documents by each Loan Party; (C) attesting to the incumbency and signatures of each Responsible Officer of each Loan Party and (D) attaching a good standing certificate of a recent date from the applicable Loan Party’s jurisdiction of organization and any other jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, evidencing that it is duly organized or formed, and that each Loan Party are validly existing, in good standing or words of like import, as applicable, in each such jurisdiction;

(v)           a favorable opinion or opinions of counsel to each Loan Party, reasonably acceptable to Administrative Agent, addressed to each Agent and each Lending Party, as to such matters as are reasonably required by Administrative Agent with respect to each Loan Party, the Collateral and the Loan Documents;

(vi)          evidence, in form and substance satisfactory to Administrative Agent, that each such Borrower has delivered true, correct and complete copies of the Material Contracts to Administrative Agent;

(vii)         a certificate signed by a Responsible Officer of each Borrower certifying as to the matters described in Sections 4.01(c) and 4.01(d);

(viii)        a certificate signed by an Authorized Financial Officer of Parent, certifying that Parent and its Subsidiaries, taken as a whole, are Solvent, after giving effect to the transactions contemplated hereby on the Closing Date;

(ix)           (A) evidence, in form and substance satisfactory to Administrative Agent, that each Loan Party will maintain as of the Closing Date in full force and effect the insurance policies required by Section 6.07, and (B) draft insurance certificates to be issued by each Loan Party’s insurance broker containing such information regarding such policies as Administrative Agent shall request, naming Collateral Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable;

(x)            (A) copies of the financial statements referred to in Section 5.11, and (B) projections prepared by the management of Parent, in form reasonably satisfactory to Administrative Agent, of consolidated and consolidating balance sheets and statements of income or operations, statements of cash flows, together with Revolver Borrowing Base and Excess Revolver Availability projections and projected financial covenant calculations for Parent and its Subsidiaries for the remainder of the current Fiscal Year and the upcoming Fiscal Year, prepared on a monthly basis, in each case, the results of which shall be satisfactory to Administrative Agent or any third-party consultant selected by Administrative Agent to review such financial statements and projections;

(xi)           a three-statement management forecast covering the tenor of this Agreement which shall include, without limitation, a forecast of sales, gross margin and Consolidated EBITDA improvements, working capital levels and cash requirements, in each case in form and substance satisfactory to Administrative Agent;

(xii)          evidence, in form and substance satisfactory to Administrative Agent, that Parent and its Subsidiaries had Consolidated EBITDA of at least $7,500,000 for the Fiscal Month ending November 30, 2023;

(xiii)         a true, correct and complete copy of the Ogilvie Subordinated Note, reflecting (i) a maturity date not less than 180 days following the Maturity Date and (ii) payments (or, in the case of principal, prepayments) of principal and interest due and payable thereunder, in each case, subject to the terms and conditions set forth in this Agreement and in the Ogilvie Subordination Agreement, and otherwise in form and substance satisfactory to Administrative Agent;

(xiv)        evidence that (A) all commitments under any secured facilities, if any, not otherwise permitted under Section 7.03 have been or will be terminated not later than the Closing Date, and all outstanding amounts thereunder paid in full, (B) all Liens securing obligations under any secured facilities not otherwise permitted under Section 7.03 have been or will be released and terminated not later than the Closing Date and (C) those certain supply chain financing arrangements (and related receivables purchase agreements) by and among any Loan Party and Bank of America, N.A. (or any Affiliate thereof) have been or will be terminated not later than the Closing Date, and all outstanding amounts thereunder paid in full and all Liens securing obligations thereunder released and terminated, in each case, not later than the Closing Date; and

(xv)         such other assurances, certificates, documents, consents, reports or opinions as Administrative Agent or any other Lending Party may reasonably require.

(b)            KYC Requirements. (i) All documentation and other information required by regulatory authorities under “know your customer” and all Anti-Terrorism Laws, Anti-Money Laundering Laws and all “know your customer” Laws shall have been supplied to Agents and Lenders, including, but not limited to, the Patriot Act and W-9s with respect to each Borrower and each other Person who will be a recipient of a wire sent by Administrative Agent or a Lender on the Closing Date, and all such documentation and other information shall be satisfactory to Administrative Agent, and (ii) each Agent shall have completed customary individual background checks for each Loan Party’s senior management and key principals, the results of which shall be satisfactory to each Agent.

(c)            No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, revenues, sales volume, assets, liabilities or operations of Parent, any Loan Party, or with respect to the Collateral since June 30, 2023.

(d)            Truth and Correctness of Representations and Warranties; No Default. The representations and warranties of Parent and each other Loan Party contained in this Agreement or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date. No Default or Event of Default shall exist or shall result, or could reasonably be expected to result, from the use of proceeds of the Loans on the Closing Date.

(e)            Payment of Fees. Borrowers shall have paid (or concurrently with the funding of the Loans hereunder, will pay) (i) all fees required to be paid to Agents and Lenders on or before the Closing Date and (ii) unless any Lending Party shall have agreed in writing to any delay in such payment, all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to Agents to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute such Person’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude subsequent billing by such Lending Party or White Oak).

(f)             Excess Revolver Availability. The Loan Parties shall have Excess Revolver Availability of not less than $10,000,000 on the Closing Date.

(g)            Borrowing Base Report. Administrative Agent shall have received a Borrowing Base Report as of a date not more than seven (7) days prior to the Closing Date.

(h)            Appraisals. The Agents shall have completed field examinations and appraisals of the Collateral and all books and records in connection therewith, the results of which shall be satisfactory in form and substance to Agents in their Permitted Discretion (including, without limitation, appraisals of Borrowers’ Inventory).

(i)             Due Diligence Review; Investment Committee Approval. Agents and their counsel shall have completed all required legal and financial diligence review with results satisfactory to Agents and their counsel, including, without limitation, (i) diligence telephone calls with Parent’s auditor and at least one vendor and one customer of Borrowers, (ii) satisfactory receipt and review of Loan Parties’ Material Contracts, (iii) an updated field examination, and (iv) approval from each Lender’s respective investment committee to consummate the transactions contemplated by the Loan Documents.

(j)             Litigation. There shall be no pending or, to the knowledge of the Loan Parties after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement or the other Loan Documents or (ii) which affects or could affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of any Loan Party, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action could not reasonably be expected to have a Material Adverse Effect.

(k)            Other Matters. Each Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, documents or consents related to the foregoing as each Agent or Required Lenders may reasonably require.

For purposes of determining compliance with the conditions specified in this Section 4.01 (but without limiting the generality of the provisions of Section 9.04), each Lending Party that has signed this Agreement shall be deemed to have consented to, approved or accepted or become satisfied with, each document or other matter required hereunder to be consented to or approved by or to be acceptable or satisfactory to a Lending Party unless otherwise waived in writing.

SECTION 4.02                      CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS.

The Lending Parties shall in no event be required to make any credit extension hereunder (including funding any Loan, issuing any Support Agreement or Lender Letter of Credit or granting any other accommodation to or for the benefit of Borrowers), unless all of the following conditions shall be satisfied on such date and upon giving effect thereto:

(a)            Borrowing Request. Administrative Agent shall have received a Borrowing Request in form and substance reasonably satisfactory to it.

(b)            No Material Adverse Change. The Lending Parties, in their sole and absolute discretion, shall be satisfied that there has been no material adverse change in the business or financial condition, revenues, sales volume, assets, liabilities or operations of the Loan Parties.

(c)            Truth and Correctness of Representations and Warranties; No Default. The representations and warranties of each Loan Party contained in this Agreement or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the applicable funding date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof). No Default or Event of Default shall exist or shall result from the funding of the Loans on the applicable funding date.

(d)            Borrowing Base Report. With respect to any credit extension, Administrative Agent shall have received a Borrowing Base Report, together with all supporting documentation requested by Administrative Agent (including details on contra accounts).

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by such Borrower that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension. As an additional condition to a credit extension, each Agent may request any other information, certification, document, instrument or agreement as it deems appropriate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to each Lending Party that:

SECTION 5.01                     CORPORATE EXISTENCE AND POWER.

Each of the Loan Parties and their respective Subsidiaries: (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation (subject to such changes after the Closing Date as are permitted under the Loan Documents); (b) has the corporate, partnership or limited liability company power and authority and all governmental licenses, authorizations, consents and approvals: (i) to own its assets and carry on its business, except to the extent that any failure to have any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which each is a party; and (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is licensed and in good standing under the laws of each jurisdiction where its ownership, leasing or operation of property or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02                     CORPORATE AUTHORIZATION; NO CONTRAVENTION.

The execution and delivery by each of the Loan Parties and their respective Subsidiaries (to the extent such Subsidiary is party hereto or to any other Loan Document) of, and the performance by each of the Loan Parties and their respective Subsidiaries of its obligations under, each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under: (i) any Material Contract to which such Person is a party or affecting such Person or the properties of such Person or any Subsidiary thereof or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each of the Loan Parties and their respective Subsidiaries are in compliance with all Material Contracts, except to the extent that any failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to or is bound by any Contractual Obligation, or is subject to any restriction in any Organizational Document, or any requirement of Laws, which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.03                     GOVERNMENTAL AUTHORIZATION; COMPLIANCE WITH LAWS.

(a)            Governmental Authorizations. No approval, consent, exemption, authorization, order, or other action by, or notice to, or filing, registration, or qualification with, any Governmental Authority is necessary or required in connection with the execution and delivery by any Loan Party of, or the performance by any Loan Party of its obligations under, any Loan Document to which it is a party, or the other transactions contemplated by this Agreement and the other Loan Documents, other than (i) such as have been obtained or made and are in full force and effect or (ii) filings necessary to perfect Liens created by the Loan Documents.

(b)            Compliance with Laws. Each Loan Party and each Subsidiary thereof are in compliance in all respects with the requirements of all Laws (including the Patriot Act) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)            Certain Actions. No Loan Party is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any racketeer influenced and corrupt organizations law, whether civil or criminal, or other similar Laws.

SECTION 5.04                     BINDING EFFECT.

This Agreement has been, and each other Loan Document (when delivered hereunder) will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, or other Laws of general application affecting enforcements of creditors’ rights or general principles of equity.

SECTION 5.05                     LITIGATION.

Except as specifically disclosed on Schedule 5.05, there are no actions, suits, investigations, proceedings, claims or disputes pending, or to the knowledge of each Loan Party, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any Subsidiary thereof that: (a) purport to affect or pertain to any Loan Document, or any of the transactions contemplated thereby; or (b) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for therein not be consummated as therein provided.

SECTION 5.06                     NO DEFAULTS.

No Default or Event of Default exists or could reasonably be expected to result from the incurring of any Obligations by any Loan Party or from the grant and perfection of the Liens upon the Collateral in favor of Collateral Agent. No Loan Party is in default under or with respect to any Material Contract in any respect that, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(q).

SECTION 5.07                     ERISA COMPLIANCE.

(a)            Unless it could not reasonably be expected, individually or in the aggregate, to result in liabilities in excess of the Threshold Amount or otherwise have a Material Adverse Effect or a Lien under the Code or ERISA on the assets of any Loan Party: (i) each Plan is in compliance in all material respects with, and has been operated in accordance with, in all material respects, the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Plan which is intended to qualify under Section 401(a) of the Code either (A) has obtained from the IRS a favorable determination letter from the IRS as to its qualified status under the Code, or the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred, or (B) has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred that would cause the loss of such qualification; and (iii) no Loan Party has any liability for a fine, penalty, Tax, or damage with respect to, or arising from the operation of, a Plan or Multiemployer Plan.

(b)            Unless it could not reasonably be expected, individually or in the aggregate, to result in liabilities in excess of the Threshold Amount or otherwise have a Material Adverse Effect: (i) there are no pending or, to the knowledge of any Loan Party, claims threatened in writing, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)            Unless it could not reasonably be expected, individually or in the aggregate, to result in liabilities in excess of the Threshold Amount or otherwise have a Material Adverse Effect or result in the creation of a Lien under the Code or ERISA on the assets of any Loan Party, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) no Pension Plan has any Unfunded Pension Liability, and (iii) the potential liability of any Loan Party of any ERISA Affiliate for a complete withdrawal from a Multiemployer Plan (within the meaning of Sections 4203 or 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero. No event or circumstance has occurred or exists that, if such event or circumstance had occurred or arisen after the Closing Date, would create an Event of Default under Section 8.01(i).

SECTION 5.08                     USE OF PROCEEDS.

Each Borrower shall use the proceeds of the Loans solely in accordance with Schedule 5.08.

SECTION 5.09                      TITLE TO ASSETS.

(a)            Each Loan Party and each Subsidiary thereof has (a) good, valid, record and marketable title in fee simple to, or valid leasehold interests in, or valid rights to use (including easements) all Real Property material to the ordinary conduct of their respective businesses or reflected on the most recent financial statements delivered pursuant thereto, and (b) good and marketable title to all of their respective personal property reflected on the most recent financial statements delivered pursuant hereto, in each of the foregoing cases free and clear of all Liens other than Permitted Liens.

(b)            Schedule 5.09(b) sets forth the address (including street address, county and state) of all Real Property that is owned in fee by any Loan Parties or any of its Subsidiaries as of the Closing Date and identifies the owner thereof.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the Real Property owned by such Loan Party or such Subsidiary, free and clear of all Liens other than Permitted Liens.

(c)            Schedule 5.09(c) sets forth the address (including street address, county and state) of all Real Property that is leased, subleased, or licensed to or by the Loan Parties and their Subsidiaries as of the Closing Date, and contains a true, correct, and complete description of such leases (the “Leases”).  Each Loan Party and each of its Subsidiaries has a valid leasehold interest in such Real Properties, which leasehold interest is free and clear of all Liens, other than Permitted Liens.  Neither the Loan Parties nor any of their Subsidiaries have defaulted under any such Lease or received any notice alleging a default hereof.  Each such Lease is in full force and effect, and such Loan Parties and their Subsidiaries enjoy peaceful and undisturbed possession under all such Leases.  The consummation of the transactions described herein will not, with or without the giving of notice or the lapse of time or both, violate any such Lease.  No Loan Party or Subsidiary thereof has subleased, licensed, transferred, assigned or otherwise granted any Person the right to use or occupy any Real Property or portion thereof.

SECTION 5.10                      TAXES.

Each Loan Party and each Subsidiary thereof has filed all federal and state income and other material tax returns and reports required to be filed, and has paid prior to delinquency all federal, state (including sales tax) and other Taxes shown thereon, and all other material taxes and assessments imposed on it or any of its properties otherwise due and payable, except those that are subject to a Permitted Protest and with respect to which no notice of Lien has been filed in any filing office. There is no unpaid written, or to the knowledge of any Loan Party, proposed tax assessment against any Loan Party or any Subsidiary thereof that, if made, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.11                     FINANCIAL CONDITION.

(a)            Financial Statements.

(i)             The Audited Closing Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby and present fairly in all material respects the financial position, results of operations, cash flows and the assets, liabilities, revenues, expenses and members’ equity of Parent as of the dates and for the periods covered thereby.

(ii)            The unaudited financial statements of Parent comprised of the balance sheet of Parent as of November 30, 2023 and the related statements of income and cash flows for the five (5) month period ended November 30, 2023, were prepared in accordance with GAAP consistently applied throughout the period covered thereby and present fairly in all material respects the financial position, results of operations, cash flows and the assets, liabilities, revenues, expenses and members’ equity of Parent as of the date and for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(b)            No Material Adverse Effect. Since June 30, 2023, no Material Adverse Effect has occurred.

SECTION 5.12                     ENVIRONMENTAL MATTERS.

Except as would not reasonably be expected to result in liability to a Loan Party in excess of the Threshold Amount:

(a)            No Loan Party (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law with respect to such Loan Party’s operations, (ii) has become subject to an Environmental Claim with respect to any Environmental Liability, or (iii) has received written notice of any claim with respect to any Environmental Liability.

(b)            To the knowledge of the Loan Parties, Hazardous Materials have not been released, discharged or disposed of on any property currently owned or operated by any Loan Party or on any property formerly owned or operated by any Loan Party in a manner that would reasonably expected to result in liability to any Loan Party.

SECTION 5.13                     MARGIN REGULATIONS; REGULATED ENTITIES.

(a)            No Loan Party nor any Subsidiary thereof is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No Loan Party nor any Subsidiary thereof nor any Person controlling a Loan Party is an “investment company” required to be registered as such within the meaning of the Investment Company Act of 1940.

SECTION 5.14                     LOCATION OF INVENTORY AND EQUIPMENT; CHIEF EXECUTIVE OFFICE; ELIGIBLE INVENTORY.

Each Loan Party will, and will cause each of its Subsidiaries to, keep (a) their Inventory (other than in-transit Inventory) only at the locations identified on Schedule 5.14 to this Agreement (provided that Borrowers may amend Schedule 5.14 to this Agreement so long as such amendment occurs by written notice to Administrative Agent within five (5) Business Days of the date on which such Inventory is moved to such new location and such new location is within the continental United States), (b) their Equipment only at the locations identified on Schedule 5.14 to this Agreement (provided that Borrowers may amend Schedule 5.14 to this Agreement so long as such amendment occurs by written notice to Administrative Agent within five (5) Business Days of the date on which such Equipment is moved to such new location and such new location is within the continental United States), and (c) their respective chief executive offices only at the locations identified on Schedule 5.14 to this Agreement. Each Loan Party will, and will cause each of its Subsidiaries to, on or before the Closing Date, subject to Section 6.19, use commercially reasonable efforts to obtain Collateral Access Agreements for each of the locations identified on Schedule 5.14 to this Agreement where Collateral with a fair market value in excess of $100,000 is located. As to each item of Inventory that is identified by Borrowers as Eligible Inventory or Eligible In-Transit Inventory in a Borrowing Base Report submitted to Administrative Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Inventory and Eligible In-Transit Inventory, as applicable.

SECTION 5.15                     INTELLECTUAL PROPERTY.

Each Loan Party and each Subsidiary thereof owns or is licensed, or otherwise has the right to use, all of the Intellectual Property that is reasonably necessary for the operation of its business, a correct and complete list of which is set forth on Schedule 5.15 to this Agreement. To the knowledge of each Loan Party, the use of such Intellectual Property by such Loan Party and its Subsidiaries and the operation of their respective businesses do not infringe any valid and enforceable intellectual property rights of any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of each Loan Party, threatened, in writing.

SECTION 5.16                     EQUITY INTEREST HELD BY LOAN PARTIES; EQUITY INTERESTS IN BORROWERS.

As of the Closing Date: (a) no Loan Party has Subsidiaries other than those listed on Schedule 5.16; (b) no Loan Party holds Equity Interests in any other Person other than those specifically disclosed on Schedule 5.16; and (c) the holders of all Equity Interests in each Loan Party are those listed on Schedule 5.16. All of the outstanding Equity Interests in each Loan Party and in each Subsidiary thereof have been validly issued and are fully paid and non-assessable.

SECTION 5.17                     INSURANCE.

The properties of each Loan Party are insured with the insurers set forth in Schedule 5.17. None of such insurers are Affiliates of any of the Loan Parties, and the insurance coverages are in such amounts, with such deductibles and covering such risks, as are described in Schedule 5.17. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.17.

SECTION 5.18                     COLLATERAL AND COLLATERAL DOCUMENTS.

The provisions of this Agreement and each of the other Collateral Documents, when delivered, are effective to create in favor of Collateral Agent, for the benefit of the Lending Parties, a valid and enforceable security interest or other Lien in all right, title, and interest of each Loan Party that is a party thereto in the Collateral described therein. Each such security interest or other Lien in favor of Collateral Agent, to the extent the same may be perfected by the filing of a UCC financing statement or the filing of an intellectual property security agreement or by control (within the meaning of the UCC), has, except as otherwise expressly provided in any Collateral Document, been perfected. Except as otherwise expressly provided herein or in any other Collateral Document, each security interest or other Lien in the Collateral described in any Collateral Document constitutes a perfected, first-priority security interest or other Lien in the subject Collateral, subject to no Liens other than Permitted Liens.

SECTION 5.19                     LABOR RELATIONS.

There are no strikes, lockouts or other material labor disputes against any Loan Party or any Subsidiary thereof or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary thereof, and no material unfair labor practice complaint is pending against any Loan Party or any Subsidiary thereof or, to the knowledge of any Loan Party, threatened in writing against any of them before any Governmental Authority that could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 5.19: (a) none of the Loan Parties is a party to any collective bargaining agreements or contracts; (b) no union representation exists and, to the knowledge of each Loan Party, no union organizing activities are taking place on any of the properties owned or operated by any Loan Party or any of its Subsidiaries; and (c) all severance obligations due and owing by any Loan Party in respect of the termination by the Loan Parties of those certain employees terminated, prior to the Closing Date, in the calendar year ending December 31, 2023 have been paid in full and discharged.

SECTION 5.20                     SOLVENCY.

The Loan Parties and their respective Subsidiaries, taken as a whole on a consolidated basis, are Solvent.

SECTION 5.21                     MATERIAL CONTRACTS.

Set forth on Schedule 5.21 (as such Schedule may be updated from time to time in accordance herewith) is an accurate and complete list of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Administrative Borrower provided the Compliance Certificate pursuant to Section 6.02(a); provided, however, that Administrative Borrower may amend Schedule 5.21 to add additional Material Contracts so long as such amendment occurs by written notice to Administrative Agent on the date that Administrative Borrower provides the Compliance Certificate. Unless it could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms): (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Loan Party’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.06(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

SECTION 5.22                     OFAC; SANCTIONS; ANTI-CORRUPTION LAWS; ANTI-MONEY LAUNDERING LAWS.

No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws to the extent necessary to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made hereunder will be used directly, or to the Loan Parties’ knowledge, indirectly, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person.

SECTION 5.23                     BROKERS AND FINANCIAL ADVISORS.

In connection with the transactions contemplated hereby (including the making of the Loans), no Borrower has engaged any advisors (financial or otherwise), brokers or arrangers other than B&D Capital Partners LLC (“B&D”). Borrowers hereby agree to pay, and hereby indemnify each Indemnitee from and against, all fees, costs and expenses of B&D and any other advisors (financial or otherwise), brokers or arrangers in connection with the transactions contemplated hereby (including the making of the Loans).

SECTION 5.24                     FULL DISCLOSURE.

None of the representations or warranties made by any Loan Party in the Loan Documents to which it is a party as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by, or on behalf of, any Loan Party in connection with the Loan Documents (including the disclosure materials delivered by or on behalf of any Loan Party to Lending Parties (or any of the foregoing Persons) prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (after giving effect to all supplements and updates thereto furnished to Lenders and/or each Agent from time to time); provided, that, with respect to any projections and forecasts provided by a Borrower (whether with respect to Borrowers or any other Loan Parties), Borrowers represent only that such projections and forecasts were prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof.

SECTION 5.25                     ELIGIBLE ACCOUNTS.

As to each Account that is identified by Borrowers as an Eligible Domestic Account, an Eligible Financed Account or an Eligible Foreign Account in a Borrowing Base Report, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers’ business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Domestic Account, Eligible Financed Account or Eligible Foreign Account (as applicable).

SECTION 5.26                     CYBERSECURITY.

No Loan Party has been the subject of a Cybersecurity Incident, including any Cybersecurity Incident that required any Loan Party to report such event to a governmental authority, third party institution or individual.  Each Loan Party has at all times conducted its business in compliance in all material respects with applicable privacy and data security laws.

SECTION 5.27                     RESERVED.

SECTION 5.28                     INTERRELATED BUSINESSES.

Borrowers and Guarantors make up a related organization of various entities constituting an overall economic and business enterprise such that any benefit from the Loans or other financial accommodations hereunder received by any one of them benefits the others. Borrowers and Guarantors render services to or for the benefit of the other Borrowers and/or Guarantors, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors, as the case may be. Borrowers and Guarantors have the same chief executive office, share certain centralized accounting and legal services, and have certain common officers, directors and/or managers.

SECTION 5.29                     PARENT; FULFILLMENT EXPRESS.

(a)            Parent is in compliance with Section 7.15.

(b)            Fulfillment Express is in compliance with Section 7.16.

SECTION 5.30                     RELATED PARTY MATTERS; DIGITAL WAVES.

(a)            IC-DISC. As of the Closing Date, (i) each of the IC-DISC Notes 3/4 and the IC -DISC Notes have been paid in full and terminated, (ii) there are no payments due and owing, or any accruals, commissions or other obligations or liabilities, from any Loan Party or Subsidiary to, or in favor of, My Worldwide and (iii) My Worldwide has been dissolved.

(b)            Captive Insurance Policies. As of the Closing Date, no Loan Party or Subsidiary maintains a policy of insurance with Airlie Protection or Protection for You.

(c)            Related Party Promissory Notes Paid. As of the Closing Date (after giving effect to this Agreement and the transactions contemplated hereby), no Loan Party or Subsidiary maintains any Debt for borrowed money other than Debt permitted by Sections 7.03(a) through (l) of this Agreement.

(d)            MVP Logistics. As of the Closing Date, (i) MVP Logistics, LLC, a Minnesota limited liability company (“MVP”), is not an Affiliate of Parent or any other Loan Party and (ii) none of the Equity Interests of MVP are owned by Joseph Rehak, an individual.

(e)            Digital Waves. The names Digital Waves International and/or Digital Waves are tradenames owned and used by Alliance (and not owned or used by Fulfillment Express).

SECTION 5.31                     CONTINGENT DEBT MATTERS.

As of the Closing Date, all Debt and any other obligations and liabilities of the Loan Parties in respect of the following have been paid in full and satisfied or are otherwise not due and owing or outstanding:

(a)            Debt of Parent under the Think 3Fold Purchase Agreement;

(b)            Debt of Panther with respect to the “Earn Out Payment” (as defined in the Mecca Earn Out Agreement);

(c)            Debt of Alliance with respect to the “Earn Out Payments” (as defined in the MCE Earn Out Agreement);

(d)            Subject to Section 7.03(l), Debt of Mill Creek with respect to the Incentive Fee and the Supplemental Incentive Fees as those terms are defined in the Technicolor Services Agreement;

(e)            Debt of Panther under the COKeM Sellers Notes;

(f)             Debt of Panther with respect to any upward adjustment resulting from the COKeM Purchase Price Adjustment; and

(g)            Debt of COKeM with respect to payments due to Charles Bond under the COKeM Independent Contractor Agreement.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Obligations (other than Unasserted Obligations) have not been Repaid in Full:

SECTION 6.01                     FINANCIAL STATEMENTS AND COLLATERAL REPORTING.

The Borrowers shall deliver, or shall cause to be delivered, to Administrative Agent for distribution by Administrative Agent to each Lending Party, the following, in form and detail satisfactory to Administrative Agent and Required Lenders, provided, however, that notwithstanding anything contained herein, the delivery of the financial statements required by Sections 6.01(a) and 6.01(b) and the management’s discussion and analysis required by Section 6.01(e) shall be (and be deemed to be) satisfied by the delivery by Parent of its Form 10-K and Form 10-Q); provided, further, that, in each case, the same are accompanied by the management financial statements in a format similar to those delivered on a monthly basis pursuant to Section 6.01(c):

(a)            Annual Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ending June 30, 2024, a consolidated and consolidating balance sheet for Parent and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Year, setting forth in each case in comparative form (i) the figures for the previous Fiscal Year and (ii) the figures from Parent’s budget for the current Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated and consolidating statements to be audited and accompanied by a report and opinion of BDO or any other independent certified public accountant of nationally recognized standing reasonably acceptable to Administrative Agent (the “Auditor”), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit (other than any such statement, qualification or exception resulting from or relating to the impending maturity date of any Debt permitted under this Agreement) or (iii) qualification or exception as to material weaknesses in internal controls over financial reporting;

(b)            Fiscal Quarter Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter, unaudited consolidated and consolidating balance sheets for Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income or operations and cash flows for such Fiscal Quarter and the portion of the Fiscal Year then ended, setting forth, in each case in comparative form, (i) the figures for the corresponding portion of the previous Fiscal Year and (ii) the figures from the corresponding portion of Parent’s budget for the current Fiscal Year, all in reasonable detail, such consolidated and consolidating statements to be certified by an Authorized Financial Officer of Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ (or members’) equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and accompanied by a calculation of the financial covenants with respect to the applicable period set forth in Section 6.13;

(c)            Fiscal Month Financial Statements. As soon as available, but in any event (i) within thirty (30) days after the end of each Fiscal Month other than each Fiscal Month ended on June 30, and (ii) within forty five (45) days after the end of each Fiscal Month ended on June 30, unaudited consolidated and consolidating balance sheets for Parent and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated and consolidating statements of income or operations and cash flows for such Fiscal Month and the portion of the Fiscal Year then ended, setting forth, in each case in comparative form, (i) the figures for the corresponding portion of the previous Fiscal Year and (ii) the figures from the corresponding portion of Parent’s budget for the current Fiscal Year, all in reasonable detail, such consolidated and consolidating statements to be certified by an Authorized Financial Officer of Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ (or members’) equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and accompanied by (x) a calculation of the financial covenants with respect to the applicable month set forth in Section 6.13 and (y) in the case of the statement of cash flows, a reconciliation to monthly balance sheet movements in substantially similar format as delivered to Administrative Agent on December 15, 2023 for the Fiscal Month ended on November 30, 2023;

(d)            Forecasts and Budgets. As soon as available, but in any event no later than June 15 of each Fiscal Year (commencing with June 15, 2024), forecasts prepared by the management of Parent, in form reasonably satisfactory to Administrative Agent, of consolidated and consolidating balance sheets and statements of income or operations, statements of cash flows, together with Revolver Borrowing Base and Excess Revolver Availability projections and projected financial covenant calculations for Parent and its Subsidiaries for (i) the upcoming Fiscal Year and (ii) each Fiscal Month in such year;

(e)            MD&A. Concurrently with the delivery of the financial statements referred to in subsections (a) and (b) above, management’s discussion and analysis of financial condition and results of operations, including the Loan Parties’ consolidated liquidity and capital resources; and

(f)            Borrowing Base Report. Together with each Borrowing Request (but in no event less often than weekly as well as on a monthly basis), a fully completed and executed Borrowing Base Report as of the last Business Day of the previous week and month, as applicable, and on or before the 3rd day of each week and the twentieth (20th) day of each month, as applicable, in each case by Borrower and detailing the Eligible Domestic Accounts, Eligible Financed Accounts, Eligible Foreign Accounts, Eligible Inventory and Eligible In-Transit Inventory, containing a calculation of Revolver Availability Reserves and Revolver Availability and reflecting all sales, collections, debit and credit adjustments, purchases and cost of goods sold for inventories, and all vendors who have asked to defer payments as of the last day of (or for) the preceding week (or as of a more recent date as Administrative Agent may from time to time request), and a reasonably detailed calculation of (i) those Accounts that are not Eligible Domestic Accounts, Eligible Financed Accounts or Eligible Foreign Accounts and (ii) Inventory which is not Eligible Inventory or Eligible In-Transit Inventory, all of which calculations shall be prepared under the supervision of the chief financial officer of each Borrower and certified by such officer.

(g)            Accounts Receivable Agings. Concurrently with the delivery of each weekly Borrowing Base Report, agings of the Borrowers’ accounts receivable, in scope and detail satisfactory to Administrative Agent. Concurrently with the delivery of each monthly Borrowing Base Report, such amounts shall be reconciled to Borrowers’ general ledger together with a reconciliation and supporting documentation for significant items such as chargebacks and rebates and also for any reconciling items noted, and an account roll-forward, in a format reasonably acceptable to Administrative Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers’ general ledger. Administrative Agent or any designee of Administrative Agent shall have the right at any time, in the name of Administrative Agent, to verify the validity, amount or any other matter relating to any accounts receivable of the Loan Parties by mail, telephone or otherwise.

(h)            Inventory Schedule. Concurrently with the delivery of each weekly Borrowing Base Report, a schedule detailing the Borrowers’ Inventory, in form reasonably satisfactory to Administrative Agent, by location (showing any Inventory which is in-transit or located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class, by product type, and by volume on hand, which Inventory shall be valued for purposes of such Schedule by Borrowers at the lower of cost or wholesale fair market value and adjusted for Revolver Availability Reserves. Concurrently with the delivery of each monthly Borrowing Base Report, such items shall be reconciled to Borrowers’ general ledger, together with a roll-forward report of all inventory variances and reserves by category or other results of Inventory counts performed by Borrowers since the last Inventory schedule (including information regarding cost of goods sold (on a trailing twelve-month basis), sales or other reductions, slow moving Inventory, additions, returns, credits issued by Borrowers, complaints and claims made against Borrowers and other information reasonably requested by Administrative Agent).

(i)            Accounts Payable Agings. Concurrently with the delivery of each weekly and monthly Borrowing Base Report, a report of the agings of the Borrowers’ accounts payable (by vendor, and an aging, by vendor, of any held checks), aged by due date, with such amounts reconciled to Borrowers’ general ledger in connection with the monthly Borrowing Base Report.

(j)            Processor Agreements. Promptly following the effective date thereof, a copy of each document, instrument and agreement entered into between any Loan Party and (i) PayPal or (ii) any other Mastercard, Visa, American Express and/or Discover credit card processor for such Loan Party.

(k)            Reconciliation Report. Concurrently with the delivery of the financial statements referred to in subsection (c), a report in form and substance reasonably satisfactory to Administrative Agent, reconciling the accounts receivable aging, the accounts payable aging, and Inventory listing and the accrued expense detail to the general ledger, with a further reconciliation to the balance sheet.

(l)             Fifth Third Equipment Lease Guaranty. Promptly upon receipt (and in any event withing five (5) Business Days (or such later date as each Agent may agree in its sole discretion), any (i) material correspondence in connection with the Fifth Third Equipment Lease Guaranty, and (ii) compliance certificate or other reporting (without duplication to the reporting required hereunder) provided by a Loan Party to Fifth Third in connection therewith.

(m)            Bank Accounts. At all times, read-only access to all Deposit Accounts.

(n)            Affiliate Transactions. Monthly (or more frequently as Administrative Agent may request), not later than the 20th day of each month, for the immediately preceding month, a report detailing (i) any administrative, corporate, manufacturing or other shared services provided to or by a Borrower for Affiliates of such Borrower or any other Loan Party (by type of service performed, rates, volume, etc.), together with the costs incurred in connection therewith and a report of invoices issued to and evidence of payment made by Borrowers and such Affiliates with respect to such services and costs and (ii) any commercial transactions (e.g., purchases, sales, etc.) between a Borrower and any Affiliate of such Borrower or any other Loan Party (e.g., by date, description (including whether a purchase or sale), quantity, price per unit, total sales, etc.), in each case for items (i) and (ii) with supporting materials and all in form and substance as required by Administrative Agent.

(o)            Specified License Agreements. Monthly (or more frequently as Administrative Agent may request), not later than the 20th day of each month, for the immediately preceding month, a report detailing (i) payments made during the immediately preceding month by any Loan Party or Subsidiary under any Specified License Agreements, (ii) as of the end of the immediately preceding month, all amounts accrued and unpaid by any Loan Party or Subsidiary under any Specified License Agreements, (iii) as of the end of the immediately preceding month, all amounts which are past due from any Loan Party or Subsidiary under any Specified License Agreement, and (iv) such other information in respect of the Specified License Agreements as the Administrative Agent may reasonably request, in each case for items (i)-(iv) with supporting materials and all in form and substance as required by Administrative Agent.

(p)            Physical Product Sales & Margin. Monthly (or more frequently as Administrative Agent may request), not later than the 20th day of each month, for the immediately preceding month, a report detailing Loan Parties’ gross physical product sales and product margin by segment by product (including gaming subcategories), in the form set forth on Schedule 6.01(p) (and, for the avoidance of doubt, in substantially similar format as delivered to Administrative Agent on December 1, 2023).

(q)            Inventory Levels. Monthly (or more frequently as Administrative Agent may request), not later than the 20th day of each month, for the immediately preceding month, a report detailing inventory levels broken out by (i) inventory type and (ii) category for (x) each of Alliance and COKeM, in the form set forth on Schedule 6.01(q) (and, for the avoidance of doubt, as outlined in the inventory appraisal of Hilco Valuation Services, LLC as of August 31, 2023), which report shall include (I) for Alliance, (A) inventory type broken out by Warehouse, Super D / FBA, Pending R.T.V., and Unprocessed Returns and (B) inventory categories broken out by Vinyl LP, Toys & Collectibles, Audio, Video, Games, Blu-Ray Disc, Ultra HD, and Consumer Products and (II) for COKeM, (A) inventory type broken out by Tastemakers, Collectibles, Video Games, Hardware, Pre-Owned, and Other and (B) inventory categories broken out by Tastemakers, Accessories, Collectibles, Hardware, Value Video Game, Frontline, Pre-Owned, Video/PC/Other, Toys to Life, and Raw Materials and (y) any inventory that is governed by a license agreement, licensing agreement, distribution agreement and/or rights agreement to which a Loan Party or Subsidiary is a party and under which agreement a default has occurred and is continuing or a sell-off period has commenced, in each case of the date of such report, which report shall include, in respect of the inventory covered by such agreement, (i) the gross value thereof, (ii) the amount of time left in the applicable sell-off period and (iii) recent turnover trends in respect of such inventory.

(r)            Other Information. Upon request of any Agent, such other information or items reasonably requested by such Agent.

SECTION 6.02                     CERTIFICATES; OTHER INFORMATION.

Administrative Borrower shall deliver or cause to be delivered to each Agent the following, in form and detail reasonably satisfactory to each Agent and Required Lenders:

(a)            Compliance Certificate. Concurrently with the delivery of the financial statements referred to in subsections (a) through (c) of Section 6.01, a duly completed Compliance Certificate signed by an Authorized Financial Officer of Administrative Borrower; which Compliance Certificate will include, without limitation, certifications in accordance with Section 6.01(n) with respect to Affiliate transactions.

(b)            Cash Balance Access. At all times, each Agent shall, to the extent reasonably attainable, have read only electronic access to the Loan Parties’ Deposit Accounts and other bank accounts;

(c)            Additional Accountant Reports. Promptly after any request by any Agent or any other Lending Party, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Subsidiary thereof, or any audit of any of them;

(d)            Insurance. Promptly, and in any event within three (3) Business Days after the receipt thereof, a copy of any notice of cancellation from an insurance company or broker, including, without limitation, any Person providing financing of insurance premiums referenced in Section 7.03(i).

(e)            Debt Holder Reports. Promptly, and in any event within ten (10) Business Days after the furnishing thereof, copies of any statement or report furnished to an Agent shall be furnished to each Agent hereunder;

(f)             Materials from or to Governmental Authorities. Promptly, and in any event within ten (10) Business Days after receipt thereof by any Loan Party, copies of each material notice or other correspondence received from, or delivered to, any Governmental Authority concerning any investigation or possible investigation or other inquiry by such agency regarding any material financial or other material operational results of any Loan Party or any Subsidiary thereof;

(g)            Changes in Officers and Directors. Promptly, and in any event (i) within ten (10) Business Days of a Responsible Officer of any Loan Party becoming aware thereof, written notice (which may be delivered through electronic mail) of any change in the Persons constituting any of the chief executive officer (or equivalent position) or chief financial officer (or equivalent position) of a Loan Party and (ii) concurrently with the delivery of the financial statements referred to in Section 6.01(c), written notice (which may be delivered through electronic mail) of any change in the Persons constituting the board of directors, board of managers or managing member (or equivalent governing body) of a Loan Party;

(h)            Tax Returns. No later than ten (10) Business Days after the date they are required to be filed, copies of the executed and dated state and federal income tax returns of each Loan Party and each of its Subsidiaries and all related schedules, and copies of any extension requests;

(i)             Equity Interest Holder Reports and Certain Public Filings. If and when applicable, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of Equity Interests of Parent or any Subsidiary and copies of all annual, regular, periodic and special reports and registration statements that Parent or any Subsidiary may file or be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to Administrative Agent pursuant hereto; and

(j)            Additional Information. Promptly upon (but no later than ten (10) Business Days after) request therefor by any Lending Party, such additional information (including budgets, sales projections, operating plans and other financial information and any information required to be delivered pursuant to the terms of the Patriot Act) regarding the business or the financial or corporate affairs of any Loan Party or any Subsidiary thereof or any assets thereof or the compliance by any Loan Party or any Subsidiary thereof with the terms of the Loan Documents or any other matter related to the Loan Parties and their Subsidiaries, in each case, as Administrative Agent or any Lending Party may from time to time reasonably request.

At the request of Administrative Agent, the Loan Parties shall deliver or shall cause to be delivered all documents required to be delivered pursuant to Section 6.01 or Section 6.02(a) electronically (and in such format(s) as may be specified by such Lending Party), including by email. If such documents are so delivered, they shall be deemed to have been delivered on the date: (i) on which the Loan Parties post such documents, or provide a link thereto on the Loan Parties’ website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Loan Parties’ behalf on an Electronic Platform to which each Lending Party has access or (iii) on which the Loan Parties has received a “read” response if sent by email; provided that: (A) the Loan Parties shall also deliver paper copies of such documents to Administrative Agent (or to any Lender upon its request) until such time, if at all, that a written direction to cease delivering paper copies is given by Administrative Agent or such Lender; and (B) the Loan Parties shall notify each Lending Party (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall not have an obligation to request the delivery of or to maintain paper copies of the documents referred to in this paragraph, and in any event Administrative Agent shall not have any responsibility to monitor compliance by the Loan Parties with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 6.03                     NOTICES.

Borrowers shall, upon any Responsible Officer of any Loan Party or any Subsidiary thereof becoming aware thereof, promptly (and in any event within five (5) Business Days) notify of such event each Lending Party in writing of:

(a)            Defaults. The occurrence of any Default;

(b)            Matters Involving a Material Adverse Effect. Any matter that, to the knowledge of any Loan Party, has resulted or could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, including any such matter arising from: (i) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; (iii) the loss of all or any material portion of the Collateral; or (iv) any dispute, litigation, investigation, proceeding;

(c)            ERISA Events. The occurrence of any ERISA Event (together with a copy of any notice to or from the PBGC regarding such ERISA Event) which has resulted or could reasonably be likely to result in liability of a Loan Party in excess of $500,000;

(d)            Labor Controversies. Any material labor controversy resulting in or that is reasonably likely to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving any Loan Party or any Subsidiary thereof;

(e)            Litigation. The filing or commencement of any action, suit, litigation, investigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Loan Party or any Subsidiary thereof that has resulted in, or could reasonably be expected to result in, liability of such Loan Party or Subsidiary in excess of $500,000, or (ii) with respect to any Loan Document;

(f)            Financial Matters. Any material change in accounting policies or financial reporting practices by a Borrower or any Subsidiary thereof;

(g)            New Subsidiaries. The acquisition or formation of any Subsidiary by any Loan Party; and

(h)            Material Contracts. Any termination (other than termination upon expiry of the stated term of the agreement) or loss of a Material Contract, any default or event of default (however defined) beyond any applicable notice requirement or cure period under a Material Contract that gives the non-defaulting party the right to terminate such Material Contract, or any material modification, amendment, or supplement to any Material Contract.

(i)            Auditor Discharge. The discharge by any Loan Party or Subsidiary thereof of its present Auditors or any withdrawal or resignation by such Auditors.

(j)            Collective Bargaining Agreement. Any material correspondence in connection with any collective bargaining agreement or other labor contract to which a Loan Party is or becomes a party, including, without limitation, in connection with any disputes thereunder and any extension or renewal thereof.

(k)            Liens and Taxes. The filing of any Lien for unpaid Taxes against any Loan Party, and the existence of all unreported vendor Liens since the delivery of the last Borrowing Base Report, to the extent such Liens secure amounts in excess of $100,000 in the aggregate.

(l)            Casualty and Insurance Damage. Any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed.

(m)           Beneficial Ownership Certification. As soon as practicable following receipt of knowledge thereof, notify Administrative Agent and each Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

(n)            Material Notices. Any material notice received with respect to any Collateral that adversely and materially affects the interests of the Secured Parties.

(o)            Specified License Agreements. Any termination (other than termination upon expiry of the stated term of the agreement) or loss of a Specified License Agreement, any default or event of default (however defined) beyond any applicable notice requirement or cure period under a Specified License Agreement that gives the non-defaulting party the right to terminate such Specified License Agreement, or any material modification, amendment, or supplement to any Specified License Agreement.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of each applicable Borrower setting forth details of the occurrence referred to therein and stating what action, if any, Borrowers (or the other applicable Person) have taken or propose to take with respect thereto. Each notice given pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been (or could reasonably be expected to be) breached or violated.

SECTION 6.04                     PAYMENT OF CERTAIN OBLIGATIONS.

Each Loan Party shall and shall cause each of its Subsidiaries to pay and discharge prior to delinquency all Material Indebtedness and material Tax liabilities, assessments and governmental charges or levies imposed upon them or their respective properties, other than to the extent that the validity of such Material Indebtedness, Tax liability, assessment or governmental charge or levy is the subject of a Permitted Protest.

SECTION 6.05                     PRESERVATION OF EXISTENCE, ETC.

Each Loan Party shall and shall cause each of its Subsidiaries to: (a) preserve, renew and maintain in full force and effect their respective legal existence and good standing under the Laws of the jurisdiction of their organization except in a transaction expressly permitted by Section 7.04 or Section 7.05; and (b) take all reasonable actions to maintain all rights, privileges, Permits, licenses and franchises necessary or material in the normal conduct of their respective businesses; (c) use the standard of care consistent with Borrowers’ past practices in the operation and maintenance of its facilities; and (d) preserve or renew all of their respective registered Intellectual Property except as otherwise permitted by Section 7.05(a).

SECTION 6.06                     MAINTENANCE OF PROPERTIES; LICENSES.

(a)            Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to: (a) maintain, preserve and protect all of their respective material properties and material equipment necessary to the operation of their respective businesses in good working order and condition, ordinary wear and tear and permitted Dispositions hereunder excepted; (b) make all commercially reasonable repairs thereto and renewals and replacements thereof; and (c) use commercially reasonable efforts to operate the facilities owned, leased or operated by such Person now or in the future in a manner believed by such Person to be consistent with, to such Loan Party’s knowledge, prevailing industry standards in the locations where the facilities exist from time to time. Each Loan Party shall maintain all material records required to be maintained by all applicable Environmental Laws.

(b)            Licenses. Each Loan Party shall, and shall cause each of its Subsidiaries to: (a) keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material property of Loan Parties and Subsidiaries in full force and effect; (b) promptly notify Administrative Agent of any proposed modification to any such License, or entry into any new material License, in each case at least 30 days prior to its effective date; (c) pay all royalties and other amounts when due under any License; and (d) notify Administrative Agent of any default or breach asserted by any Person to have occurred under any material License which has not been cured within any applicable grace period.

SECTION 6.07                     MAINTENANCE OF INSURANCE.

Each Loan Party shall and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies not Affiliates of any Loan Party (including, for the avoidance of doubt, not with Airlie Protection or Protection for You), insurance with respect to their respective properties and businesses against loss or damage (including, without limitation, business interruption, data breach and cyber policy liability coverage, products liability and workers compensation). Subject to Section 6.19, all property policies shall have a lender’s loss payable endorsement showing Collateral Agent, for the ratable benefit of the Lending Parties, as sole loss payee, and all liability policies shall show Collateral Agent, on behalf of the Lending Parties, or have endorsements showing Collateral Agent, on behalf of the Lending Parties, as an additional insured. Subject to Section 6.19, business interruption insurance shall be assigned as collateral security to Collateral Agent, for the ratable benefit of the Lending Parties. All policies (or the lender loss payable and additional insured endorsements) shall provide that the insurer shall give Collateral Agent, on behalf of the Lending Parties, at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy and ten (10) days’ notice of any non-payment of premiums. At any Agent’s request, Borrowers shall deliver copies of all of the insurance policies of Loan Parties and their Subsidiaries certified as complete and correct copies and that such insurance is in full force and effect. Collateral Agent shall have the right, at its election, upon (so long as no Default or Event of Default has occurred and remains continuing) ten days prior written notice to Parent, in the name of any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policy. If any Loan Party fails to obtain insurance as required under this Section 6.07 or to pay any amount or furnish any required proof of payment to third persons and Lenders, Collateral Agent or Lenders, upon (so long as no Default or Event of Default has occurred and remains continuing) ten days prior written notice to Parent (which shall have the opportunity to cure such failure), may make all or part of such payments or obtain such insurance policies required in this Section 6.07 and take any action under the policies that Lenders and Collateral Agent deem necessary or prudent.

SECTION 6.08                     COMPLIANCE WITH LAWS.

Each Loan Party shall and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to them or to their respective properties or businesses, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws to the extent necessary to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

SECTION 6.09                     BOOKS AND RECORDS.

Each Loan Party shall and shall cause each of its Subsidiaries to: (a) maintain proper Books and Records, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied are made of all financial transactions and matters involving their respective properties and businesses; and (b) maintain such Books and Records in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over them, as the case may be. Parent shall maintain a full, true and correct copy of its Books and Records at Administrative Borrower’s offices located at 8201 Peters Road, Suite 1000, Plantation, FL 33324.

SECTION 6.10                     INSPECTION RIGHTS; LENDER MEETINGS.

(a)            Each Loan Party shall and shall cause each of their Subsidiaries to permit each Agent from time to time, subject (unless a Default or an Event of Default exists) to reasonable prior notice and normal business hours, to visit and inspect any of their properties and assets, including the Collateral, to conduct appraisals of Collateral and to inspect, audit and make extracts from any Loan Party’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Loan Party’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Neither the Agents nor any Lender shall have any duty to any Loan Party to make any inspection, nor to share any results of any inspection, appraisal or report with any Loan Party or any of their Subsidiaries. Each Loan Party acknowledge that all inspections, appraisals and reports are prepared by Agents and Lenders for their purposes, and the Loan Parties shall not be entitled to rely upon them. Each Loan Party shall cause its senior management to hold meetings (if requested by an Agent) with (a) the Agents in person, on a semi-annual basis, and (b) with the Agents by conference call, on a quarterly basis, in each case, to discuss the Loan Parties’ financial performance and projections.

(b)            Each Loan Party shall reimburse (i) each Agent for all its reasonable and documented charges, costs and expenses in connection with examinations of Loan Parties’ books and records or any other financial or Collateral matters as it deems appropriate, up to two (2) times during any 12 month period; and (ii) each Agent for all its reasonable and documented charges, costs and expenses in connection with Inventory appraisals, in each case up to two (2) times per twelve month period; provided, however, that if an examination, appraisal or review is initiated during a Default or an Event of Default, all such charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay the applicable Agent’s then standard charges for examination, appraisal and review activities, including charges for its internal examination and appraisal groups, as well as the documented charges of any third party acceptable to the applicable Agent used for such purposes. No Revolver Borrowing Base calculation shall include acquired Collateral (other than the purchase of Inventory in the ordinary course of business) until completion of applicable field examinations, reviews and appraisals (which shall not be included in the limits provided above) and other diligence required by (and with the results being reasonably satisfactory to) each Agent, in their Permitted Discretion.

SECTION 6.11                     USE OF PROCEEDS.

Borrowers shall use the proceeds of the Loans solely for the purposes set forth on Schedule 5.08; provided that no part of the proceeds of any Loan will be used, directly or, to Borrowers’ knowledge, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions, and (z) that no part of the proceeds of any Loan will be used, directly or, to Borrowers’ knowledge, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

SECTION 6.12                     COLLATERAL ACCOUNTS AND EXCLUDED ACCOUNTS.

(a)            Schedule 6.12A sets forth details with respect to all Collateral Accounts and Excluded Accounts of each Loan Party and its Subsidiaries in existence on the Closing Date (the “Closing Date Accounts”).

(b)            Each Loan Party shall, and shall cause each of its Subsidiaries to, provide Administrative Agent written notice within ten (10) days (or such longer period as Administrative Agent, in its sole discretion, may otherwise agree) of: (i) establishing any new Collateral Account or Excluded Account at or with any bank or other financial institution; or (ii) terminating or otherwise materially modifying any existing Collateral Account. Subject to Section 6.19 with respect to the Closing Date Accounts (other than Excluded Accounts) and within fifteen (15) days of opening any new Collateral Account, for each Collateral Account that any Loan Party or any of its Subsidiaries at any time maintains, Loan Parties shall (except to the extent specifically not required by Administrative Agent in writing) cause the applicable bank or other financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien, for the ratable benefit of each Lender, in such Collateral Account in accordance with the terms hereof and the Collateral Documents.

SECTION 6.13                     FINANCIAL COVENANTS.

(a)            Consolidated Fixed Charge Coverage Ratio. Parent and its Subsidiaries, on a consolidated basis, shall maintain, as of the end of each Fiscal Month for the Test Period then ended, commencing with the Fiscal Month ending December 31, 2023, a Consolidated Fixed Charge Coverage Ratio of not less than 1.00:1.00.

(b)            [Reserved].

(c)            Excess Revolver Availability. Borrowers shall maintain, at all times, Excess Revolver Availability in an amount not less than $5,000,000.

(d)            Affiliate Accounts Receivable. Borrowers shall not permit, at any time, the outstanding balance of all Accounts with respect to which any Account Debtor is an Affiliate of any Borrower but not a Loan Party to exceed $1,000,000 in the aggregate for all such Account Debtors.

SECTION 6.14                     PROTECTION OF INTELLECTUAL PROPERTY RIGHTS.

Each Loan Party shall and shall cause each of its Subsidiaries to: (a) protect, defend and maintain the validity and enforceability of their respective material Intellectual Property, except as otherwise permitted under Section 7.05(a); (b) promptly advise Administrative Agent in writing of material infringements of their respective material Intellectual Property known to any Loan Party or any of its Subsidiaries; and (c) not allow any Intellectual Property that any Loan Party, acting reasonably, believes is material to the business of any Borrower or any of their Subsidiaries to be abandoned, forfeited or dedicated to the public without Collateral Agent’s written consent.

SECTION 6.15                     LITIGATION COOPERATION.

The Loan Parties shall make available to Lending Parties, without expense to Lending Parties, each Loan Party and its officers, employees and agents and such Loan Party’s Books and Records, to the extent that any Lending Party may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against any Lending Party with respect to any Collateral the subject of any Collateral Document or relating to such Loan Party; provided that any expense reimbursement with respect thereto shall be governed by Section 10.04 of this Agreement.

SECTION 6.16                     ERISA COMPLIANCE.

Except as could not be expected to result in liability to a Loan Party in excess of the Threshold Amount, the Loan Parties shall comply and shall cause each of its Subsidiaries to comply in all material respects with the provisions of ERISA with respect to any Pension Plans to which a Borrower or any such Subsidiary is a party as employer.

SECTION 6.17                     MATERIAL CONTRACTS.

Contemporaneously with the delivery of each Compliance Certificate (or such later date as agreed to by Administrative Agent in its reasonable discretion) pursuant to Section 6.02(a), Borrowers shall provide Administrative Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

SECTION 6.18                     FURTHER ASSURANCES.

Promptly upon the written request by an Agent, each Loan Party shall and shall cause each of its Subsidiaries to take such further acts (including the acknowledgement, execution, delivery, recordation, filing and registering of documents) as may reasonably be required from time to time to: (a) fully consummate all of the transactions contemplated hereby and under the other Loan Documents; (b) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents or any other properties, rights or interests (including, without limitation, real property and Equity Interests) acquired by any Loan Party or any Subsidiary thereof following the Closing Date; (c) perfect and maintain the validity, effectiveness and priority of the Liens created or intended to be created by any of the Loan Documents; and (d) better assure, convey, grant, assign, transfer, preserve, protect and confirm to Lending Parties the rights, remedies and privileges existing or granted or now or hereafter intended to be granted to such Persons under any Loan Document or other document executed in connection therewith. Without limiting the generality of the foregoing, each Borrower hereby agrees that, concurrently upon any Person becoming a Subsidiary of such Borrower (notwithstanding any provision of this Agreement prohibiting the creation or acquisition of any Loan Party), cause to be delivered to Administrative Agent each of the following, as applicable:

(a)            a Joinder Agreement duly executed by such Subsidiary, together with executed counterparts of each other Loan Document reasonably requested by Administrative Agent, including all Collateral Documents and other documents reasonably requested to establish and preserve the Lien of Collateral Agent in all Collateral of such Subsidiary;

(b)            (i) Uniform Commercial Code financing statements naming such Person as “Debtor” and naming Collateral Agent for the benefit of the Lenders as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of Collateral Agent’s counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of Collateral Agent for the benefit of the Lending Parties the Lien on the Collateral conferred under such security instrument to the extent such Lien may be perfected by Uniform Commercial Code filing, and, once filed, copies of such Uniform Commercial Code financing statements, and (ii) pledge agreements (which pledge, if reasonably requested by Collateral Agent, shall be governed by the laws of the jurisdiction of organization of such Subsidiary), control agreements, Documents and original collateral (including pledged Equity Interests (other than Equity Interests that constitutes Excluded Property), Securities and Instruments) and such other documents and agreements as may be reasonably required by Collateral Agent, all as necessary to establish and maintain a valid, perfected security interest in favor of Collateral Agent for the benefit of the Lending Parties in all Collateral in which such Subsidiary has an interest consistent with the terms of the Loan Documents;

(c)            upon the reasonable request of Administrative Agent, an opinion of counsel to each such Subsidiary and addressed to Administrative Agent and the Lending Parties, in form and substance reasonably acceptable to the Administrative Agent, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 4.01(a)(v);

(d)            current copies of the organization documents of each such Subsidiary, together with minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such organization documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 6.18, all certified by the applicable Governmental Authority or appropriate officer as Administrative Agent may elect; and

(e)            within one (1) Business Day prior to becoming a Loan Party, all “know-your-customer” and customer due diligence documentation satisfactory to the Lenders to the extent such information is requested by Administrative Agent or the Lenders reasonably promptly after written notice to Administrative Agent of the proposed joinder of a Loan Party.

SECTION 6.19                     POST-CLOSING COVENANT.

The Loan Parties shall perform or cause to be performed each of the conditions subsequent set forth in Schedule 6.19 within the time periods specified therein.

SECTION 6.20                     ENVIRONMENTAL.

(a)            Except as could not be expected to result in liability to a Loan Party in excess of the Threshold Amount, the Loan Parties shall, and shall cause each of their respective Subsidiaries to (i) keep any property either owned or operated by any Loan Party or its Subsidiaries free of any material Environmental Liens or at Parent’s election post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (ii) conduct its operations and keep and maintain its Real Property in compliance in all material respects with Environmental Laws, (iii) obtain, renew, and comply with all permits reasonably necessary for its operations and properties under Environmental Law, and (iv) provide to Administrative Agent documentation of such compliance which Administrative Agent reasonably requests.

(b)            The Loan Parties shall, and shall cause each of their respective Subsidiaries to (i) promptly notify Administrative Agent of any material Release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries of which any Loan Party has knowledge and (ii) take any Remedial Actions required to abate said Release or otherwise to come into compliance, in all material respects, with applicable Environmental Law.

SECTION 6.21                     AFTER ACQUIRED PROPERTY.

(a)            If any Loan Party acquires a fee interest in any Real Property on or after the Closing Date, such Loan Party shall promptly notify Administrative Agent thereof, and the Loan Parties shall be required to provide, within ninety (90) days of any such acquisition (or such longer period as Administrative Agent may in its discretion agree) a mortgage or deed of trust or other similar document executed and delivered to Collateral Agent and all related documents as either Agent may require in its respective Permitted Discretion with respect to such Real Property. For avoidance of doubt, the Collateral Agent shall not be required to accept a Lien on any Real Property (whether existing or acquired on or after the Closing Date).

(b)            Subject to Section 6.19, the delivery of a Collateral Access Agreement with respect to each Real Property leased, subleased, licensed, or otherwise occupied by any Loan Party or their Subsidiaries as of the Closing Date shall be a condition precedent to Closing as set forth in Section 4.01(a) above.

SECTION 6.22                     RESERVED.

SECTION 6.23                     AFFILIATE TRANSACTIONS.

All transactions with Affiliates (a) shall not be prohibited by Section 7.08 and (b) shall be reflected in Borrowers’ financial statements in accordance with GAAP. All payments made thereunder by (i) any Borrower or other Loan Party shall not be in excess of the amount specified in each agreement corresponding to such transaction as in effect on the Closing Date and (ii) any Loan Party party thereto shall be paid in cash within required terms and in any event no longer than thirty (30) days. Any payments made or to be made by a Borrower or other Loan Party that are not in compliance with all of the terms of this Section 6.23 shall be deemed Restricted Payments for all purposes hereunder, including, without limitation, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio.

SECTION 6.24                     CONTRACT CANCELLATIONS.

All future contract cancellations, terminations, non-renewals, cancellations, etc. that result in any Loan Party making a cash payment exceeding $750,000 shall be pre-approved by Administrative Agent in writing.

SECTION 6.25                     CYBERSECURITY INCIDENT

Promptly, and in any event within two (2) Business Days after becoming aware of the occurrence of any actual or suspected Cybersecurity Incident, each Loan Party shall deliver to Administrative Agent a certificate executed by such Loan Party’s chief executive officer or chief financial officer specifying the nature thereof and such Loan Party’s proposed response thereto.  In the event that any Loan Party knows or suspects that a Cybersecurity Incident has occurred, such Loan Party hereby grants to each Agent an immediate and express right to be provided with all preliminary and cyber-forensic investigative reports and actions undertaken to investigate and remediate such Cybersecurity Incident, subject to redaction to preserve any attorney-client privilege.  In the event of any actual or suspected Loan Party Cybersecurity Incident, and where such Loan Party fails to engage cooperatively as set forth in this paragraph, each Loan Party hereby irrevocably appoints each Agent as its lawful attorney-in-fact authorizing such Agent, including such Agent’s counsel, to directly engage and interact with any member of the Loan Party’s incident or breach response team. Each Agent’s foregoing appointment as the attorney-in-fact for each Loan Party, and all of such Agents’ rights and powers, being coupled with an interest, are irrevocable until all Obligations have been Paid in Full.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Obligations (other than Unasserted Obligations) have not been Repaid in Full, no Loan Party shall, nor shall it permit any Subsidiary of a Loan Party directly or indirectly to do any of the following:

SECTION 7.01                     LIENS.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than any of the following and subject to Section 7.15 (collectively, “Permitted Liens”):

(a)            any Lien created in favor of any Lending Party under any Loan Document;

(b)            any Lien existing on the date hereof and listed on Schedule 7.01 (setting forth, as of the Closing Date, the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets subject to such Lien of such Loan Party or such Subsidiary party thereto), and any renewals or extensions thereof, provided that: (i) the Lien does not extend to any additional property or assets of such Loan Party or subsidiary (except for products and proceeds thereof); (ii) the amount secured or benefited thereby is not increased; (iii) the direct or any contingent obligor with respect thereto is not changed except as a result of a transaction permitted by Section 7.04; and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)            Liens for unpaid Taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Collateral Agent’s Liens and the underlying Taxes, assessments, or charges or levies are the subject of Permitted Protests for which adequate reserves have been established in accordance with GAAP,

(d)            Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet overdue by more than thirty (30) days, or (ii) are the subject of Permitted Protests; provided such Liens have been waived or subordinated to the Liens of Collateral Agent pursuant to Collateral Access Agreements reasonably acceptable to Collateral Agent or, if required by Administrative Agent, are subject to Reserves acceptable to Administrative Agent in its Permitted Discretion;

(e)            Liens incurred, and pledges or deposits in the ordinary course of business in connection with, workers’ compensation, unemployment insurance, social security legislation or other forms of governmental insurance or benefits, other than any Lien imposed by ERISA;

(f)            any easement, right of way, encroachment, restriction or other similar encumbrance affecting real property that is non-monetary in nature and that, when aggregated with all other such Liens on such real property, is not substantial in amount, and that does not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)            any Lien securing a judgment or judicial orders for the payment of money not constituting an Event of Default under Section 8.01(h) or securing an appeal or other surety bond related to any such judgment; provided such Lien is junior to the Liens of Collateral Agent;

(h)            Liens and cash or Cash Equivalents securing obligations under Hedge Agreements permitted under Section 7.03(e);

(i)            any Lien securing obligations in respect of a Capital Lease or purchase money transaction on the assets subject to such Capital Lease or purchase money transaction; provided that (i) such Capital Lease or purchase money transaction is permitted by Section 7.03(d), (ii) any such Lien does not at any time encumber any property other than the property financed by the related Debt and proceeds thereof;

(j)            any Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that: (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any Loan Party or any Subsidiary thereof in excess of those set forth by regulations promulgated by the FRB; (ii) such deposit account is not intended by any Loan Party or any Subsidiary thereof to provide collateral to the depository institution; and (iii) except with respect to deposit accounts which are Excluded Accounts, such bank has waived its rights pursuant to an effective Control Agreement satisfactory to Collateral Agent;

(k)            (i) deposits made in the ordinary course of business to secure obligations to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; provided, that the aggregate amount of such deposits, together with the amount of premiums financed with respect to such Liens does not exceed $125,000 in the aggregate at any time, and (ii) Administrative Agent may include as part of Reserves any amount secured by such Lien which is or becomes prior to the Liens of Collateral Agent;

(l)            any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Loan Parties and the other Subsidiaries, taken as a whole;

(m)            deposits of cash with the owner or lessor of premises leased and operated by the Loan Parties or any other Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(n)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; provided such Liens have been waived or subordinated to the Liens of Collateral Agent pursuant to Collateral Access Agreements reasonably acceptable to Collateral Agent or, if required by Collateral Agent, are subject to Reserves acceptable to Administrative Agent in its Permitted Discretion;

(o)            any Lien securing Debt that is permitted by Section 7.03(m);

(p)            the right of a licensee or sub-licensee under a non-exclusive license agreement entered into by any Loan Party or any Subsidiary thereof, as licensor, in the ordinary course of business for the use of intellectual property or other intangible assets of any Loan Party or any such Subsidiary;

(q)            so long as such Liens are subject to the terms of the Fifth Third Subordination Agreement, Liens in favor of Fifth Third on the Fifth Third Equipment Lease Original Collateral and the Fifth Third Equipment Lease Additional Collateral; and

(r)            Liens securing obligations owing to vendors in the ordinary course of business, so long as such Liens are subject to a Vendor Intercreditor Agreement satisfactory to Administrative Agent;

(s)            Liens securing obligations owing to Wells Fargo in respect of a Permitted Receivables Purchase Arrangement; provided that (i) any such Permitted Receivables Purchase Arrangement is permitted by Section 7.05(f) and (ii) any such Lien does not at any time encumber any property other than the Purchased Receivables (as defined in the applicable Wells Fargo RPA Intercreditor Agreement) under such Permitted Receivables Purchase Arrangement and solely to the extent that the Lien thereon of Collateral Agent has been released pursuant to the terms of the applicable Wells Fargo RPA Intercreditor Agreement;

(t)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by AENT or any of its Subsidiaries in the ordinary course of business so long as any Inventory or Accounts of any Borrower subject to such Liens are reported by Borrowers as ineligible on the most recent Borrowing Base Report;

(u)            Liens that are contractual rights of setoff relating to purchase orders and other agreements entered into with customers of AENT or any of its Subsidiaries in the ordinary course of business, so long as any Inventory or Accounts of any Borrower subject to such Liens are reported by Borrowers as ineligible on the most recent Borrowing Base Report; and

(v)            other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $500,000 at any time.

SECTION 7.02                     INVESTMENTS.

Make any Investments or enter into any agreement to make Investments, except:

(a)            Investments in cash and Cash Equivalents;

(b)            Investments arising from transactions by any Loan Party or any Subsidiary thereof with customers or suppliers in the ordinary course of business (provided that, any such Investment with any shareholder or any other Affiliate shall also be conditioned upon compliance with Sections 6.23 and 7.08), including Investments (including debt obligations and equity) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(c)            Investments made for the benefit of employees of any Loan Party or any Subsidiary thereof for the purposes of deferred compensation in the ordinary course of business in accordance with past practices;

(d)            (i) Guarantees of Debt permitted by Sections 7.03(b) and (ii) Guarantees permitted by Section 7.03(c);

(e)            Investments existing as of the date hereof and disclosed on Schedule 7.02;

(f)            security deposits not exceeding $250,000 in the aggregate with respect to real property leased by any Loan Party or any Subsidiary thereof;

(g)            Investments in Hedge Agreements permitted under Section 7.03(e);

(h)            loans or advances to officers, directors, or employees of Parent or any Subsidiary for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $125,000;

(i)            Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with the Loan Parties’ historical practices;

(j)            Investments by a Borrower in any Guarantor (other than Parent);

(k)            ownership of the Equity Interests of Subsidiaries and Investments in Subsidiaries, in each case, existing on the Closing Date; and

(l)            other Investments (other than acquisitions and Investments with Affiliates) in an aggregate amount not to exceed $250,000 so long as the Payment Conditions are satisfied.

SECTION 7.03                     DEBT.

Create, incur, assume or suffer to exist any Debt, except (subject to Section 7.15):

(a)            Debt under the Loan Documents;

(b)            Debt outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that: (i) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lenders than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then-applicable market interest rate;

(c)            (i) the Fifth Third Equipment Lease Guaranty, so long as AENT’s obligations thereunder are and remain unsecured; and (ii) other unsecured Guarantees by any Loan Party or any Subsidiary thereof of Debt or operating leases (including real property leases) of any other Loan Party or any Subsidiary to the extent that the Person that is obligated under such guaranty could have incurred such underlying Debt or such operating leases (including real property leases); provided that the aggregate outstanding amount of all such Guarantees under this clause (ii) shall not exceed $125,000 at any time;

(d)            Debt in respect of Capital Leases and purchase money obligations for fixed or capital assets in an aggregate amount outstanding at any time not to exceed $8,000,000;

(e)            Debt under Hedge Agreements incurred in the ordinary course of business and not for speculative purposes;

(f)            Debt in respect of: (i) workers’ compensation claims or obligations in respect of health, disability or other employee benefits; (ii) property, casualty or liability insurance or self-insurance; (iii) completion, bid, performance, customs, appeal or surety bonds issued for the account of any Loan Party or any Subsidiary thereof; (iv) taxes, assessments or other government charges not yet delinquent or which are the subject of a Permitted Protest; or (v) bankers’ acceptances and other similar obligations not constituting Debt for borrowed money; in each of the foregoing cases, to the extent incurred in the ordinary course of business;

(g)            Debt of any Loan Party owing to and held by any other Loan Party; provided, that such Debt must be (i) unsecured and expressly subordinated to the prior payment in full in cash of all Obligations (including, with respect to any Guarantor, its obligations hereunder), (ii) subject to the terms of the Intercompany Subordination Agreement, and (iii) evidenced by a promissory note pledged to Collateral Agent under the applicable Collateral Document;

(h)            (i) Debt owed in respect of any overdrafts and related liabilities, arising from treasury, depository and other cash management services or in connection with any automated clearing-house transfers of funds incurred in the ordinary course; (ii) cash management obligations and other unsecured Debt incurred in respect of netting services, automatic clearinghouse arrangements, overdraft protection, and other like services, in each case, incurred in the ordinary course of business, and (iii) Debt in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business, in an aggregate amount for all of the foregoing not to exceed $125,000; provided that if such Debt is secured, such Debt shall be subject to an intercreditor agreement acceptable to the Administrative Agent unless the foregoing Debt described in clauses (i) through (iii) above relates solely to Deposit Accounts otherwise subject to a Control Agreement in favor of Collateral Agent in form and substance satisfactory to Collateral Agent;

(i)            Debt consisting of the financing of insurance premiums in the ordinary course of business; provided, that (i) the aggregate amount of such Debt, together with the aggregate amount of deposits made in the ordinary course of business to secure obligations to insurance carriers does not exceed $250,000 in the aggregate at any time, and (ii) Administrative Agent may include as part of Reserves any amount of such Debt secured by such Lien which is or becomes prior to the Liens of Collateral Agent;

(j)            unsecured Debt which is subject to a Subordination Agreement (including Debt owing by Alliance under the Ogilvie Subordinated Note);

(k)           Debt of Alliance with respect to the Fifth Third Equipment Lease that is in existence as of the Closing Date;

(l)            Debt of Mill Creek with respect to the Incentive Fee and the Supplemental Incentive Fees as those terms are defined in the Technicolor Services Agreement, in an aggregate outstanding amount not to exceed (i) $100,000 due and payable during any Fiscal Year or (ii) $250,000 due and payable during the term of this Agreement; and

(m)           Debt (other than any Debt owed to any Loan Party or Subsidiary or Affiliate thereof) not otherwise permitted by clauses (a) through (l) above in an aggregate outstanding amount not to exceed $500,000 at any time outstanding, so long as such Debt is on terms and conditions reasonably acceptable to Administrative Agent and, if such Debt is secured by a Lien on any assets of any Loan Party or any of its Subsidiaries, such Debt shall be subject to an intercreditor agreement satisfactory to Administrative Agent.

SECTION 7.04                     FUNDAMENTAL CHANGES.

(a)            Engage in any material line of business other than a Related Business;

(b)            Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all or any material portion of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(i)            (A) any Loan Party may merge with another Loan Party; provided, that a Borrower must be the surviving entity of any such merger to which it is a party, (B) any Loan Party (other than a Borrower or Parent) may merge with a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (C) any Subsidiaries of Loan Parties that are not themselves Loan Parties may merge with each other;

(ii)            the Loan Parties may dissolve (or cause to be dissolved) Mecca; provided, that, until dissolved, Mecca shall not (and the Loan Parties shall not permit Mecca to) conduct, transact or otherwise engage in any business or operations or acquire any assets or properties or incur any liabilities except, in any such case, solely in connection with the dissolution thereof; and

(iii)            any Subsidiary of a Loan Party may Dispose of all, or substantially all, of its assets (upon voluntary liquidation or otherwise) to such Loan Party (other than Parent) or to another Subsidiary of a Loan Party; provided, that, (x) if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party, (y) the transferor in such transaction may not be a Borrower, and (z) if the transferor is a Domestic Subsidiary, then the transferee must be a Domestic Subsidiary;

(c)            without at least thirty (30) days’ prior written notice (or such shorter notice as the Administrative Agent may agree in its sole discretion) to Administrative Agent, in the case of any Loan Party, (i) change its jurisdiction of organization; (ii) change its organizational structure or type; or (iii) change its legal name;

(d)            consummate a Division without the prior written consent of Administrative Agent; provided, that without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 7.04 and the other further assurances obligations set forth in the Loan Documents and to become a Loan Party under this Agreement and the other Loan Documents;

(e)            suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clause (b) above or in connection with a transaction permitted under Section 7.05; or

(f)            change its Fiscal Year.

SECTION 7.05                     DISPOSITIONS.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)            (i) Dispositions of obsolete, surplus or worn out tangible property contained in COKeM’s warehouse located at 5651 Innovation Blvd, Shakopee, MN 55379 in connection with the permanent closing of such warehouse, in an aggregate amount (valued at book value) for all such Dispositions under this clause (i) not to exceed $750,000 and (ii) other Dispositions of obsolete, surplus or worn out property (other than Intellectual Property), whether now owned or hereafter acquired, in the ordinary course of business, and the abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of the management of such Loan Party, no longer economically practicable to maintain or useful in the conduct of the business of such Loan Party and its Subsidiaries, taken as a whole, in an aggregate amount (valued at book value) for all such Dispositions under this clause (ii) not to exceed $250,000 in any Fiscal Year;

(b)            Dispositions of inventory in the ordinary course of business;

(c)            Dispositions permitted by Section 7.04(b);

(d)            Dispositions of cash and Cash Equivalents, in each case in the ordinary course of business;

(e)            Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(f)            any Permitted Receivables Purchase Arrangement;

(g)            Dispositions of property for 100% cash consideration that are not otherwise permitted under this Section 7.05, so long as:

(i)            such Disposition is to a Person who is not a Loan Party or an Affiliate of any Loan Party;

(ii)            (A) immediately prior to and immediately after giving effect to any such Disposition, there does not exist a Default or Event of Default; (B) such Disposition could not reasonably be expected to result in a Default or Event of Default and (C) no Revolver Overadvance shall exist, in each case before or immediately after giving effect to such Disposition; and

(iii)            the aggregate fair market value of all assets subject to Dispositions in reliance on this Section7.05(g) does not exceed $250,000 in any Fiscal Year or $500,000 during the term of this Agreement;

(h)            Dispositions constituting (i) Liens permitted by Section 7.01, (ii) Investments permitted by Section 7.02, and (iii) Restricted Payments permitted by Section 7.06; and

(i)            Dispositions of assets subject to an Event of Loss (including dispositions in lieu of condemnation);

provided that all sales, transfers, leases and other dispositions permitted under this Section 7.05 shall (1) except in the case of clause (c) above, be made for at least fair value (as determined by such Loan Party or Subsidiary in its good faith, commercially reasonable discretion) and (2) except in the case of clause (c) above, be accompanied by the delivery of an updated pro forma Borrowing Base Report to the extent any asset or assets having a value of $50,000 or more, either individually or in the aggregate (based on the fair market value of the assets so disposed) was included in the most recently delivered Borrowing Base Report.

Notwithstanding the foregoing, in no event shall this Section 7.05 or any other provision of this Agreement permit any Loan Party to make a Disposition or other transfer of any Material Intellectual Property or any of the Equity Interests of any Person that owns any Material Intellectual Property to any Person that is not a Loan Party, in each case, other than the non-exclusive licensing of Intellectual Property in the ordinary course of business; provided, that no Loan Party shall modify or change any terms of any licensing agreement relating to Material Intellectual Property which would eliminate or materially reduce the rights or benefits of such Loan Party or would in any other way be materially adverse to such Loan Party or the Agents and Lenders.

SECTION 7.06                     RESTRICTED PAYMENTS; CERTAIN PAYMENTS OF DEBT.

(a)            Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as it is permitted by law,

(i)            so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may make (and Subsidiaries of Parent may make distributions to Parent so that Parent may make) cash distributions to current and former employees, officers, or directors of Parent or its Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons; provided, that (A) the aggregate amount of such redemptions made by Parent during the term of this Agreement does not exceed $250,000 in the aggregate; and (B) the aggregate amount of such Restricted Payments made by Parent during the term of this Agreement for independent directors does not exceed $250,000 in the aggregate,

(ii)            payments of dividends or other distributions by Subsidiaries of a Loan Party may be made to such Loan Party (other than Parent);

(iii)            Parent may purchase, redeem or otherwise acquire shares of its Equity Interests that are not Disqualified Equity Interests or warrants or options to acquire any such equity interests that are not Disqualified Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its equity interests that are not Disqualified Equity Interests;

(iv)            [Reserved];

(v)            to the extent constituting Restricted Payments, the Loan Parties and their Subsidiaries may take the actions permitted by Section 7.02, Section 7.04(b), Section 7.06(b) and Section 7.08;

(vi)            Parent may declare and make dividend payments or other distributions, in each case, which are payable solely by the issuance of Equity Interests of Parent that are not Disqualified Equity Interests of such Person;

(vii)            Parent may declare and make (and Subsidiaries of Parent may make distributions to Parent so that Parent may make) dividend payments or other distributions to the holders of its Equity Interests, other than those in clause (vi), in each case, so long as (A) at the time of making such payment or distribution, no Default or Event of Default has occurred and is continuing or would result after giving effect thereto, (B) the Consolidated Fixed Charge Coverage Ratio of Parent and its Subsidiaries, on a consolidated basis, is equal to or greater than 1.35:1.00 for (x) the Test Period most recently ended, prior to making such payment or distribution, for which financial statements are required to have been delivered to Administrative Agent pursuant to Section 6.01(c) of this Agreement (calculated on a pro forma basis as if such proposed payment or distribution were included in the numerator of such ratio on the last day of such Test Period (it being understood that such proposed payment or distribution shall also be included on the last day of such Test Period for purposes of calculating the Consolidated Fixed Charge Coverage Ratio under this clause (B) for any subsequent proposed payment or distribution under this Section 7.06(a)(vii))) and (y) the upcoming six Test Periods immediately succeeding the date of the proposed payment or distribution, as projected by Parent on a month-end basis for each such month, based on projections reasonably acceptable to Administrative Agent, (C) Excess Revolver Availability, (x) at all times during the 60 consecutive days immediately preceding the date of such proposed payment or distribution, calculated on a pro forma basis as if such proposed payment or distribution was made on the first day of such 60 day period and after giving effect to such proposed payment or distribution, and (y) as projected by Parent on a month end basis for each of the 6 consecutive Fiscal Months immediately succeeding the date of the proposed payment or distribution, based on projections reasonably acceptable to Administrative Agent, in each case, is not less than $10,000,000 and (D) at the time of making such payment or distribution and on a pro forma basis after giving effect thereto, Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.13; and

(viii)            the Loan Parties and their Subsidiaries may make (and Subsidiaries of Parent may make distributions to Parent so that Parent may make) other Restricted Payments so long as the Payment Conditions are satisfied.

(b)            Make any payment (whether constituting principal, interest or otherwise) on account of, or redemption or acquisition for value of any portion of, any earn-out or any other Debt that has been contractually subordinated to the Obligations, except:

(i)            the Ogilvie Subordinated Debt (including, for the avoidance of doubt, any principal and interest payments under the Ogilvie Subordinated Note), provided, that (v) no Default or Event of Default has occurred and is continuing at the time of such payment or would result after giving effect thereto, (w) Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.13 at the time of making such payment and on a pro forma basis after giving effect thereto, (x) Excess Revolver Availability, (I) at all times during the 60 consecutive days immediately preceding the date of such proposed payment, calculated on a pro forma basis as if such proposed payment was made on the first day of such 60 day period and after giving effect to such proposed payment (provided, that the 60 day look-back period described in this clause (I) shall not apply in respect of payments of interest under the Ogilvie Subordinated Note for the period commencing on the Closing Date through the date that is sixty (60) days following the Closing Date), and (II) as projected by Parent on a month end basis for each of the 6 consecutive Fiscal Months immediately succeeding the date of the proposed payment, based on projections reasonably acceptable to Administrative Agent, in each case, is not less than $5,000,000, (y) the Consolidated Fixed Charge Coverage Ratio of Parent and its Subsidiaries, on a consolidated basis, is equal to or greater than 1.10:1.00 for (I) the Test Period most recently ended, prior to making such payment, for which financial statements are required to have been delivered to Administrative Agent pursuant to Section 6.01(c) of this Agreement (calculated on a pro forma basis as if such proposed payment were included in the numerator of such ratio on the last day of such Test Period (it being understood that such proposed payment shall also be included on the last day of such Test Period for purposes of calculating the Consolidated Fixed Charge Coverage Ratio under this clause (y) for any subsequent proposed payment under this Section 7.06(b)(i))) and (II) the upcoming six Test Periods immediately succeeding the date of the proposed payment, as projected by Parent on a month-end basis for each such month, based on projections reasonably acceptable to Administrative Agent, and (z) such payments do not contravene any subordination provisions applicable thereto;

(ii)             to the extent such payment is permitted at such time under the applicable subordination terms; and

(iii)            any refinancing of such Debt with the proceeds of other Debt permitted under Section 7.03.

(c)            Make any optional or voluntary prepayment, redemption, defeasance, purchase or other acquisition of any Debt of any Loan Party or its Subsidiaries, except:

(i)             the Ogilvie Subordinated Debt, provided, that (v) no Default or Event of Default has occurred and is continuing at the time of such prepayment or would result after giving effect thereto, (w) Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.13 at the time of making such prepayment and on a pro forma basis after giving effect thereto, (x) Excess Revolver Availability, (I) at all times during the 60 consecutive days immediately preceding the date of such proposed prepayment, calculated on a pro forma basis as if such proposed prepayment was made on the first day of such 60 day period and after giving effect to such proposed prepayment, and (II) as projected by Parent on a month end basis for each of the 6 consecutive Fiscal Months immediately succeeding the date of the proposed prepayment, based on projections reasonably acceptable to Administrative Agent, in each case, is not less than $5,000,000, (y) the Consolidated Fixed Charge Coverage Ratio of Parent and its Subsidiaries, on a consolidated basis, is equal to or greater than 1.10:1.00 for (I) the Test Period most recently ended, prior to making such prepayment, for which financial statements are required to have been delivered to Administrative Agent pursuant to Section 6.01(c) of this Agreement (calculated on a pro forma basis as if such proposed prepayment were included in the numerator of such ratio on the last day of such Test Period (it being understood that such proposed prepayment shall also be included on the last day of such Test Period for purposes of calculating the Consolidated Fixed Charge Coverage Ratio under this clause (y) for any subsequent proposed prepayment under this Section 7.06(c)(i))) and (II) the upcoming six Test Periods immediately succeeding the date of the proposed prepayment, as projected by Parent on a month-end basis for each such month, based on projections reasonably acceptable to Administrative Agent, and (z) such prepayments do not contravene any subordination provisions applicable thereto;

(ii)             any refinancing of such Debt with the proceeds of other Debt permitted under Section 7.03;

(iii)            any payment of the Revolver Loans in accordance with this Agreement, and

(iv)            other Debt in accordance with the terms of this Agreement or such Debt, as applicable, so long as the Payment Conditions are satisfied.

SECTION 7.07                     CHANGES RELATING TO DEBT OR MATERIAL CONTRACTS.

Directly or indirectly, amend, change, supplement or otherwise modify: (i) any agreement, instrument, document, indenture or other writing evidencing or concerning any Debt that has been contractually subordinated to the Obligations, if such modification would breach an applicable subordination agreement or other subordination terms applicable to such Debt; (ii) any Material Contracts if the effect thereof, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or (iii) any agreement, instrument, document or other writing evidencing or concerning the Fifth Third Equipment Lease and/or the Fifth Third Equipment Lease Guaranty, without the written consent of Administrative Agent, if the change taken as a whole would be material and adverse to the interests of the Lending Parties.

SECTION 7.08                     TRANSACTIONS WITH AFFILIATES.

Enter into or be a part of any transaction of any kind with any Affiliate of a Loan Party, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party or Subsidiary of such Loan Party as would be obtainable by such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a)            any indemnity provided for the benefit of directors (or comparable managers) or officers of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(b)            the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and directors of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with the Loan Parties’ past practices so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law;

(c)            Restricted Payments and Investments permitted hereunder and Debt permitted under Section 7.03(g); and

(d)            Guarantees permitted by Section 7.03(c).

SECTION 7.09                     BURDENSOME AGREEMENTS.

(a)            Enter into any Contractual Obligation that: (i) limits the ability: (A) of any Subsidiary of a Loan Party to make Restricted Payments to such Loan Party or to otherwise transfer property to such Loan Party; (B) of any Loan Party or Subsidiary of a Loan Party to Guarantee the Debt of a Borrower; (C) of any Loan Party or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person; provided that this clause (C) shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt under Section 7.03(b) or Section 7.03(d) solely to the extent that any such negative pledge relates to the property financed by or the subject of such Debt, or (D) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person;

(b)            amend, supplement, modify, waive or alter (or agree to do so) its Organizational Documents, in each case to the extent such amendment, modification or waiver could reasonably be expected, either individually or in the aggregate, to be adverse in any material respect to the interests of the Lenders; or

(c)            pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation to any officer, director, management-level employee, equity holder or consultant of any Loan Party or any of its Subsidiaries, or any family member of any of the foregoing.

SECTION 7.10                     MARGIN STOCK.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 7.11                     CERTAIN GOVERNMENTAL REGULATIONS.

Be or become subject at any time to any law, regulation, or list of any government agency (including the OFAC list) that prohibits or limits any Lending Party from making any loans or extensions of credit (including the Loans) to any Loan Party or from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by any Lending Party at any time to enable such Lending Party to verify any Loan Party’s identity or to comply with any applicable Law, including Section 326 of the Patriot Act, the Investment Company Act, and the FCPA.

SECTION 7.12                     DISQUALIFIED EQUITY INTERESTS.

(a) Issue any Disqualified Equity Interests, or (b) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of any Loan Party or any Subsidiary.

SECTION 7.13                     NATWEST ACCOUNT.

Permit the balance in the NatWest Deposit Account and/or any other deposit account or securities account owned by Fulfillment Express, taken together, to exceed $50,000 in the aggregate at any time.

SECTION 7.14                     PAYPAL ACCOUNTS

Fail to sweep at least weekly all monies held in each of Borrowers’ PayPal accounts to one or more deposit accounts that are subject to a Dominion Control Agreement; provided, that so long as no Default or Event of Default has occurred and is continuing, Borrowers may exclude from each such sweep up to $150,000 in the aggregate for all such PayPal accounts.

SECTION 7.15                     PARENT.

Notwithstanding anything to the contrary contained herein, permit Parent to, and Parent shall not, directly or indirectly, engage in any material business activities, hold any material assets, grant any Lien or incur any Debt, other than (a) ownership of the Equity Interests of AENT and the insurance policies required by Section 6.07 and renewals or replacements thereof to the extent in compliance with this Agreement; (b) acting as a holding company and transactions incidental thereto, including to facilitate transactions permitted hereunder; (c) entering into the Loan Documents and the transactions required in this Agreement or expressly permitted in this Agreement to be performed by Parent; (d) receiving and distributing the dividends, distributions, and payments permitted to be made to Parent pursuant to Section 7.06(a); (e) issuing Equity Interests and performing its obligations under its Organizational Documents and agreements with the holders of its Equity Interests; (f) activities related to the payment of its tax liabilities and any tax liabilities of the other Loan Parties in the ordinary course of business; (g) entering into confidentiality agreements; (h) making and performing option agreements, shareholder agreements, other incentive compensation agreements and related guaranties, in each case to which Parent is or may become a party; and (i) other activities incidental to or in furtherance of any of the foregoing.

SECTION 7.16                     FULFILLMENT EXPRESS.

Notwithstanding anything to the contrary contained herein, permit Fulfillment Express to, directly or indirectly, engage in any material business activities, hold, purchase or sell any inventory or any other material assets, grant any Lien or incur any Debt, other than (a) filing for value-added-tax (“VAT”) refunds for goods purchased by Alliance from European Union-based suppliers (and which VAT refunds shall be deposited, or caused to be deposited, directly into deposit accounts owned by Alliance that are subject to a Control Agreement); (b) employing one individual Person solely in connection with effecting the activities set forth in the immediately preceding clause (a); (c) entering into such transactions as expressly permitted in this Agreement to be performed by Fulfillment Express; (d) performing its obligations under its Organizational Documents; (e) activities related to the payment of its tax liabilities in the ordinary course of business; and (f) other activities incidental to or in furtherance of any of the foregoing.

SECTION 7.17                     GAMEFLY.

Enter into, or permit to exist, any agreement with GameFly or amend any existing agreement with GameFly, in each case, to the extent any such agreement or amendment is adverse to the interests or rights of any Loan Party in any material respect or includes any of the following:

(a)            (i) the establishment of an express trust, (ii) an agreement to hold in trust any portion of amounts collected in connection with sales thereunder or (iii) the creation or maintaining of an express fiduciary relationship between any such Loan Party or Subsidiary and GameFly; or

(b)            the segregation from such Loan Party’s or Subsidiary’s general funds of any amounts collected in respect of sales thereunder.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01                     EVENTS OF DEFAULT.

Each of the following shall constitute an event of default hereunder (each, an “Event of Default”):

(a)            Non-Payment. A Borrower or any other Loan Party fails to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (i) all or any portion of the Obligations consisting of fees or charges due to any Agent or Lender, reimbursement of costs and expenses under Section 10.04(a), or other amounts (other than any portion thereof consisting of principal or interest) constituting Obligations, and such failure continues for a period of three (3) Business Days, or (ii) all or any portion of the principal or interest on any of the Loans; or

(b)            Specific Covenants. (i) A Borrower or any other Loan Party or Subsidiary thereof fails to perform or observe (A) any term, covenant or agreement contained in any of Sections 6.01,  6.02(a),  6.03, 6.05(a), 6.07, 6.10, 6.11, 6.12, 6.13, 6.18, 6.19, 6.22, 6.23, 6.24, 6.25 or Article VII (in each case subject to a two Business Day grace period, not more than twice per year, in respect of the delivery of information required under any of Sections 6.01, 6.02 or 6.03), or (B) any other term of any Loan Document which by its terms is incapable of cure; (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in its Guaranty beyond any applicable grace or cure period; or (iii) any pledgor fails to perform or observe any term, covenant or agreement contained in any Pledge Agreement beyond any applicable grace or cure period; or

(c)            Representations and Warranties. Any representation, warranty, certification or written statement of fact made or deemed made by or on behalf of a Borrower or any other Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed made; or

(d)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a), 8.01(b) or 8.01(c)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days, provided, however, that such grace period shall not apply if the breach or failure to perform is not capable of being cured within such thirty (30) day period or is a willful breach by a Loan Party; or

(e)            Cross Default. (i) Any Loan Party or any Subsidiary thereof: (x) subject to any applicable cure or grace period, fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt hereunder and Debt under any Hedge Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (y) subject to any applicable cure or grace period fails to observe or perform any other agreement or condition relating to any such Debt described in clause (i) above or contained in any document evidencing, securing or relating to any of such Debt, or any other default or event occurs, the effect of which failure, default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or (ii) there occurs under any Hedge Agreement an early termination date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the swap termination value owed by a Loan Party or any Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (e) shall not apply to secured Debt that becomes due, or which any Loan Party or any Subsidiary thereof shall be required to prepay or repurchase, as a result of the sale or transfer (including by way of condemnation or casualty) of the property or assets securing such Debt if such sale or transfer is permitted hereunder and under the documents providing for such Debt; or

(f)            Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof (i) institutes or consents to the institution of any proceeding under any Bankruptcy Law, or makes an assignment for the benefit of creditors; (ii) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or (iii) is the subject of any proceeding under any Bankruptcy Law relating to any such Person or to all or any material part of its property that is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)            Judgments. There is entered against any Loan Party or any Subsidiary thereof: (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order; or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or a Lien on the assets of any Loan Party under Section 303(k) of ERISA or Section 4068 of ERISA or Section 430(k) of the Code; or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all of the Obligations (other than Unasserted Obligations) and other than as a result of an action or inaction by an Agent or any Lender, ceases to be in full force and effect other than in accordance with its terms; or any Loan Party or any other Person (other than a Lending Party) contests in any manner in writing the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to limit, revoke, terminate or rescind any Loan Document or any provision thereof; or

(k)            Impairment of Collateral. Any Lien purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first-priority (except as otherwise expressly provided in this Agreement or such Collateral Document (or other than by a written waiver or release by Collateral Agent)) Lien in the assets covered thereby, other than in respect of assets that, individually and in the aggregate, do not have a value in excess of the Threshold Amount; or

(l)            Certain Actions. Any Loan Party or any of its senior officers responsible for the day to day management thereof is criminally indicted or convicted for (i) a felony or (ii) violating any state or federal Laws (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) in the conduct of the Loan Party’s business that has resulted in, or could reasonably be expected to lead to, a forfeiture of any material property or any assets (including the Collateral) upon which such Loan Party has granted a Lien to Collateral Agent or the right to conduct a material part of such Loan Party’s business; or

(m)            Invalidity of Subordination Provisions. The subordination provisions of any Subordination Agreement or any other agreement or instrument governing any subordinated obligations shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions; or

(n)            [Reserved]; or

(o)            Guaranty. If the obligation of any Guarantor under the guaranty contained herein is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement or such Guaranty) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty; or

(p)            Change of Control. There occurs a Change of Control; or

(q)            Material Contracts. Unless it could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the termination of any Material Contract, (ii) the failure of any Material Contract (other than any collective bargaining agreement) to be in full force and effect (other than as a result of expiry at the end of their normal terms), and with respect to which no replacement agreement or arrangement reasonably acceptable to Administrative Agent has been or will be put in place within forty-five (45) days of such event; provided that Administrative Agent cannot unreasonably withhold its acceptance of a replacement agreement or arrangement, or (iii) the failure of any collective bargaining agreement to be in full force and effect; or

(r)            Executive Officers. (i) Ogilvie shall cease serving in the capacity of executive chairman of Parent, whether by removal, resignation, death, incapacity or otherwise, and Parent shall have failed to employ or engage a replacement approved by Administrative Agent (such approval not to be unreasonably withheld or delayed) within 90 days, (ii) Walker shall cease serving in the capacity of chief executive officer of Parent, whether by removal, resignation, death, incapacity or otherwise, and Parent shall have failed to employ or engage a replacement approved by Administrative Agent (such approval not to be unreasonably withheld or delayed) within 90 days, or (iii) each of Ogilvie and Walker shall cease serving in their respective capacities of executive chairman of Parent (in the case of Ogilvie) and chief executive officer of Parent (in the case of Walker), whether by removal, resignation, death, incapacity or otherwise, and Parent shall have failed to employ or engage a replacement for either of such Persons approved by Administrative Agent (such approval not to be unreasonably withheld or delayed) within 30 days.

SECTION 8.02                     RIGHTS AND REMEDIES.

(a)            Rights and Remedies Generally. Upon the occurrence and during the continuation of an Event of Default, Administrative Agent may (and, at the instruction of the Required Lenders, shall), except as otherwise provided in clauses (i) and (ii) below, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, without notice or demand, do any one or more of the following:

(i)             Administrative Agent may, and at the instruction of the Required Lenders, Administrative Agent shall terminate the Revolver Commitments, or adjust the Revolver Borrowing Base (but if an Event of Default described in Section 8.01(f) occurs, all Revolver Commitments shall immediately be terminated without any action by Administrative Agent or any Revolver Lender);

(ii)            Administrative Agent may, and at the instruction of the Required Lenders, Administrative Agent shall declare all Obligations (including the applicable Make-Whole Amount) immediately due and payable (but if an Event of Default described in Section 8.01(f) occurs, all Obligations (including the applicable Make-Whole Amount) outstanding shall immediately be due and payable without any action by Administrative Agent or any Lender);

(iii)           stop advancing money or extending credit for a Borrower’s benefit under this Agreement or under any other agreement between any Loan Party and Administrative Agent or any Revolver Lender;

(iv)           settle or adjust disputes and claims directly with Account Debtors on accounts of any Loan Party for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing any Loan Party money of Collateral Agent’s Lien on such funds, and verify the amount of such account. Each Loan Party shall collect all payments in trust for Administrative Agent for the benefit of the Lending Parties and, if requested by Administrative Agent, immediately deliver the payments to the Lending Parties in the form received from the Account Debtor, with proper endorsement for deposit;

(v)            make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Lien upon the Collateral. Each Loan Party shall assemble the Collateral if either Agent so requests and make it available as such Agent so designates. Any Agent or any Lender may enter the premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to Collateral Agent’s Lien thereon and pay all expenses incurred. Each Loan Party grants the Agents for the benefit of Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Agents’ or any other Lending Party’s rights or remedies;

(vi)           apply to the Obligations any (i) balances and deposits of any Loan Party that it holds, or (ii) any amount held by either Agent or any Lender owing to or for the credit or the account of any Loan Party;

(vii)          ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use without charge, each Loan Party’s or any of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, other Intellectual Property, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 8.02, Each Loan Party’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent for the benefit of the Lending Parties;

(viii)         place a “hold” on any account maintained with any Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(ix)            demand and receive possession of the Books and Records of each Loan Party; and

(x)              exercise all default rights and remedies available to any of the Lending Parties under the Loan Documents or at law or equity, including all default remedies provided under the UCC (including disposal of the collateral (including all Collateral) pursuant to the terms thereof).

(b)            Power of Attorney. Each Loan Party hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, to: (i) at any time that an Event of Default has occurred and is continuing, endorse such Loan Party’s name on any checks or other forms of payment or security, sign such Loan Party’s name on any invoice or bill of lading for any account or drafts against Account Debtors or sign such Loan Party’s name on any notices to Account Debtors; (ii) send requests for verification of Accounts; (iii) endorse each Loan Party’s name on any collection item that may come into either Agent’s possession; (iv) make, settle, and adjust all claims under such Loan Party’s policies of insurance and make all determinations and decisions with respect to such policies of insurance; (v) at any time that an Event of Default has occurred and is continuing, take control, in any manner, of any item of payment or proceeds relating to any Collateral; (vi) at any time that an Event of Default has occurred and is continuing, prepare, file, and sign such Loan Party’s name to a proof of claim in bankruptcy or similar document against any Account Debtor, or to any notice of lien, assignment, or satisfaction of lien or similar document in connection with any of the Collateral; (vii) at any time that an Event of Default has occurred and is continuing, receive, open and dispose of all mail addressed to such Loan Party, and notify postal authorities to change the address for delivery thereof to such address as Collateral Agent may designate; (viii) use the information recorded on or contained in any data processing equipment, computer hardware, and software relating to the Collateral; (ix) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, Chattel Paper or General Intangibles directly with Account Debtors, for amounts and upon terms that Collateral Agent determines to be reasonable, and Collateral Agent may cause to be executed and delivered any documents and releases that Collateral Agent determines to be necessary; (x)  file UCC-3 assignments reflecting Collateral Agent as assignee of such Loan Party with respect to UCC-1 financing statements filed by such Loan Party in connection with Collateral; (xi) to the extent any Loan Party has the right to do so, cause an Account Debtor’s insurers to add Collateral Agent as loss payee under the relevant insurance policy; (xii) at any time that an Event of Default has occurred and is continuing, pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (xiii) at any time that an Event of Default has occurred and is continuing, transfer any Collateral into the name of Collateral Agent for the benefit of Lenders or a third-party as the UCC permits; and (xiv) do all other acts and things necessary, in Collateral Agent’s determination, to fulfill each Loan Party’s obligations under this Agreement. Each Loan Party hereby appoints Collateral Agent as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of any security interest or other Lien in the Collateral regardless of whether an Event of Default has occurred and is continuing until all Obligations have been Repaid in Full. Collateral Agent’s foregoing appointment as the attorney-in-fact for each Loan Party, and all of Collateral Agents’ rights and powers, being coupled with an interest, are irrevocable until all Obligations have been Paid in Full.

(c)            Protective Advances. Administrative Agent, any Lender (or any of them) with the consent of the Administrative Agent shall be authorized, in their sole discretion, to make Loans (“Protective Advances”) if Administrative Agent deems such Loans necessary or desirable (a) to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, (b) to obtain any insurance if any Loan Party fails to obtain the insurance required by the terms hereof or fails to pay any premium thereon, (c); to pay any other amounts chargeable to Loan Parties under any Loan Documents, including interest, costs, fees and expenses. Administrative Agent or any Lender which intends to make any Protective Advance shall use commercially reasonable efforts, to the extent practicable, to consult with Administrative Agent and/or the other Lenders (as applicable) prior to making any Protective Advance. Notwithstanding the foregoing, in no event shall Administrative Agent or any Lender have any duty or obligation to make any Protective Advance(s). All Protective Advances paid shall constitute expenses reimbursable under Section 10.04, shall be immediately due and payable, shall bear cash interest until paid at the then highest interest rate applicable to any of the Obligations and shall be secured by the Collateral. Required Lenders may at any time revoke Administrative Agent’s and any Lender’s authority to make Protective Advances hereunder by written notice to Administrative Agent. Absent such revocation, Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. Administrative Agent will use good faith commercially reasonable efforts (with no liability for failing to do so) to provide Borrowers with notice of Administrative Agent or Lenders obtaining any insurance on behalf of Administrative Borrower or any other Loan Party at the time it is obtained or within a reasonable time thereafter. The making of any Protective Advances shall not be or be deemed to be an agreement to make Protective Advances in similar or different circumstances in the future and shall not operate or be deemed to operate as a waiver by Administrative Agent or any Lender of any Event of Default.

(d)            Application of Funds.

(i)            No Loan Party shall have the right to specify the order or the accounts to which Administrative Agent shall allocate or apply any payments required to be made by any Loan Party to Administrative Agent on behalf of the Lenders or otherwise received by Administrative Agent on behalf of the Lenders under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(ii)           All payments or prepayments to any Agent or any Lender, and all proceeds of the Collateral and any other amounts received on account of the Obligations shall be applied by Administrative Agent until exhausted in the following order:

(A)            first, to each Agent, to pay all fees, costs, expenses and indemnification payments then due to such Agent under the Loan Documents (excluding all Protective Advances made by such Agent);

(B)            second, pro rata, to each Agent and any Lender which has made a Protective Advance, to pay all Protective Advances held by such Agent or any Lender and all unpaid interest on such Protective Advances;

(C)            third, to pay interest accrued in respect of the Swing Loans, until paid in full;

(D)            fourth, to pay the principal of all Swing Loans, until paid in full;

(E)            fifth, pro rata, to the Lenders according to their respective Percentage Shares, to pay all accrued but unpaid interest and fees (including interest at the applicable Default Rate and any Make-Whole Amounts) on the Loans (other than Swing Loans) owing to Lenders;

(F)            sixth, pro rata, to the Lenders according to their respective Percentage Shares, to pay the Outstanding Amount of the Loans (other than Swing Loans) until such time as the Outstanding Amount of the Loans have been Paid in Full;

(G)            seventh, pro rata, to each Agent and the Lenders, to pay all remaining Credit Outstandings and other Obligations (other than Swing Loans) owing to each Agent or any Lenders;

(H)            eighth, pro rata, to the Revolver Lenders according to their respective Percentage Shares, to provide Cash Collateral to secure any and all Letter of Credit Liability, Reimbursement Obligations and future payment of related fees, as provided for in Section 2.01(c); and

(I)             ninth, pro rata, to each Agent and the Lenders, to pay all remaining Credit Outstandings and other Obligations owing to each Agent any Lender.

After payment in full of all Obligations (other than Unasserted Obligations), any surplus remaining shall be paid to Borrowers or other Persons legally entitled thereto; if any deficiency exists, Borrowers shall remain liable to the Agents and Lenders for such deficiency. If any Agent or any Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of any collateral (including the Collateral), such Agent or such Lender, as applicable, shall have the option, exercisable at any time, of either reducing the applicable Obligations by the principal amount of the purchase price or deferring the reduction of the applicable Obligations until the actual receipt by such Agent or such Lender of cash therefor.

(e)            Cash Collateral. If (a) any Event of Default specified in Section 8.01(g) or 8.01(h) shall occur, (b) the Obligations shall have otherwise been accelerated pursuant to Section 8.02, or (c) the Revolver Commitment and the obligations of Agents and the Lenders with respect thereto shall have been terminated pursuant to Section 8.02, then without any request or the taking of any other action by any Agent or the Lenders, Borrowers shall immediately comply with the provisions of Section 2.01(c) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liability and future payment of related fees.

(f)            Treatment as Interest. Unless otherwise expressly provided for herein or required by applicable Laws, all payments made to any Lending Party for the benefit of Lenders (or any of them) on account of the Obligations (other than that portion of the Obligations consisting of the Outstanding Amount of all Credit Outstandings or any fees payable in connection with the retirement, prepayment or termination of all or a portion of the Obligations) shall be treated as interest for U.S. federal income tax purposes.

(g)            Agent’s Liability for Collateral. So long as the Agents and Lenders comply with reasonable banking practices regarding the safekeeping of any collateral the subject of the Collateral Documents, the Agents and Lenders shall not be liable or responsible for: (i) the safekeeping of all or any such collateral; (ii) any loss or damage to all or any such collateral; (iii) any diminution in the value of all or any such collateral; or (iv) any act or default of any carrier, warehouseman, bailee, or other Person. The Loan Parties bear all risk of loss, damage or destruction of any collateral the subject of the Collateral Documents.

(h)            No Waiver. Any Agent’s or any Lender’s failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of such Agent or such Lender thereafter to demand strict performance and compliance herewith or therewith. Each Agent and Lenders have all rights and remedies provided under the UCC, by law, or in equity. Any amounts paid by any Agent or any Lender on any Loan Party’s behalf as provided herein are expenses reimbursable under Section 10.04 and shall bear interest at the highest interest rate then applicable to any of the Obligations and shall be secured by the collateral the subject of the Collateral Documents. No payments by any Agent or any Lender shall be deemed an agreement to make similar payments in the future or a waiver of any Event of Default by any Agent or any Lender.

(i)            Right to Appoint Receiver. Upon the occurrence of an Event of Default and at all times thereafter during the continuance of an Event of Default, each Agent shall be entitled to the immediate appointment of a receiver for all or any part of the Collateral, whether or not waste or deterioration of the Collateral has occurred; whether or not there is a risk that the Collateral is in danger of being lost, removed, or materially injured; and whether or not other arguments based on equity or pursuant to statute would justify the appointment. Each Agent and the Loan Parties agree and consent that said receiver shall be directed to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Loan Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Loans and other fees and expenses due hereunder and under the Loan Documents as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY HEREBY IRREVOCABLY AND FOR VALUABLE CONSIDERATION CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AS PROVIDED ABOVE. EACH LOAN PARTY (I) GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGES THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY EACH AGENT IN CONNECTION WITH THE ENFORCEMENT OF THE LENDERS’ AND AGENTS’ RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDERS TO MAKE THE LOANS TO BORROWERS; AND (III) AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH EACH AGENT AND THE LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL.

(j)            Remedies Cumulative. The rights and remedies of the Agents and the Lenders under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. In addition to the other rights and remedies set forth in this Agreement or in any other Loan Documents, the Agents and the Lenders shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by an Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by any Agent or any Lender of any Default or Event of Default shall be deemed a continuing waiver. No delay by any Agent or any Lender shall constitute a waiver, election, or acquiescence by it.

ARTICLE IX
AGENTS

SECTION 9.01                     APPOINTMENT AND AUTHORIZATION OF AGENTS.

Each Secured Party hereby irrevocably appoints WOCF to act on its behalf as Administrative Agent and WOCF to act on its behalf as Collateral Agent and security trustee hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the use of the term “agent” or “security trustee” in this Agreement or the other Loan Documents with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. The provisions of this Article IX are solely for the benefit of Lending Parties, and neither Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

SECTION 9.02                     RIGHTS AS A LENDER.

If the Person serving as an Agent hereunder is also a Lender, such Person shall have the same rights and powers in such capacity(ies) as any other Person in such capacity(ies) and may exercise the same as though it were not an Agent. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, make equity investments in, and generally engage in any kind of business with any Loan Party or any Subsidiary or Affiliate of any Loan Party as if such Person were not an Agent hereunder and without any duty to account therefor to any other Lending Party.

SECTION 9.03                     EXCULPATORY PROVISIONS.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature. Without limiting the generality of the foregoing, the Agents and White Oak and its Affiliates (in each of their respective capacities as attorney-in-fact, general partner or manager for one or more of the Lenders):

(a)            No Fiduciary Duties. Shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)            No Obligations Regarding Certain Actions. Shall not have any duty to take any discretionary action or exercise any discretionary powers (including any consent, approval, acceptance, election, designation, use of judgment or expression of satisfaction) contemplated hereby or by the other Loan Documents unless directed in writing to take such discretionary action or exercise such discretionary power by the applicable Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in any other Loan Documents with respect to such discretionary action or discretionary power); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Laws;

(c)            Disclosure Obligations. Shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity; and

(d)            Limitation on Liability. Shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 10.01); or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Agents shall be deemed not to have knowledge of any Default or Event of Default, unless and until a Loan Party or a Lending Party provides written notice, or a copy thereof, to Administrative Agent describing such Default or Event of Default and stating that such notice is a “Notice of Default”. The Agents shall not be responsible for or have any duty to ascertain or inquire into: (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

SECTION 9.04                     RELIANCE BY THE AGENTS.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loans that by its terms must be fulfilled to the satisfaction of a specified Lending Party, each Agent may presume that such condition is satisfactory to such Lending Party, unless such Agent shall have received notice to the contrary from such Lending Party prior to the making of the Loans. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts it selects and shall not be liable for any action it takes or does not take in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05                     DELEGATION OF DUTIES.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents it appoints. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent and shall apply to their respective activities in connection with the administration and/or syndication of the credit facilities provided for herein, as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that an Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 9.06                     RESIGNATION OF THE AGENTS.

Each Agent may at any time give notice of its resignation to Lending Parties and Administrative Borrower. Upon receipt of any such notice of resignation, the Lending Parties shall have the right, with, unless an Event of Default exists, the consent of Administrative Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), to appoint a successor. If, at the time that such Agent’s resignation is effective, it is acting as the Swing Lender, such resignation shall also operate to effectuate its resignation as the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to make Swing Loans. If no such successor shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may (but shall not be obligated to) on behalf of Lending Parties, with, unless an Event of Default exists, the consent of Administrative Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), appoint a successor Agent meeting the qualifications set forth in this Section 9.06; provided that, if such Agent shall notify Lending Parties and Administrative Borrower that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by any Agent on behalf of any Lending Party under any of the Loan Documents, the retiring Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lending Party directly, until such time as the Required Lenders appoint a successor Agent as provided for in this Section 9.06. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent (other than any rights to indemnity payments and expense reimbursement owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in this Section 9.06). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07                     NON-RELIANCE ON AGENT AND OTHER LENDERS.

Each Lending Party acknowledges that it has, independently and without reliance upon any Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lending Party also acknowledges that it will, independently and without reliance upon any Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08                     NO OTHER DUTIES, ETC.

Notwithstanding anything to the contrary contained herein, no Person identified herein or on the facing page or signature pages hereof as a “Documentation Agent,” “Co Agent,” “Book Manager,” “Book Runner,” “Arranger,” “Lead Arranger,” “Co-Lead Arranger” or “Co-Arranger,” if any, shall have or be deemed to have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents, other than: (a) in such Person’s capacity as: (i) an Agent, Swing Lender or a Lender hereunder; and (ii) an Indemnitee hereunder; or (b) under Section 9.05.

SECTION 9.09                     EACH AGENT MAY FILE PROOFS OF CLAIM.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lending Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of Lending Parties and their respective agents and counsel and all other amounts due Lending Parties under Sections 2.04, Section 2.09 and Section 10.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lending Party to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Section 2.09 and Section 10.04. Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lending Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lending Party or to authorize any Agent to vote in respect of the claim of any Lending Party in any such proceeding.

SECTION 9.10                     GUARANTY MATTERS.

Each Lending Party hereby: (a) irrevocably authorizes each Agent, at its option and in its discretion, to release any Guarantor from its obligations under a Guaranty if (i) such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, or (ii) upon realization of all of the economic value of such Guaranty; and (b) agrees that, upon request by any Agent at any time, it will confirm in writing such Agent’s authority to release any such Guarantor pursuant to this Section 9.10.

SECTION 9.11                     COLLATERAL AND OTHER MATTERS.

(a)            Directions by Lenders.

(i)            Each Lender hereby irrevocably authorizes and directs Collateral Agent: (i) to enter into the Collateral Documents for the benefit of such Person; (ii) without the necessity of any notice to or further consent from any such Person from time to time prior to an Event of Default, to take any action with respect to any Collateral Documents or the collateral the subject thereof that may be necessary to perfect and maintain perfected the Liens upon the collateral granted pursuant to the Collateral Documents; (iii) to subordinate any Lien on any property granted to or held by any Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document to be senior to the Lien of Collateral Agent; (iv) to consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code; (v) to credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC; and (vi) to credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by any Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of any Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of any Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) any Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith any Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Upon request by any Agent at any time, each Lender will confirm in writing any Agent’s authority to release or subordinate its interest in particular types or items of collateral the subject of any Collateral Document pursuant to this Section 9.11.

(ii)            Secured Parties authorize Collateral Agent to release any Lien on any Collateral (a) upon Payment in Full of the Obligations; (b) that is the subject of a Disposition that a Borrower certifies in writing is a Disposition permitted hereunder (and each Agent may rely conclusively on such certificate without further inquiry); (c) in connection with any foreclosure sale or other disposition of any collateral the subject of any Collateral Document after the occurrence of an Event of Default; or (d) subject to Section 10.01, if approved, authorized or ratified by the Required Lenders.

(iii)            Secured Parties authorize the Collateral Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. No Agent has any obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected or insured, nor to assure that Collateral Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

(b)            Certain Actions by the Agents. Subject to Section 9.11(a)(iii), each Agent shall (and is hereby irrevocably authorized by each Lender to) execute such documents as may be necessary to evidence the release or subordination of Liens granted to Collateral Agent herein or pursuant hereto upon the applicable collateral; provided that: (i) no Agent shall be required to execute any such document on terms that, in any Agent’s opinion, would expose such Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty; and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrowers or any other Loan Party in respect of) all interests retained by Borrowers or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the collateral the subject of the Collateral Documents. In the event of any sale or transfer of any collateral the subject of any of the Collateral Documents, or any foreclosure with respect to any of the collateral the subject of any of the Collateral Documents, each Agent shall be authorized to deduct all expenses reasonably incurred by such Agent in connection with such action for which an Agent is entitled to reimbursement pursuant to Section 10.04(a) from the proceeds of any such sale, transfer or foreclosure.

(c)            No Obligations Regarding Certain Actions. The Agents shall have no obligation whatsoever to any Lending Party or any other Person to assure that all or any of the collateral the subject of the Collateral Documents exists or is owned by a Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Collateral Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to each Agent in this Section 9.11 or in any of the Collateral Documents, it being understood and agreed that in respect of the collateral the subject of the Collateral Documents, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, if such Agent has an interest in the collateral the subject of the Collateral Documents by virtue of being one of the Lending Parties.

(d)            Appointment of Lending Parties as Agents. Each Lending Party hereby appoints each other such Person as agent for the purpose of perfecting each Agent’s or such Person’s security interest in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession. Should any such Person (other than an Agent) obtain possession of any collateral the subject of the Collateral Documents, such Person shall notify the Agents thereof, and, promptly upon such Agent’s request therefor, shall deliver such collateral to such Agent or in accordance with such Agent’s instructions.

Notwithstanding the foregoing, except as expressly set forth in Section 9.11(a)(iii), in no event shall this Section 9.11 require any Agent to release (i) the Liens securing the Obligations on any Material Intellectual Property or any of the Equity Interests of any Person that owns any Material Intellectual Property or (ii) any Subsidiary from its obligations under the Guaranty if such Subsidiary owns any Material Intellectual Property or any Equity Interests of any Person that owns any Material Intellectual Property.

SECTION 9.12                     ERRONEOUS PAYMENTS.

(a)            Each Lender and any other party hereto hereby severally agrees that if (i) Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender (or a Lender which is an Affiliate of such Lender) or any other Person that has received funds from Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under clause (b) below) that any funds received by such Payment Recipient were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)            Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Administrative Agent in writing of such occurrence.

(c)            In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and upon demand from Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect (such amount, the “Erroneous Payment Return”).

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of Administrative Agent and upon Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to Administrative Agent or, at the option of Administrative Agent, Administrative Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Administrative Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.06 and (3) Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)            Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Payment Recipient from any source, against any amount due to Administrative Agent under this Section 9.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from Borrowers or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment (other than an Erroneous Payment comprised of funds received by Administrative Agent from Borrowers or any other Loan Party for the purpose of making a payment on the Obligations) was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)            Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)            The provisions of this Section 9.12 to the contrary notwithstanding, (i) nothing in this Section 9.12 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Administrative Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by Administrative Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

SECTION 9.13                     APPOINTMENT OF COLLATERAL AGENT AS SECURITY TRUSTEE.

For the purposes of any Liens created under a Collateral Document governed by (i) English law (an “English Security Document”); and (ii) Irish law (an “Irish Security Document” and together with the English Security Documents, the “Foreign Security Documents”) the following additional provisions shall apply, in addition to the provisions set out in this Section 9.13 or otherwise hereunder.

(a)            In this Section 9.13, the following expressions have the following meanings:

(i)             “Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Obligor or its assets.

(ii)            “Charged Property” means the assets of the Obligors subject to a security interest under a Foreign Security Document.

(iii)           “Delegate” means any delegate, agent, attorney or co-trustee appointed by the Collateral Agent (in its capacity as security trustee).

(iv)           “Obligor” means each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Collateral Agent to secure any Obligations.

(b)            The Secured Parties appoint the Collateral Agent to hold the security interests constituted by the Foreign Security Documents on trust for the Secured Parties on the terms of the Loan Documents and the Collateral Agent accepts that appointment.

(c)            The Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Obligor.

(d)            Nothing in this Agreement constitutes the Collateral Agent as a trustee or fiduciary of, nor shall the Collateral Agent have any duty or responsibility to, any Obligor.

(e)            The Collateral Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by Law.

(f)            The Collateral Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the Foreign Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(g)            The Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Collateral Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Collateral Agent by the Foreign Security Documents as may be conferred by the instrument of appointment of that person.

(h)            The Collateral Agent shall notify the Lenders, and endeavor to provide a copy of such notice to Administrative Borrower (provided that (i) Collateral Agent shall have no liability for failing to do so and (ii) any failure by Collateral Agent to provide any such copy shall not affect the appointment of the applicable Appointee), of the appointment of each Appointee (other than a Delegate).

(i)            The Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Collateral Agent.

(j)            Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Collateral Agent (in its capacity as security trustee) under the Foreign Security Documents, and each reference to the Collateral Agent (where the context requires that such reference is to the Collateral Agent in its capacity as security trustee) in the provisions of the Foreign Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(k)            Each Secured Party confirms its approval of the Foreign Security Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the Foreign Security Documents; (ii) to exercise the rights, powers and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the Foreign Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of the Secured Parties under the Foreign Security Documents.

(l)            The Collateral Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(m)            Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a Foreign Security Document and accordingly authorizes: (i) the Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (ii) the Land Registry (or other relevant registry) to register the Collateral Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(n)            Except to the extent that a Foreign Security Document otherwise requires, any moneys which the Collateral Agent receives under or pursuant to a Foreign Security Document may be: (i) invested in any investments which the Collateral Agent selects and which are authorized by Law; or (ii) placed on deposit at any bank or institution (including the Collateral Agent) on terms that the Collateral Agent thinks fit, in each case in the name or under the control of the Collateral Agent, and the Collateral Agent shall hold those moneys, together with any accrued income (net of any applicable Taxes) to the order of the Lenders, and shall pay them to the Lenders on demand.

(o)            On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Collateral Agent shall (at the cost of the Obligors) execute any release of the Foreign Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Collateral Agent considers desirable.

(p)            The Collateral Agent shall not be liable for:

(i)            any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a Foreign Security Document;

(ii)           any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a Foreign Security Document;

(iii)           the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or

(iv)           any shortfall which arises on enforcing a Foreign Security Document.

(q)            The Collateral Agent shall not be obligated to:

(i)            obtain any authorization or environmental permit in respect of any of the Charged Property or a Foreign Security Document;

(ii)            hold in its own possession a Foreign Security Document, title deed or other document relating to the Charged Property or a Foreign Security Document;

(iii)            perfect, protect, register, make any filing or give any notice (where applicable) in respect of a Foreign Security Document (or the order of ranking of a Foreign Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or

(iv)            require any further assurances in relation to a Foreign Security Document.

(r)            In respect of any Foreign Security Document, the Collateral Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(s)            In respect of any Foreign Security Documents, the Collateral Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Collateral Agent has failed to do so within fourteen (14) days after receipt of that request.

(t)            Every appointment of a successor Collateral Agent under a Foreign Security Document shall be by deed.

(u)           Section 1 of the Trustee Act 2000 shall not apply to the duty of the Collateral Agent in relation to the trusts constituted by this Agreement.

(v)           In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 or the Trustee Act 2000, the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

(w)          The perpetuity period under the rule against perpetuities if applicable to this Agreement and any Foreign Security Document shall be 80 years from the date of this Agreement.

ARTICLE X
GENERAL PROVISIONS

SECTION 10.01                   AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by a Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Agents specified below at the written request of the applicable Required Lenders specified below) (such request may be by electronic means)) and Borrowers or the applicable Loan Party, as the case may be, with receipt acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i)            Unless in writing and signed by each Borrower and by any such Lender or LC Issuer as to whom such amendment, waiver or consent is intended to apply, with receipt acknowledged by Administrative Agent, do any of the following:

(A)            increase, or extend the expiry of, the Commitment of any Lender (or reinstate any such Commitment to the extent terminated pursuant to Section 8.02) without the written consent of such Lender;

(B)            postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, any Reimbursement Obligation, any applicable Make-Whole Amount, fees or other amounts due to any Lender or LC Issuer hereunder or under any other Loan Document, including any prepayments specified under Section 2.03, or reduce the amount due to any Lender or LC Issuer on any such date, in each case without the written consent of such Lender or LC Issuer; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”, or waive any obligation of the Borrowers to pay interest on the Loans at the Default Rate;

(C)            reduce or forgive the principal of, or the rate of interest, any Reimbursement Obligation or the Make-Whole Amount specified herein on, any or all of the Loans or other amounts payable to any Lender or LC Issuer hereunder or under any other Loan Document, in each case without the written consent of such Lender or LC Issuer; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”, or waive any obligation of the Borrowers to pay interest on the Loans at the Default Rate; or

(D)            amend any provision herein or in any other Loan Document providing for consent or other action by Required Lenders so that such consent or other action requires the consent of a lesser or greater portion of the Lenders without the written consent of all Lenders directly and adversely affected thereby; or

(ii)            Unless in writing and signed by all Lenders and Borrowers, with receipt acknowledged by Administrative Agent, do any of the following:

(A)            amend this Section 10.01, Section 2.09, Section 2.10 or Section 8.02(d) or any provision herein providing for consent or other action by all Lenders;

(B)            amend the definition of "Borrowing Base" or any of the defined terms that are used in such definition or to the extent that any such change that results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise;

(C)            release, compromise or subordinate all or any substantial portion of the collateral the subject of the Collateral Documents and securing the Obligations, except as otherwise expressly provided herein or in any of the Collateral Documents or amend the definition of the obligations secured by any of the Collateral Documents;

(D)            release, compromise, subordinate or terminate any of the Guaranties except as otherwise expressly provided herein or in any of the Loan Documents;

(E)            amend the definition of “Required Lenders” contained in Section 1.01;

(F)            amend Section 10.06(b)(v);

provided further that, notwithstanding anything to the contrary contained herein: (1) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to such Lenders (other than any Defaulting Lender) as are otherwise required by this Section 10.01, affect the rights or duties of such Agent under this Agreement or any other Loan Document; (2) no amendment, waiver or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Administrative Agent, Borrowers, and the Required Lenders; (3) no consent of a Borrower shall be required with respect to any amendment or waiver described in Section 10.01(i)(D), or Section 10.01(ii)(A) or Section 10.1(ii)(B), if at the time of such amendment or waiver a Default or Event of Default exists; (4) any amendment, waiver, or consent with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lending Parties among themselves, and that does not affect the rights or obligations of the Loan Parties (or any of them), shall not require consent by, or the agreement of, any Loan Party; (5) Administrative Agent and Borrowers may amend any Loan Document without the consent of any other party in order to correct technical errors, omissions or inconsistencies within or between the Loan Documents; and (6) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

SECTION 10.02                   NOTICES; ELECTRONIC COMMUNICATIONS.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile transmission or sent by approved electronic communication in accordance with Section 10.02(b), and all notices and other communications expressly permitted to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Borrowers, any other Loan Party or an Agent, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Detail Form.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices sent by facsimile transmission or by means of approved electronic communication shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided that notices delivered through electronic communications to the extent provided by Section 10.02(b) shall be effective as provided in such subsection (b).

(b)            Electronic Communications.

(i)            Each Lender agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by each Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified each Agent that it is incapable of receiving notices under Article II by electronic communication; provided further that, as of the Closing Date, each Lender which is a party hereto confirms that it is capable of receiving notices under Article II by electronic communication. In furtherance of the foregoing, each Lender hereby agrees to notify each Agent in writing, on or before the date such Lender becomes a party to this Agreement, of such Lender’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that each Agent has on record an effective e-mail address for such Lender). Each of the Agents and Borrowers may, in such Person’s discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless an Agent otherwise prescribes: (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as, as an example and not a requirement, by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, which for purposes hereof shall be deemed 9:00 a.m. to 5:00 p.m., Monday through Friday on non-Holidays, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)            Each Loan Party hereby acknowledges that: (A) each Agent may make Specified Materials available to Lending Parties by posting some or all of the Specified Materials on an Electronic Platform; (B) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution; (C) the Electronic Platform is provided and used on an “As Is,” “As Available” basis; and (D) neither Agents nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform. Each Loan Party further acknowledges that certain of the Lending Parties (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Subsidiaries or Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that: (1) all Specified Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Specified Materials “PUBLIC,” each Loan Party shall be deemed to have authorized Lending Parties to treat such Specified Materials as not containing any material non-public information with respect to each Loan Party or its securities for purposes of United States federal and state securities laws (provided that, to the extent such Specified Materials constitute Information, they shall be treated as set forth in Section 10.07); (3) all Specified Materials marked “PUBLIC” may be made available through a portion of the Electronic Platform designated “Public Investor” (or words to similar effect); and (4) each Agent shall be entitled to treat any Specified Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Electronic Platform not designated “Public Investor” (or words of similar effect).

EACH AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AN AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.

(iii)            Each Lender hereby agrees that notice to it in accordance with Section 10.02(b)(i) specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Agreement, constitute effective delivery to such Lender of such Specified Materials. EACH LENDER: (A) ACKNOWLEDGES THAT THE SPECIFIED MATERIALS, INCLUDING INFORMATION FURNISHED TO IT BY ANY LOAN PARTY OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THE LOAN DOCUMENTS, MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES OR THEIR RESPECTIVE SECURITIES; AND (B) CONFIRMS THAT: (1) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION; (2) IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAWS, INCLUDE FEDERAL AND STATE SECURITIES LAWS; AND (3) TO THE EXTENT IT HAS SUCH A PERSON, IT HAS IDENTIFIED IN ITS ADMINISTRATIVE DETAIL FORM A CONTACT PERSON WHO MAY RECEIVE SPECIFIED MATERIALS THAT MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAWS.

(c)            Change of Address, Etc. Borrowers and the Agents may change their respective address(es), facsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address(es), facsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by notice to Borrowers and each Agent.

(d)            Reliance by Lending Parties. Lending Parties shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with an Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03                   NO WAIVER; CUMULATIVE REMEDIES.

No failure by any Agent or any other Lending Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.04                   EXPENSES; INDEMNITY; DAMAGE WAIVER.

(a)            Costs and Expenses. Borrowers shall pay all reasonable and documented out-of-pocket expenses incurred by each Agent, Lenders and their respective Affiliates, (i) in connection with the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of, or consents relating to, the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including without limitation (x) all legal, valuation, due diligence and servicing expenses incurred by the Lenders, including third party administrative and valuation fees and (y) the reasonable and documented fees, charges and disbursements of (A) one separate counsel for Agents (including fees, time charges and disbursements of counsel who may be employees of each Agent or its respective Affiliates), and the Lenders, taken as a whole (and, in the case of an actual or potential conflict of interest, one additional lead counsel for each affected party similarly situated) and if reasonably necessary, one local counsel in each relevant jurisdiction and one regulatory counsel in each regulatory area of law (and, in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction and one additional regulatory counsel in each regulatory area of law for each affected party similarly situated) for the Agents and the Lenders, taken as a whole, (B) outside consultants for each Agent, (C) appraisers, (D) all out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and (E) environmental site assessments, and (ii) in connection with (A) the administration and/or syndication of the credit facilities provided for herein, (B) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, whether before or after the occurrence and during the continuance of an Event of Default, or (C) any workout, restructuring or negotiations in respect of any Obligations.

(b)            Indemnification by Loan Parties. Each Loan Party shall indemnify each Indemnitee against, and hold harmless each Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any document, agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or any other transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom; or, in the case of an Agent (and any sub-agent thereof) and its Affiliates only, the administration of this Agreement and the other Loan Documents, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related to the operations of any Loan Party, (iv) any claims of, or amounts paid by any Lending Party to, a Collateral Account bank or other Person which has entered into a control agreement with any Lending Party hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party or Subsidiary, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by a Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if a Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of a Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or Agent in their capacities as such). This Section 10.04(b) shall not apply with respect to Taxes other than Taxes arising from a non-Tax claim.

(c)            Reimbursement by Lenders. If a Borrower for any reason fails to pay when due any amount that it is required to pay under Section 10.04(a) or Section 10.04(b) to each Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Revolver Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Revolver Lender’s pro rata share (based on its Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Agent (or any such sub-agent) or any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.10(e).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any document contemplated hereby, any of the other transactions contemplated hereby or thereby, any of the Loans or the use of the proceeds thereof provided that this sentence shall not limit the Loan Parties’ indemnity or reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification under this Agreement or any other Loan Document. No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. Each Loan Party acknowledges that White Oak and certain of its Affiliates are signing this agreement in their respective capacities as attorney-in-fact, general partner or manager for certain of the Lenders solely for administrative purposes, and neither White Oak nor any of its Affiliate shall have any responsibility or liability for any action taken by any of the Lenders, nor shall White Oak or any of its Affiliates have any obligation to disclose any information regarding any of the Lenders to any Loan Party or any other Person.

(e)            Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)             Survival. The agreements in this Section 10.04 shall survive the resignation of any Agent, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 10.05                   MARSHALLING; PAYMENTS SET ASIDE.

Neither Agent nor any other Lending Party shall be under any obligation to marshal any asset in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of any Loan Party is made to any Agent or any other Lending Party, or any Agent or any other Lending Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Agent or any other Lending Party in such Person’s discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lending Party severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate. The obligations of each Lending Party under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.06                   SUCCESSORS AND ASSIGNS.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither a Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and each Lending Party, and no Lender may assign or otherwise transfer any of its rights or obligation hereunder except: (i) to an Eligible Assignee, in accordance with the provisions of subsection (b) of this Section 10.06; (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06; and any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and each other Lending Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by any Lender. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment (if any) and/or Loans at the time owing to it, no minimum amount need be assigned; or

(B)             in any case not described in the immediately preceding subclause (A), the aggregate amount of any Commitment (which, for this purpose, includes the Outstanding Amount of all Loans) or, if the applicable Commitment is not then in effect, the Outstanding Amount of all Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to an Agent) shall not be less than $1,000,000 (or, if less, the remaining portion of Lender’s Outstanding Amount in the case of any assignment in respect of the Outstanding Amount of the Loans), unless (I) an Agent consents (which consent shall not be unreasonably withheld or delayed) and (II) so long as a Default has not occurred and is continuing), Administrative Borrower consents (which consent shall not be unreasonably withheld or delayed); provided that such Borrower shall be deemed to have consented to any such amount unless it shall have objected thereto by written notice to each Agent within ten (10) Business Days following the date it receives notice of such amount.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or Commitments assigned.

(iii)          Required Consents. No consent shall be required for any assignment other than:

(A)            any consent required by Section 10.06(b)(i)(B);

(B)             the consent of Administrative Borrower (which consent shall not be unreasonably withheld, conditioned or delayed); provided that such Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to each Agent within ten (10) Business Days following the date it received notice of such assignment; provided further that no consent of Administrative Borrower shall be required under this Section 10.06(b)(iii)(B) if (I) an Event of Default has occurred and is continuing or (II) such assignment is to an Eligible Assignee under clauses (a) through (d) of the definition thereof; and

(C)             the consent of each Agent (which consent shall not be unreasonably withheld, conditioned or delayed) if such assignment is: (I) an assignment of a Commitment to a Person (irrespective of whether such Person is an Eligible Assignee) who does not then have a Commitment; or (II) an assignment of Loans to a Person that is not an Eligible Assignee under clauses (a) through (d) of the definition thereof.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that Administrative Agent: (A) may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and (B) shall waive such processing and recordation fee in the case of any assignment by a Lender to an Eligible Assignee. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Detail Form and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and all tax forms required by Section 2.08.

(v)           No Assignment to any Loan Party or Affiliate. No such assignment shall be made to any Loan Party or any of its Affiliates or Subsidiaries.

(vi)          No Assignment to Certain Persons. No such assignment shall be made to  a natural person.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the date recorded in the Register, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the assigning Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lending Party’s rights and obligations under this Agreement, such Lending Party shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.07, Section 2.08 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver Notes to the assignee Lending Party. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents: (A) no Lender shall be required to comply with this Section 10.06(b) in connection with any assignment of all or any portion of its rights and other obligations under or relating to the Loans, this Agreement and the other Loan Documents to any Affiliate of such Lender (other than any Loan Party, any Affiliate thereof or a natural person) or any Approved Fund related to such Lender, and such Lender shall have no obligation to disclose any such assignment to any such Person; provided that such Lender shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents until such time, if at all, that such Lender and such other Person have complied with the provisions of this Section 10.06(b) in order for such other Person to become a “Lender” hereunder; (B) a Lender may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to the Loans, this Agreement and the other Loan Documents to a financial institution or other funding source (other than any Loan Party, any Affiliate thereof or any natural person) or any trustee or agent therefor in support of obligations owing by such Lender to such Person(s); (C) any Lender which is a fund may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to the Loans, this Agreement and the other Loan Documents to its trustee (except if such trustee is any Loan Party, any Affiliate thereof or a natural person) in support of its obligation to its trustee; and (D) no pledge or grant of a security interest pursuant to the immediately preceding clauses (A) or (C) shall release the transferor Lender from any of its obligations hereunder or under any of the other Loan Documents and such Lender such Lender shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents until such time, if at all, that such Lender and such other Person have complied with the provisions of this Section 10.06(b) in order for such other Person to become a “Lender” hereunder.

(c)            Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a Register. The entries in the Register shall be conclusive absent manifest error, and each Borrower and Lending Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and each Lender at any reasonable time and from time to time upon reasonable prior written notice. It is intended that the Register and any Participant Register (as defined below) be maintained such that the Loans are in “registered form” for the purposes of the Code.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, any Loan Party or any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, each Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.08(d) with respect to any payments made by such Lender to its Participant(s).

Any document pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such document may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.07 and Section 2.08, (subject to the requirements and limitations therein) (it being understood that the documentation required under Section 2.08(f) shall be delivered to the participating Lender who shall hold such documentation for its behalf and on behalf of Borrowers and Agents)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant shall not be entitled to receive any greater payment under Section 2.07 or Section 2.08, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by applicable Laws, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.09 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of a Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form for the purposes of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, neither Agent (in its capacity as an Agent) shall have any responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender owing to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)             Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.07                   TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.

Each Agent and each other Lending Party (on behalf of itself and its Related Parties) each agrees to treat the Information in a confidential manner and to not disclose the Information to Persons not party to this Agreement (or Affiliates thereof), except that Information may be disclosed (including by means of the Electronic Platform): (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, representatives and funding and financing sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential on the same terms as provided herein); (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that each Agent or such Lender, as applicable, will use commercially reasonable efforts to give Administrative Borrower advance notice of such disclosure (to the extent not prohibited and reasonably possible); provided further that no such advance notice shall be required to be delivered with respect to any routine audit or examination conducted by any banking authority, auditor, or any governmental agency or other authority exercising examination or regulatory authority over any Agent or any Lender which such examination is not directly focused on a Borrower, Guarantor or any of their Subsidiaries; (c) to the extent required by applicable Laws or by any subpoena or similar legal process (in which case the Agents or Lenders, as applicable, shall notify the Borrowers to the extent practicable and to the extent permitted by applicable Laws); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) to “Gold Sheets” or other similar bank trade publications announcements; provided that such information consist solely of deal terms and other information customarily found in such publications; (g) subject to an agreement containing provisions substantially the same as those of this Section 10.07 to: (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or credit insurance relating to any Loan Party; (h) with the consent of each Borrower; or (i) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section 10.07; or (ii) becomes available to any Agent, any Lending Party or any of their respective Affiliates on a non-confidential basis from a source other any Loan Party and not in contravention of this Section 10.07. For purposes of this Section 10.07, “Information” means all material non-public information (including financial information) received from any Loan Party relating to such Loan Party or its business, other than any such information that is available to any Agent or any other Lending Party on a non-confidential basis, and not in contravention of this Section 10.07, prior to disclosure by such Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07: (A) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; and (B) shall not disclose any financial information concerning any Loan Party or its business (including any information based on any such financial information) or use any such financial information for commercial purposes without the prior written consent of the applicable Loan Party. Notwithstanding the foregoing, each Loan Party authorizes each Lending Party to make announcements which are commonly known as “tombstones” of the financial arrangements entered into among the Loan Parties, the Agents, and Lenders, in such publications as each Lending Party may in its sole and absolute discretion deem appropriate.

SECTION 10.08                   RIGHT OF SETOFF.

If an Event of Default shall have occurred and be continuing, each of Lending Parties and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lending Party to or for the credit or the account of a Borrower or any other Loan Party against any and all of the Obligations to such Lending Party or such Affiliate, irrespective of whether or not such Lending Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lending Party different from the branch or office holding such deposit or obligated on such obligations. The rights of each Lending Party and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lending Party or its Affiliates may have. Each Lending Party agrees to notify each Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. NOTWITHSTANDING THE FOREGOING, NO LENDING PARTY SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET OFF, BANKER’S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF A BORROWER OR ANY OTHER LOAN PARTY HELD OR MAINTAINED BY SUCH LENDING PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF EACH AGENT.

SECTION 10.09                   INTEREST RATE LIMITATION.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Laws: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.10                   COUNTERPARTS; INTEGRATION; EFFECTIVENESS.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed and delivered by each Agent and when each Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in portable document format or by electronic signature shall be effective as delivery of a manually executed counterpart of this Agreement. Electronic signatures shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.11                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loans or any other Obligations (other than Unasserted Obligations) have not been Paid in Full.

SECTION 10.12                   SEVERABILITY.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.13                   USA PATRIOT ACT NOTICE.

Each Lending Party that is subject to the Patriot Act and each Agent (for itself and not on behalf of any Lending Party) hereby notify each Borrower and each other Loan Party that, pursuant to the requirements of the Patriot Act, they are each required to obtain, verify and record, and each Borrower and each other Loan Party agrees to provide to the requesting Lending Party or Agent promptly upon request, information that identifies each Borrower and each other Loan Party, which information includes the name and address of each Borrower and each other Loan Party and other information that will allow such Lending Party or Agent, as applicable, to identify each Borrower and each other Loan Party in accordance with the Patriot Act.

SECTION 10.14                   GUARANTY.

(a)            Guaranty. Each Guarantor unconditionally and irrevocably guarantees to each Agent and the other Lending Parties the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations (the “Guaranteed Obligations”). The Guaranteed Obligations include interest that, but for a proceeding under any Bankruptcy Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against a Borrower for such interest in any such proceeding.

(b)            Separate Obligation. Each Guarantor acknowledges and agrees that: (i) the Guaranteed Obligations are separate and distinct from any Debt arising under or in connection with any other document, including under any provision of this Agreement other than this Section 10.14, executed at any time by such Guarantor in favor of each Agent or any other Lending Party; and (ii) such Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 10.14, and Agents and the other Lending Parties may enforce any and all of their respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 10.14, at any time executed by such Guarantor in favor of each Agent or any other Lending Party, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the Debt thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Guarantor acknowledges that, in providing benefits to Borrowers, Lending Parties are relying upon the enforceability of this Section 10.14 and the Guaranteed Obligations as separate and distinct Debt of such Guarantor, and each Guarantor agrees that Lending Parties would be denied the full benefit of their bargain if at any time this Section 10.14 or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrowers and Guarantors and shall in no way impair or adversely affect the rights or benefits of Lending Parties under this Section 10.14. Each Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of any Agent or any other Lending Party, evidencing such Guarantor’s obligations under this Section 10.14. Upon the occurrence of any Event of Default, a separate action or actions may be brought against such Guarantor, whether or not any Borrower, any other Guarantor or any other Person is joined therein or a separate action or actions are brought against any Borrower, any such other Guarantor or any such other Person.

(c)            Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable Laws (including sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations that any Agent or any other Lending Party can enforce under this Section 10.14, each Agent and the other Lending Parties by their acceptance hereof accept such limitation on the amount of such Guarantor’s liability hereunder to the extent needed to make this Section 10.14 fully enforceable and nonavoidable.

(d)            Liability of Guarantors. The liability of any Guarantor under this Section 10.14 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i)            such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon any Agent’s or any Lending Party’s exercise or enforcement of any remedy it may have against any Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii)           this Guaranty is a guaranty of payment when due and not merely of collectability;

(iii)          Administrative Agent and the other Lending Parties may enforce this Section 10.14 upon the occurrence and continuation of an Event of Default notwithstanding the existence of any dispute among Administrative Agent and the other Lending Parties, on the one hand, and any Borrower or any other Person, on the other hand, with respect to the existence of such Event of Default;

(iv)          such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v)           such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:

(A)            any proceeding under any Bankruptcy Law;

(B)            any limitation, discharge, or cessation of the liability of any Borrower or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(C)            any merger, acquisition, consolidation or change in structure of any Borrower, Subsidiary, or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of any Borrower or any other Person;

(D)            any assignment or other transfer, in whole or in part, of any Agent’s or any Lending Party’s interests in and rights under this Agreement (including this Section 10.14) or the other Loan Documents;

(E)             any claim, defense, counterclaim or setoff, other than that of prior performance, that any Borrower, such Guarantor, any other Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(F)             any Agent’s or any other Lending Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

(G)            any Agent’s or any Lending Party’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;

(H)            any Agent’s or any Lending Party’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Bankruptcy Law; or

(I)              any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrowers to any Agent or any other Lending Party.

(e)            Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:

(i)            the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrowers under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii)           the time for any Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms Administrative Agent and the other Lending Parties (as applicable under the relevant Loan Documents) may deem proper;

(iii)          Collateral Agent and the other Lending Parties may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv)          Administrative Agent or the other Lending Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Guarantor against any Borrower.

(f)             Guarantor’s Waivers. Each Guarantor waives and agrees not to assert:

(i)            any right to require any Agent or any other Lending Party to proceed against any Borrower, any other Guarantor or any other Person, or to pursue any other right, remedy, power or privilege of any Agent or any other Lending Party whatsoever;

(ii)            the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii)          any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;

(iv)          any defense based upon any Agent’s or any Lending Party’s errors or omissions in the administration of the Guaranteed Obligations;

(v)           any rights to set offs and counterclaims;

(vi)          without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable Laws limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 10.14; and

(vii)            any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by each Agent and the other Lending Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon each Borrower, each Guarantor or any other Person with respect to the Guaranteed Obligations.

(g)            Financial Condition of Any Borrower. No Guarantor shall have any right to require any Agent or any other Lending Party to obtain or disclose any information with respect to: the financial condition or character of any Borrower or the ability of any Borrower to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of any Agent or any other Lending Party or any other Person; or any other matter, fact or occurrence whatsoever. Each Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of any Borrower and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of any Agent or any other Lending Party with respect thereto.

(h)            Subrogation. Until the Guaranteed Obligations shall be satisfied in full and the Commitments shall be terminated, each Guarantor shall not have, and shall not directly or indirectly exercise: (i) any rights that it may acquire by way of subrogation under this Section 10.14, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 10.14; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of any Agent or any other Lending Party as against any Borrower or other Guarantors or any other Person, whether in connection with this Section 10.14, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been Paid in Full, such amount shall be held in trust for the benefit of each Agent and the other Lending Parties and shall forthwith be paid to Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(i)             Subordination. All payments on account of all indebtedness, liabilities and other obligations of any Borrower or any Guarantor to any Guarantor or to any other subordinated Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Guarantor Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or Cash Equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) shall remain outstanding and unpaid, each Guarantor shall not accept or receive any payment or distribution by or on behalf of any Borrower or any other Guarantor, directly or indirectly, or assets of any Borrower or any other Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Guarantor Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Guarantor Subordinated Debt (“Guarantor Subordinated Debt Payments”), except that, so long as an Event of Default does not then exist, any Guarantor shall be entitled to accept and receive payments on its Guarantor Subordinated Debt, in accordance with past business practices of such Guarantor and any Borrower (or any other applicable Guarantor) and not in contravention of any Law or the terms of the Loan Documents. If any Guarantor Subordinated Debt Payments shall be received in contravention of this Section 10.14, such Guarantor Subordinated Debt Payments shall be held in trust for the benefit of each Agent and the other Lending Parties and shall be paid over or delivered to Administrative Agent for application to the payment in full in cash or Cash Equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 10.14 after giving effect to any concurrent payments or distributions to Administrative Agent and the other Lending Parties in respect of the Guaranteed Obligations.

(j)             Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Guarantor until termination of the Commitments and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon each Guarantor until actual receipt by Administrative Agent of written notice from such Guarantor of its intention to discontinue this Guaranty as to future transactions (which notice shall not be effective until 11:00 a.m. on the day that is five (5) Business Days following such receipt); provided that no revocation or termination of this guaranty shall affect in any way any rights of any Agent, or any Lending Party hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Lending Party in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

(k)            Taxes. All Taxes in respect of this Guaranty or any amounts payable or paid under this Guaranty shall be paid by each Guarantor when due and in any event prior to the date on which penalties attach thereto. Each Guarantor will indemnify each Indemnitee against and in respect of all such Taxes. Without limiting the generality of the foregoing, if any Taxes or amounts in respect thereof must be deducted or withheld from any amounts payable or paid by any Guarantor hereunder, such Guarantor shall pay such additional amounts as may be necessary to ensure that Administrative Agent receives a net amount equal to the full amount which it would have received had payment (including any additional amounts payable under this Section 10.14) not been made subject to such Taxes. Within thirty (30) days of each payment by any Guarantor hereunder of Taxes or in respect of Taxes, such Guarantor shall deliver to Administrative Agent satisfactory evidence (including originals, or certified copies, of all relevant receipts) that such Taxes have been duly remitted to the appropriate authority or authorities.

(l)             Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of any Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to any Borrower, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by any Agent or any other Lending Party, whether as a result of proceedings under any Bankruptcy Law or otherwise. All losses, damages, costs and reasonable expenses that any Agent, or any Lending Party may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of each Agent and the other Lending Parties contained in Section 10.04.

(m)           Substantial Benefits. The Credit Extensions provided to or for the benefit of Borrowers hereunder by Lending Parties have been and are to be contemporaneously used for the benefit of each Borrower and each Guarantor. It is the position, intent and expectation of the parties that each Borrower and each Guarantor have derived and will derive significant and substantial benefits from the Credit Extensions to be made available by Lending Parties under the Loan Documents. Each Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code and in comparable provisions of other applicable Laws) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Guarantor’s obligations under this Guaranty, such Guarantor will be Solvent.

(n)            KNOWING AND EXPLICIT WAIVERS. EACH GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 10.14. EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND THAT EACH GUARANTOR EXPECTS SUCH WAIVERS AND CONSENTS TO BE FULLY ENFORCEABLE.

If, while any Guarantor Subordinated Debt is outstanding, any proceeding under any Bankruptcy Law is commenced by or against any Borrower or its property, each Agent, when so instructed by Required Lenders, is hereby irrevocably authorized and empowered (in the name of Lending Parties or in the name of any Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Guarantor Subordinated Debt and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Guarantor Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of each Agent and the other Lending Parties; and each Guarantor shall promptly take such action as any Agent (on instruction from Required Lenders) may reasonably request: (A) to collect the Guarantor Subordinated Debt for the account of the Lending Parties and to file appropriate claims or proofs of claim in respect of the Guarantor Subordinated Debt; (B) to execute and deliver to Collateral Agent such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Guarantor Subordinated Debt; and (C) to collect and receive any and all Guarantor Subordinated Debt Payments.

SECTION 10.15                   TIME OF THE ESSENCE.

Time is of the essence of the Loan Documents.

SECTION 10.16                   GOVERNING LAW; JURISDICTION; ETC.

(a)            GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW 5-1401 AND 5-1402.

(b)            SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH EACH IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURTS OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, IN SUCH FEDERAL COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY OTHER LENDING PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

(c)            WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAWS.

SECTION 10.17                   WAIVER OF RIGHT TO JURY TRIAL.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM. EACH OF THE PARTIES HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 10.18                   ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS.

Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 10.19                   ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PARENT AND A GUARANTOR:

ALLIANCE ENTERTAINMENT HOLDING CORPORATION,
a Delaware corporation

By:	/s/ Bruce Ogilvie
Name:	Bruce Ogilvie
Title:	Chairman

ADMINISTRATIVE BORROWER:

ALLIANCE ENTERTAINMENT, LLC,
a Delaware limited liability company

By:	/s/ Bruce Ogilvie
Name:	Bruce Ogilvie
Title:	Chairman

OTHER BORROWERS:

AENT CORPORATION,
a Delaware corporation

By:	/s/ Bruce Ogilvie
Name:	Bruce Ogilvie
Title:	Chairman

PROJECT PANTHER ACQUISITION CORPORATION,
a Delaware corporation

By:	/s/ Bruce Ogilvie
Name:	Bruce Ogilvie
Title:	Chairman

AEC DIRECT, LLC,
a Delaware limited liability company

By:	/s/ Bruce Ogilvie
Name:	Bruce Ogilvie
Title:	Chairman

[Signature Page to Loan and Security Agreement]

DIRECTTOU, LLC,
a Delaware limited liability company

By:	/s/ Bruce Ogilvie
Name:	Bruce Ogilvie
Title:	Chairman

MILL CREEK ENTERTAINMENT, LLC,
a Minnesota limited liability company

By:	/s/ Bruce Ogilvie
Name:	Bruce Ogilvie
Title:	Chairman

COKEM INTERNATIONAL, LTD.,
a Minnesota corporation

By:	/s/ Bruce Ogilvie
Name:	Bruce Ogilvie
Title:	Chairman

[Signature Page to Loan and Security Agreement]

ADMINISTRATIVE AND COLLATERAL AGENT:

WHITE OAK COMMERCIAL FINANCE, LLC,
as Administrative Agent and as Collateral Agent

By:	/s/ Thomas K. Otte
Name:	Thomas K. Otte
Title:	Manager

LENDERS:

WHITE OAK ABL, LLC,
as a Lender

By:	/s/ Thomas K. Otte
Name:	Thomas K. Otte
Title:	Manager

WHITE OAK COMMERCIAL FINANCE, LLC,
as a Lender and Swing Lender

By:	/s/ Thomas K. Otte
Name:	Thomas K. Otte
Title:	Manager

[Signature Page to Loan and Security Agreement]

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: [_________], 20[ __]

The undersigned, [__], hereby refers to that certain Loan and Security Agreement, dated as of December 21, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Alliance Entertainment Holding Corporation, a Delaware corporation (“Parent”), as a Guarantor, AENT Corporation, a Delaware corporation (“AENT”), Project Panther Acquisition Corporation, a Delaware corporation (“Panther”), AEC Direct, LLC, a Delaware limited liability company (“AEC”), Alliance Entertainment, LLC, a Delaware limited liability company (“Alliance”), Directtou, LLC, a Delaware limited liability company (“Directtou”), Mill Creek Entertainment, LLC, a Minnesota limited liability company (“Mill Creek”), COKeM International, Ltd., a Minnesota corporation (“COKeM”, and together with AENT, Panther, AEC, Alliance, Directtou, and Mill Creek, jointly and severally, the “Borrowers” and each individually a “Borrower”) , the other Persons from time to time party hereto as Guarantors, the several financial institutions from time to time party thereto as Lenders, White Oak Commercial Finance, LLC, a Delaware limited liability company (“WOCF”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”) and WOCF, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”; and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”). Unless otherwise defined herein, each capitalized term used herein has the meaning ascribed thereto in the Loan Agreement.

The undersigned hereby certifies, in [his/her] capacity as an officer of Administrative Borrower and not in any individual capacity, as of the date hereof, to Agents and the other Lending Parties that: (a) the undersigned holds the office of [___] of Administrative Borrower and is an Authorized Financial Officer of Administrative Borrower; (b) as an Authorized Financial Officer of Administrative Borrower, the undersigned is authorized to execute and deliver this Compliance Certificate to Agents and the other Lending Parties on behalf of Administrative Borrower; and (c):

1.	Attached hereto is [please check as appropriate]:

Annual Financial Statements

(A) a consolidated and consolidating balance sheet for Parent and its Subsidiaries as at the end of the Fiscal Year ending [__________, 20____], and the related consolidated and consolidating statements of income or operations, shareholders’ (or members’) equity and cash flows for such Fiscal Year, setting forth in each case in comparative form (i) the figures for the previous Fiscal Year and (ii) the figures from Parent’s budget for the current Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated and consolidating statements to be audited and accompanied by a report and opinion of BDO or any other independent certified public accountant of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit (other than any such statement, qualification or exception resulting from or relating to the impending maturity date of any Debt permitted under this Agreement) or (iii) qualification or exception as to material weaknesses in internal controls over financial reporting.

Exhibit A

Quarterly Financial Statements

(B) unaudited consolidated and consolidating balance sheets for Parent and its Subsidiaries as at the end of the Fiscal Quarter ending [__________, 20____], , and the related consolidated and consolidating statements of income or operations and cash flows for such Fiscal Quarter and the portion of the Fiscal Year then ended, setting forth, in each case in comparative form, (i) the figures for the corresponding portion of the previous Fiscal Year and (ii) the figures from the corresponding portion of Parent’s budget for the current Fiscal Year, all in reasonable detail, and accompanied by a calculation of the financial covenants with respect to the applicable period set forth in Section 6.13 of the Loan Agreement;

Monthly Financial Statements

(C) unaudited consolidated and consolidating balance sheets for Parent and its Subsidiaries as at the end of the Fiscal Month ending [__________, 20____], and the related consolidated and consolidating statements of income or operations and cash flows for such Fiscal Month and the portion of the Fiscal Year then ended, setting forth, in each case in comparative form, (i) the figures for the corresponding portion of the previous Fiscal Year and (ii) the figures from the corresponding portion of Parent’s budget for the current Fiscal Year, all in reasonable detail, and accompanied by (x) a calculation of the financial covenants with respect to the applicable month set forth in Section 6.13 of the Loan Agreement and (y) in the case of the statement of cash flows, a reconciliation to monthly balance sheet movements in substantially similar format as delivered to Administrative Agent on December 15, 2023 for the Fiscal Month ended on November 30, 2023.

2.             [The financial statements referred to in Paragraph 1 fairly present in all material respects the financial condition, results of operations, shareholders’ (or members’) equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.]1 [Also attached hereto is management’s discussion and analysis of financial condition and results of operations.]2 [Also attached hereto is (i) an updated Schedule 5.21 to the Loan Agreement, setting forth the Material Contracts of each Loan Party and its Subsidiaries as of the date hereof, and (ii) copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.]3

3.             The undersigned has reviewed and is familiar with the terms of the Loan Agreement and the other Loan Documents and has made, or has caused to be made under my supervision, a reasonably detailed review of the transactions and conditions (financial or otherwise) of Parent and its Subsidiaries during the accounting period covered by the attached financial statements.

1 Include statement if the box for 1(B) or 1(C) is selected.

2 To be included in connection with each delivery of annual and quarterly financials.

3 To be included in connection with each delivery of monthly, quarterly and annual financials.

Exhibit A

4.             The financial condition covenants and other compliance calculations and information set forth on Schedule 1 attached hereto are true, complete and accurate on and as of the date hereof.

5.             Except as set forth on Schedule 2 hereto:

a.	the representations and warranties of each Loan Party contained in the Loan Agreement or any other Loan Document, or that are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

b.	the Loan Parties have, during such period, observed, performed and/or satisfied and/or have caused to be observed, performed and/or satisfied in all material respects all of their respective covenants and other agreements contained in the Loan Documents to which they are a party, including, without limitation, the requirements set forth in Section 6.23 of the Loan Agreement, and have satisfied every condition in the Loan Documents to which they are a party to be observed, performed and/or satisfied by them, and the undersigned has no knowledge of any condition, event or occurrence, which constitutes a Default or Event of Default.

c.	No Event of Default (as defined in the Fifth Third Equipment Lease) exists and all amounts due thereunder have been paid when due.

[Describe in Schedule 2 the exceptions, if any, to Paragraph 5 above by listing, in detail and with reference to specific sections of the Loan Agreement or applicable Loan Document, the nature of the condition, event or occurrence, the period during which it has existed and the actions that the Loan Parties have taken, is taking or proposes to take with respect to such condition, event or occurrence.]

6.             Attached hereto are:

a.             Bank Statements: Paper or electronic copies of all Deposit Account and other bank account statements, together with reconciliation against the general ledger.

b.             Affiliate Transactions: A report detailing (i) any administrative, corporate, manufacturing or other shared services provided to or by a Borrower for Affiliates of such Borrower or any other Loan Party (by type of service performed, rates, volume, etc.), together with the costs incurred in connection therewith and a report of invoices issued to and evidence of payment made by Borrowers and such Affiliates with respect to such services and costs and (ii) any commercial transactions (e.g., purchases, sales, etc.) between a Borrower and any Affiliate of such Borrower or any other Loan Party (e.g., by date, description (including whether a purchase or sale), quantity, price per unit, total sales, etc.), in each case for items (i) and (ii) with supporting materials.

c.             Intellectual Property: A report of all new patentable, copyrightable, or trademarkable materials acquired or generated by any Loan Party since the delivery of the previous Compliance Certificate.

Exhibit A

The foregoing certifications are made as of [__________, 20____] pursuant to the provisions of the Loan Agreement.

ALLIANCE ENTERTAINMENT, LLC,
a Delaware limited liability company

By:
Name:
Title:

Signature Page to Compliance Certificate

Exhibit A

SCHEDULE 1
to Compliance Certificate

Calculations as of [__________, ______] for the [Fiscal Month][Fiscal Quarter] ending [______________, _____]

Consolidated Fixed Charge Coverage Ratio.

Parent and its Subsidiaries’ Consolidated Fixed Charge Coverage Ratio, as of the last day of the [Fiscal Month][Fiscal Quarter] ended ____________ ___, 20_____, is _____:1.0, which ratio [is/is not] equal to or greater than the ratio set forth in Section 6.13(a) of the Loan Agreement for the corresponding Test Period, as reflected in the reasonably detailed calculations attached hereto.4

Excess Revolver Availability.

Excess Revolver Availability [did / did not] exceed $5,000,000 at all times during the [Fiscal Month][Fiscal Quarter] ended ____________ ___, 20_____.

Affiliate Accounts Receivable.

Parent and its Subsidiaries, on a consolidated basis, have aggregate accounts receivable with Affiliates (that are not Loan Parties) as of the last day of the [Fiscal Month][Fiscal Quarter] ended ____________ ___, 20_____, in an amount equal to $___________, which amount [does/does not] exceed $1,000,000.

[See Attached]5

4 Note: Testing commences with the Fiscal Month ending December 31, 2023.

5 Attach reasonably detailed calculations of financial covenants and component definitions thereof in xls format as set forth (as a template thereof) on the immediately succeeding page.

Exhibit A

Financial Covenant Reporting Format

Exhibit A

SCHEDULE 2
to Compliance Certificate

Exhibit A

EXHIBIT B

[FORM OF] JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), is entered into as of ______ __, 20__, by and among ___________, a ________ (“New Guarantor”), and White Oak Commercial Finance, LLC, a Delaware limited liability company, as “Administrative Agent”.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Loan and Security Agreement, dated as of December 21, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Alliance Entertainment Holding Corporation, a Delaware corporation (“Parent”), as a Guarantor, AENT Corporation, a Delaware corporation (“AENT”), Project Panther Acquisition Corporation, a Delaware corporation (“Panther”), AEC Direct, LLC, a Delaware limited liability company (“AEC”), Alliance Entertainment, LLC, a Delaware limited liability company (“Alliance”), Directtou, LLC, a Delaware limited liability company (“Directtou”), Mill Creek Entertainment, LLC, a Minnesota limited liability company (“Mill Creek”), COKeM International, Ltd., a Minnesota corporation (“COKeM”, and together with AENT, Panther, AEC, Alliance, Directtou, and Mill Creek, jointly and severally, the “Borrowers” and each individually a “Borrower”) , the other Persons from time to time party hereto as Guarantors, the several financial institutions from time to time party thereto as Lenders, White Oak Commercial Finance, LLC, a Delaware limited liability company (“WOCF”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”) and WOCF, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”; and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”) and those additional Persons that are joined as a party to the Loan Agreement by executing this Agreement, the Lenders have agreed to make or issue Loans and other certain financial accommodations thereunder;

WHEREAS, initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement;

WHEREAS, New Guarantor is required to become a party to the Loan Agreement by, among other things, executing and delivering this Agreement to Administrative Agent; and

WHEREAS, New Guarantor has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, New Guarantor, by virtue of the financial accommodations available to New Guarantor from time to time pursuant to the terms and conditions of the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follow:

Section 1.      Joinder of New Guarantor to the Loan Agreement. By its execution of this Agreement, New Guarantor hereby (a) agrees that from and after the date of this Agreement it shall be a party to the Loan Agreement as a “Guarantor” and shall be bound by all of the terms, conditions, covenants, agreements and obligations set forth in the Loan Agreement, (b) accepts joint and several liability for the Obligations pursuant to the terms of the Loan Documents and (c) confirms that, after giving effect to the supplement to the Schedules to the Loan Agreement provided for in Section 2 below, the representations and warranties contained in Article V of the Loan Agreement are true and correct as they relate to New Guarantor as of the date this Agreement. New Guarantor hereby agrees that each reference to a “Guarantor” or the “Guarantors” in the Loan Agreement and the other Loan Documents shall include New Guarantor. New Guarantor acknowledges that it has received a copy of the Loan Agreement and the other Loan Documents and that it has read and understands the terms thereof. Without limiting the generality of the foregoing, New Guarantor hereby grants, pledges and assigns a security interest in the Collateral to Collateral Agent, on behalf of itself and each other Lending Party, to secure the prompt payment in full and performance when due of all of the Obligations, as more fully provided for pursuant to Section 3.01 of the Loan Agreement.

Exhibit B

1

Section 2.      Updated Schedules. Attached as Exhibit A hereto are updated Schedules to the Loan Agreement revised to include all information required to be provided therein including information with respect to New Guarantor. Each such Schedule shall be attached to the Loan Agreement, and on and after the date hereof all references in any Loan Document to any such Schedule to the Loan Agreement shall mean such Schedule as so amended; provided, that any use of the term “as of the date hereof” or any term of similar import, in any provision of the Loan Agreement relating to New Guarantor or any of the information amended by such Schedule hereby, shall be deemed to refer to the date of this Agreement.

Section 3.      Representations and Warranties of New Guarantor. New Guarantor hereby represents and warrants to Administrative Agent for its benefit and the benefit of the Lenders as follows:

(a)            It (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Loan Documents to which it is made a party and to carry out the transactions contemplated hereby and thereby.

(b)            The execution, delivery, and performance by it of this Agreement and any other Loan Document to which New Guarantor is made a party (i) have been duly authorized by all necessary action on the part of New Guarantor and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to New Guarantor or its Subsidiaries, the Organizational Documents of New Guarantor or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on New Guarantor or its Subsidiaries, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of New Guarantor or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of New Guarantor, other than Permitted Liens, (D) require any approval of New Guarantor’s equity holders or any approval or consent of any Person under any material agreement of New Guarantor, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, or (E) require any registration with, consent, or approval of, or notice to or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing or recordation.

Exhibit B

2

(c)            This Agreement and each Loan Document to which New Guarantor is a party is the legally valid and binding obligation of New Guarantor, enforceable against New Guarantor in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d)            Each other representation and warranty applicable to New Guarantor as a Guarantor under the Loan Documents is true, correct and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

Section 4.      Additional Requirements. Concurrent with the execution and delivery of this Agreement, Administrative Agent shall have received the following, each in form and substance satisfactory to Administrative Agent:

(a)            appropriate financing statement to be filed in the office of the _______ Secretary of State against New Guarantor to perfect the Collateral Agent’s Liens in and to the Collateral of New Guarantor;

(b)            a certificate from the Secretary of New Guarantor, dated as of the date hereof, (i) attesting to the resolutions of New Guarantor’s [Board of Directors][Managers] authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which New Guarantor is or will become a party, (ii) authorizing officers of New Guarantor to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of New Guarantor;

(c)            a certificate of status with respect to New Guarantor, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of New Guarantor, which certificate shall indicate that New Guarantor is in good standing in such jurisdiction;

(d)            certificates of status with respect to New Guarantor, dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of New Guarantor) in which the failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that New Guarantor is in good standing in such jurisdictions;

(e)            copies of New Guarantor’s Organizational Documents, as amended, modified or supplemented to the date hereof, certified by the Secretary of New Guarantor; and

(f)            evidence that New Guarantor has been added to the Loan Parties’ existing insurance policies required by Section 6.07 of the Loan Agreement;

(g)            a customary opinion of counsel regarding such matters as to New Guarantor as Administrative Agent or its counsel may reasonably request, and which is otherwise in form and substance reasonably satisfactory to Administrative Agent (it being understood that such opinion shall be limited to this Agreement, and the documents executed or delivered in connection herewith (including the financing statement filed against New Guarantor); and

Exhibit B

3

(h)            such other agreements, instruments, approvals or other documents requested by Administrative Agent prior to the date hereof in order to create, perfect and establish the first priority of, or otherwise protect, any Lien purported to be covered by any Loan Document or otherwise to effect the intent that New Guarantor shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that, to the extent set forth in the Loan Agreement, all property and assets of New Guarantor shall become Collateral for the Obligations.

Section 5.      Further Assurances. At any time upon the reasonable request of Administrative Agent, New Guarantor shall promptly execute and deliver to Administrative Agent such additional documents as Administrative Agent shall reasonably request pursuant to the Loan Agreement and the other Loan Documents, in each case in form and substance reasonably satisfactory to Administrative Agent.

Section 6.      Notices. Notices to New Guarantor shall be given in the manner set forth for Guarantors in Section 10.02 of the Loan Agreement.

Section 7.      Binding Effect. This Agreement shall be binding upon New Guarantor, and the other Loan Parties and shall inure to the benefit of the Administrative Agent and the other Lending Parties, together with their respective successors and permitted assigns.

Section 8.      Effect on Loan Documents.

(a)            Except as contemplated to be supplemented hereby, the Loan Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. Except as expressly contemplated hereby, this Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of any other term or condition of the Loan Agreement or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

(b)            Each reference in the Loan Agreement and the other Loan Documents to “Guarantor”, “Loan Party” or words of like import referring to a Guarantor or a Loan Party shall include and refer to New Guarantor and (b) each reference in the Loan Agreement or any other Loan Document to this “Agreement”, “hereunder”, “herein”, “hereof”, “thereunder”, “therein”, “thereof”, or words of like import referring to the Loan Agreement or any other Loan Document shall mean and refer to such agreement as supplemented by this Agreement.

Section 9.      Miscellaneous.

(a)            THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS SET FORTH IN ARTICLE X OF THE LOAN AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

(b)            This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Exhibit B

4

(c)            Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(d)            Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(e)            Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of any Lending Party or New Guarantor, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(f)            The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(g)            This Agreement shall be subject to the rules of construction set forth in Section 1.02 of the Loan Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.

[remainder of this page intentionally left blank].

Exhibit B

5

IN WITNESS WHEREOF, New Guarantor and Administrative Agent have caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

NEW GUARANTOR:

[NEW GUARANTOR, a _______ ________]

By:
Name:
Title:

[NEW GUARANTOR, a _______ ________]

By:
Name:
Title:

[NEW GUARANTOR, a _______ ________]

By:
Name:
Title:

ADMINISTRATIVE AGENT:

WHITE OAK COMMERCIAL FINANCE, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit A

Updated Schedules

(see attached)

Exhibit B

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as an “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Assignor:
Assignee:

Administrative Borrower: Alliance Entertainment, LLC, a Delaware limited liability company

Administrative Agent: White Oak Commercial Finance, LLC, as the administrative agent for the Lenders under the Loan Agreement.

Collateral Agent: White Oak Commercial Finance, LLC, as the collateral agent for the Lenders under the Loan Agreement (and together with the Administrative Agent, each an “Agent” and collectively, the “Agents”).

Exhibit C

Loan Agreement: The Loan and Security Agreement, dated as of December 21, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Alliance Entertainment Holding Corporation, a Delaware corporation (“Parent”), as a Guarantor, AENT Corporation, a Delaware corporation (“AENT”), those subsidiaries of AENT party to the Loan Agreement as Borrowers (together with AENT, each a “Borrower”, and collectively the “Borrowers”), the other Guarantors from time to time party thereto, the several financial institutions from time to time party thereto as Lenders, and Agents.

Assignment Interests:

Assignor	Assignee	Facility Assigned	Agreement Amount of Commitments / Loans for all Applicable Lenders	Amount of Commitments / Loans Assigned	Percentage Assigned of Commitments / Loans

[Page break]

Exhibit C

Effective Date: __________, 20____

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Signature Page to Assignment and Assumption

Exhibit C

[Consented to and Accepted]:

WHITE OAK COMMERCIAL FINANCE, LLC, as Administrative Agent

By:
Name:
Title:

[ALLIANCE ENTERTAINMENT, LLC, a Delaware limited liability company]

By:
Name:
Title:

Signature Page to Assignment and Assumption

Exhibit C

ANNEX I

The Loan and Security Agreement, dated as of December 21, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Alliance Entertainment Holding Corporation, a Delaware corporation (“Parent”), as a Guarantor, AENT Corporation, a Delaware corporation (“AENT”), those subsidiaries of AENT party to the Loan Agreement as Borrowers (together with AENT, each a “Borrower”, and collectively the “Borrowers”), the other Guarantors from time to time party thereto, the several financial institutions from time to time party thereto as Lenders, White Oak Commercial Finance, LLC, a Delaware limited liability company (“WOCF”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”) and WOCF, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not in default of its lending obligations under the Loan Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any Subsidiary or Affiliate of any Borrower, or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by any Borrower, any Subsidiary or Affiliate of any Borrower, or any other Person of any of their respective obligations under any Loan Document.

Assignee. The Assignee (a) represents. and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06 of the Loan Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vi) it has, independently and without reliance upon the Agents or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Agents, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit C

Payments. From and after the Effective Date, the Applicable Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Applicable Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C

Exhibit D

FORM OF BORROWING REQUEST6

___________, 2023

White Oak Commercial Finance, LLC,

as Administrative Agent

4777 Sharon Rd, Suite 510

Charlotte, NC 28210

Attention: Matthew Owings

Ladies and Gentlemen:

The undersigned, Alliance Entertainment, LLC, a Delaware limited liability company (the “Administrative Borrower”), refers to the Loan and Security Agreement, dated as of December 21, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Alliance Entertainment Holding Corporation, a Delaware corporation (“Parent”), as a Guarantor, AENT Corporation, a Delaware corporation (“AENT”), Project Panther Acquisition Corporation, a Delaware corporation (“Panther”), AEC Direct, LLC, a Delaware limited liability company (“AEC”), the Administrative Borrower, Directtou, LLC, a Delaware limited liability company (“Directtou”), Mill Creek Entertainment, LLC, a Minnesota limited liability company (“Mill Creek”), COKeM International, Ltd., a Minnesota corporation (“COKeM”, and together with AENT, Panther, AEC, the Administrative Borrower, Directtou, and Mill Creek, jointly and severally, the “Borrowers” and each individually a “Borrower”) , the other Persons from time to time party thereto as Guarantors, the several financial institutions from time to time party thereto as Lenders, White Oak Commercial Finance, LLC, a Delaware limited liability company (“WOCF”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”) and WOCF, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”; and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”). Unless otherwise defined herein, each capitalized term used herein has the meaning ascribed thereto in the Loan Agreement. Administrative Borrower hereby gives you irrevocable notice, pursuant to Section 2.01(b) of the Loan Agreement, that each Borrower hereby requests a Revolver Loan under the Loan Agreement, and that in connection therewith sets forth the information below relating to such Revolver Loan (the “Specified Revolver Loan”):

(a)            Aggregate Principal Amount of the Specified Revolver Loan: $______________

(b)            Date of the Specified Revolver Loan: ______________, 20__ (the “Borrowing Date”).

(c)            The undersigned hereby authorizes and directs the Administrative Agent and the Revolver Lenders to disburse the proceeds of the Specified Revolver Loan described above as set forth on Annex A attached hereto.

(d)            Administrative Borrower hereby acknowledges that Administrative Agent may make payments strictly on the basis of the account numbers furnished on Annex A even if such account numbers identify a party other than the name of the accounts listed on Annex A. In the event that any of the account numbers are incorrectly listed on Annex A, Borrowers hereby agree to be fully liable for any and all losses, costs and expenses arising therefrom.

6 To be delivered not later than 11:00 a.m. on the requested funding date.

Exhibit D

(e)            Administrative Borrower hereby certifies that on the Borrowing Date, and immediately after giving effect to the Specified Revolver Loan, (i) the representations and warranties of each Loan Party contained in the Loan Agreement or any other Loan Document, or that are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date, and (ii) no Default or Event of Default exists or shall result from the use of proceeds of the Specified Revolver Loan on the Borrowing Date.

(f)            Attached hereto as Annex B is a Borrowing Base Report reflecting Revolver Availability as of the date hereof together with supporting documentation (including details on contra accounts).

[Remainder of page intentionally left blank]

Exhibit D

Very truly yours:

ALLIANCE ENTERTAINMENT, LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page to Loan Borrowing Request

Exhibit D

Annex A

Disbursement of Proceeds

(see attached)

Exhibit D

Annex B

Borrowing Base Report

(see attached)

Exhibit D

EXHIBIT E-1

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of December 21, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Alliance Entertainment Holding Corporation, a Delaware corporation (“Parent”), as a Guarantor, AENT Corporation, a Delaware corporation (“AENT”), Project Panther Acquisition Corporation, a Delaware corporation (“Panther”), AEC Direct, LLC, a Delaware limited liability company (“AEC”), Alliance Entertainment, LLC, a Delaware limited liability company (“Alliance”), Directtou, LLC, a Delaware limited liability company (“Directtou”), Mill Creek Entertainment, LLC, a Minnesota limited liability company (“Mill Creek”), COKeM International, Ltd., a Minnesota corporation (“COKeM”, and together with AENT, Panther, AEC, Alliance, Directtou, and Mill Creek, jointly and severally, the “Borrowers” and each individually a “Borrower”) , the other Persons from time to time party hereto as Guarantors, the several financial institutions from time to time party thereto as Lenders, White Oak Commercial Finance, LLC, a Delaware limited liability company (“WOCF”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”) and WOCF, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”; and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

Pursuant to the provisions of Section 2.08(f) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned Lender has furnished to Administrative Agent a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform each Agent, and (2) the undersigned shall have at all times furnished each Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:_____________________________________________ ,____ 20__

Exhibit E-1

EXHIBIT E-2

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of December 21, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Alliance Entertainment Holding Corporation, a Delaware corporation (“Parent”), as a Guarantor, AENT Corporation, a Delaware corporation (“AENT”), Project Panther Acquisition Corporation, a Delaware corporation (“Panther”), AEC Direct, LLC, a Delaware limited liability company (“AEC”), Alliance Entertainment, LLC, a Delaware limited liability company (“Alliance”), Directtou, LLC, a Delaware limited liability company (“Directtou”), Mill Creek Entertainment, LLC, a Minnesota limited liability company (“Mill Creek”), COKeM International, Ltd., a Minnesota corporation (“COKeM”, and together with AENT, Panther, AEC, Alliance, Directtou, and Mill Creek, jointly and severally, the “Borrowers” and each individually a “Borrower”) , the other Persons from time to time party hereto as Guarantors, the several financial institutions from time to time party thereto as Lenders, White Oak Commercial Finance, LLC, a Delaware limited liability company (“WOCF”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”) and WOCF, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”; and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

Pursuant to the provisions of Section 2.08(f) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Exhibit E-2

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:_____________________________________________ ,____ 20__

Signature Page to U.S. Tax Compliance Certificate

Exhibit E-2

EXHIBIT E-3

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of December 21, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Alliance Entertainment Holding Corporation, a Delaware corporation (“Parent”), as a Guarantor, AENT Corporation, a Delaware corporation (“AENT”), Project Panther Acquisition Corporation, a Delaware corporation (“Panther”), AEC Direct, LLC, a Delaware limited liability company (“AEC”), Alliance Entertainment, LLC, a Delaware limited liability company (“Alliance”), Directtou, LLC, a Delaware limited liability company (“Directtou”), Mill Creek Entertainment, LLC, a Minnesota limited liability company (“Mill Creek”), COKeM International, Ltd., a Minnesota corporation (“COKeM”, and together with AENT, Panther, AEC, Alliance, Directtou, and Mill Creek, jointly and severally, the “Borrowers” and each individually a “Borrower”) , the other Persons from time to time party hereto as Guarantors, the several financial institutions from time to time party thereto as Lenders, White Oak Commercial Finance, LLC, a Delaware limited liability company (“WOCF”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”) and WOCF, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”; and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

Pursuant to the provisions of Section 2.08(f) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Exhibit E-3

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:_____________________________________________ ,____ 20__

Signature Page to U.S. Tax Compliance Certificate

Exhibit E-3

EXHIBIT E-4

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement, dated as of December 21, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Alliance Entertainment Holding Corporation, a Delaware corporation (“Parent”), as a Guarantor, AENT Corporation, a Delaware corporation (“AENT”), Project Panther Acquisition Corporation, a Delaware corporation (“Panther”), AEC Direct, LLC, a Delaware limited liability company (“AEC”), Alliance Entertainment, LLC, a Delaware limited liability company (“Alliance”), Directtou, LLC, a Delaware limited liability company (“Directtou”), Mill Creek Entertainment, LLC, a Minnesota limited liability company (“Mill Creek”), COKeM International, Ltd., a Minnesota corporation (“COKeM”, and together with AENT, Panther, AEC, Alliance, Directtou, and Mill Creek, jointly and severally, the “Borrowers” and each individually a “Borrower”) , the other Persons from time to time party hereto as Guarantors, the several financial institutions from time to time party thereto as Lenders, White Oak Commercial Finance, LLC, a Delaware limited liability company (“WOCF”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”) and WOCF, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”; and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

Pursuant to the provisions of Section 2.08(f) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned Lender has furnished to Administrative Agent IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform each Agent, and (2) the undersigned shall have at all times furnished each Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Signature Page to U.S. Tax Compliance Certificate

Exhibit E-4

[NAME OF LENDER]

By:
Name:
Title:

Date:_____________________________________________ ,____ 20__

Signature Page to U.S. Tax Compliance Certificate

Exhibit E-4

EXHIBIT F

BORROWING BASE REPORT

Reference is made to the Loan and Security Agreement, dated as of December 21, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Alliance Entertainment Holding Corporation, a Delaware corporation (“Parent”), as a Guarantor, AENT Corporation, a Delaware corporation (“AENT”), Project Panther Acquisition Corporation, a Delaware corporation (“Panther”), AEC Direct, LLC, a Delaware limited liability company (“AEC”), Alliance Entertainment, LLC, a Delaware limited liability company (“Alliance”), Directtou, LLC, a Delaware limited liability company (“Directtou”), Mill Creek Entertainment, LLC, a Minnesota limited liability company (“Mill Creek”), COKeM International, Ltd., a Minnesota corporation (“COKeM”, and together with AENT, Panther, AEC, Alliance, Directtou, and Mill Creek, jointly and severally, the “Borrowers” and each individually a “Borrower”) , the other Persons from time to time party hereto as Guarantors, the several financial institutions from time to time party thereto as Lenders, White Oak Commercial Finance, LLC, a Delaware limited liability company (“WOCF”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”) and WOCF, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”; and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Loan Agreement.

The officer executing this Borrowing Base Report is an authorized signatory of the Administrative Borrower and as such is duly authorized to execute and deliver this Borrowing Base Report in his or her representative capacity on behalf of the Administrative Borrower and not in any individual capacity. By so executing this Borrowing Base Report, Administrative Borrower, on behalf of each Borrower, hereby confirms to each Agent that, as of ______, 20__:

(a)            As of the close of business on the date hereof, the Revolver Borrowing Base is $___________, a reasonably detailed calculation of which is attached hereto as Schedule I;

(b)            the representations and warranties of each Loan Party contained in the Loan Agreement or any other Loan Document, or that are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date;

(c)            No event has occurred or would result from the funding of any Loan that would constitute a Default or an Event of Default; and

(d)            Each Borrower agrees to supply such additional reports and financial information as reasonably requested by either Agent.

[Signature Page Follows]

Exhibit F

IN WITNESS WHEREOF, Administrative Borrower has caused this Borrowing Base Report to be executed and delivered by its duly authorized officer to each Agent as of the date first set forth above.

ALLIANCE ENTERTAINMENT, LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page to Borrowing Base Report

Exhibit F

Schedule I to Borrowing Base Report

Exhibit F

EXHIBIT G

FORM OF
REVOLVER LOAN NOTE

_____________, 20__

FOR VALUE RECEIVED, each undersigned (each a “Borrower” and collectively, the “Borrowers”) hereby promises, jointly and severally, to pay to _____________________ or its permitted registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolver Loan from time to time made by the Lender to each Borrower under that certain Loan and Security Agreement, dated as of December 21, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Alliance Entertainment Holding Corporation, a Delaware corporation (“Parent”), as a Guarantor, the Borrowers, the other Guarantors from time to time party thereto, the several financial institutions from time to time party thereto as Lenders, White Oak Commercial Finance, LLC, as Administrative Agent, and White Oak Commercial Finance, LLC, as Collateral Agent.

Each Borrower promises, jointly and severally, to pay interest on the unpaid principal amount of each Revolver Loan from the date of such Revolver Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lenders in Dollars in immediately available funds at the Agent’s Office or such other location as agreed to by the Administrative Agent in writing. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolver Loan Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolver Loan Note is also secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolver Loan Note shall become, or may be declared to be, immediately due and payable, in each case as provided in the Agreement. Revolver Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolver Loan Note and endorse thereon the date, amount and maturity of its Revolver Loans and payments with respect thereto. Such schedules shall be in substantially similar form as attached hereto as “Schedule to Revolver Note.”

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and (except as may be required by the Agreement) notice of protest, demand, dishonor and non-payment of this Revolver Loan Note.

THIS REVOLVER LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Exhibit G

BORROWERS:

ALLIANCE ENTERTAINMENT, LLC
AENT CORPORATION
PROJECT PANTHER ACQUISITION CORPORATION
AEC DIRECT, LLC
DIRECTTOU, LLC
MILL CREEK ENTERTAINMENT, LLC
COKEM INTERNATIONAL, LTD.

By:
Name:
Title:

Exhibit G

SCHEDULE TO REVOLVER NOTE

REVOLVER LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit G